Exhibit 10.1

EXECUTION VERSION

FOURTH AMENDMENT TO
REVOLVING CREDIT AND SECURITY AGREEMENT

This FOURTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”), dated as of November 15, 2023, is entered into by and among GOLUB CAPITAL BDC 4, INC., a Maryland corporation (“GBDC 4”), GOLUB CAPITAL BDC 4 FUNDING LLC, a Delaware limited liability company (together with GBDC 4, the “Borrowers”), PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”) for the Secured Parties, the Collateral Agent and a Lender, and PNC CAPITAL MARKETS LLC, as Structuring Agent.

WHEREAS, the Borrowers, the Administrative Agent, and the Structuring Agent have entered into that certain Revolving Credit and Security Agreement, dated as of July 8, 2022 (as amended by that certain First Amendment to Revolving Credit and Security Agreement, dated as of April 7, 2023, as amended by that certain Second Amendment to Revolving Credit and Security Agreement, dated as of June 14, 2023, as amended by that certain Third Amendment to Revolving Credit and Security Agreement, dated as of September 8, 2023, and as further amended hereby and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”); and

WHEREAS, the parties hereto wish to make certain changes to the Credit Agreement, and the Administrative Agent and Lenders party hereto have agreed to the requested modifications on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements contained herein and in the Credit Agreement, the parties hereto agree as follows:

Section 1. Definitions. All capitalized terms not otherwise defined herein are used as defined in the Credit Agreement.

Section 2. Amendments to the Credit Agreement. As of the Effective Date (as defined below), certain sections of the Credit Agreement and Schedules are hereby amended as set forth on Annex A attached to this Amendment. Language being inserted into the applicable section of the Credit Agreement is evidenced by blue bold and underline formatting. Language being deleted from the applicable section of the Credit Agreement is evidenced by ~~red strike-through formatting~~.

Section 3. Conditions Precedent. Section 2 hereof shall become effective on the date on which the Administrative Agent shall have received the following (the “Effective Date”):

3.1.           a counterpart (or counterparts) to this Amendment, duly executed and delivered by each of the parties hereto;

3.2.           resolutions (or similar authorizing documents) adopted by the Borrowers, authorizing the entry into the transactions contemplated by this Amendment, and certified by a Responsible Officer of the Borrowers that such resolutions are true and correct copies thereof and are in full force and effect;

3.3.           the Fifth Amended and Restated Fee Letter, duly executed and delivered by the Borrowers and dated as of the date hereof;

3.4.           a Facility Increase Request, duly executed and delivered by the Borrowers and dated as of the date hereof; and

3.5.           payment of all fees and other amounts due hereunder on or prior to the date hereof, including pursuant to any fee letter, and payment of all reasonable expenses required to be reimbursed or paid by Borrowers hereunder, including the reasonable and documented fees and disbursements of Cadwalader, Wickersham & Taft LLP and counsel to Administrative Agent in each applicable jurisdiction.

Section 4. Miscellaneous.

4.1.           Amendment is a “Loan Document”. This Amendment is a Loan Document and all references to a “Loan Document” in the Credit Agreement and the other Loan Documents (including, without limitation, all such references in the representations and warranties in the Credit Agreement and the other Loan Documents) shall be deemed to include this Amendment.

4.2.           References to the Credit Agreement.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Credit Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Credit Agreement as amended hereby, and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

4.3.           Representations and Warranties. Each Borrower hereby represents and warrants as of the date hereof that (a) this Amendment is the legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law); (b) no Event of Default or Potential Default has occurred and is continuing; (c) each Borrower hereby reaffirms all covenants applicable to it (to the extent the same are not amended hereby); (d) as of the Effective Date, no circumstances exist or changes to Borrower have occurred since the date of the most recent financial statements of Borrower delivered to Administrative Agent which would reasonably be expected to result in a Material Adverse Change; (e) there is no Proceeding pending or, to Borrower’s knowledge, threatened, against Borrower that would reasonably be expected to result in a Material Adverse Effect and (f) the representations and warranties set forth in the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality, which such representation and warranty shall be true and correct in all respects) on and as of the Effective Date with the same force and effect as if made on and as of the Effective Date (except to the extent that any such representation or warranty expressly relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality, which such representation and warranty shall be true and correct in all respects) as of such earlier date.

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4.4.           Reaffirmation of Obligations. Each Borrower (a) acknowledges and consents to all of the terms and conditions of this Amendment, (b) affirms all of its obligations under the Loan Documents, and (c) agrees that this Amendment and all documents executed in connection herewith do not operate to reduce or discharge any of the Borrowers’ obligations under the Loan Documents and do not constitute a novation of such obligations.

4.5.           Reaffirmation of Security Interests. Each Borrower (a) affirms that each of the Liens granted in or pursuant to the Loan Documents are valid and subsisting, and (b) agrees that this Amendment shall in no manner impair or otherwise adversely affect any of the Liens granted in or pursuant to the Loan Documents.

4.6.           Reaffirmation of Authority and Constituent Documents. The documents of the Borrowers, delivered to the Administrative Agent pursuant to Sections 6.1(c), 6.1(d) and 6.1(f) of the Credit Agreement, and authorizing the entry into the transactions contemplated in the Loan Documents (including, without limitation, this Amendment), have not been rescinded, revoked, modified or amended in any respect, and are in full force and effect on the Effective Date.

4.7.           No Other Changes. Except as specifically amended by this Amendment, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

4.8.           No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent, the Collateral Agent, the Structuring Agent or any Lender under the Credit Agreement or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as specifically set forth herein.

4.9.           Governing Law. This Amendment and any claim, controversy or dispute arising under or related to or in connection therewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

4.10.         Successors and Assigns. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective permitted successors and assigns as provided in the Credit Agreement.

4.11.         Headings. Section headings in this Amendment are for convenience of reference only and shall in no way affect the interpretation of this Amendment.

4.12.         Multiple Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Amendment in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Amendment.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

BORROWERS:
GOLUB CAPITAL BDC 4, INC., a Maryland corporation

By:	/s/ Christopher C. Ericson
Name: Christopher C. Ericson
Title: Chief Financial Officer

GOLUB CAPITAL BDC 4 FUNDING LLC, a Delaware limited liability company

By:	/s/ Christopher C. Ericson
Name: Christopher C. Ericson
Title: Chief Financial Officer

PNC – Golub BDC 4 – Fourth Amendment to Revolving Credit and Security Agreement

ADMINISTRATIVE AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent and a Lender

By:	/s/ Lawrence Beller
Name: Lawrence Beller
Title: Executive Vice President

PNC – Golub BDC 4 – Fourth Amendment to Revolving Credit and Security Agreement

STRUCTURING AGENT:

PNC Capital Markets, LLC,
as Structuring Agent

By:	/s/ Lawrence Beller
Name: Lawrence Beller
Title: Managing Director

PNC – Golub BDC 4 – Fourth Amendment to Revolving Credit and Security Agreement

Annex A

[Attached]

EXECUTION VERSION

ANNEX A TO ~~THIRD~~FOURTH AMENDMENT

CONFORMED CREDIT AGREEMENT

REVOLVING CREDIT AND SECURITY AGREEMENT

GOLUB CAPITAL BDC 4, INC.,

and

GOLUB CAPITAL BDC 4 FUNDING LLC,
as Borrowers,

and

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent and a Lender

and

PNC CAPITAL MARKETS LLC,
as Structuring Agent

Dated as of July 8, 2022

TABLE OF CONTENTS

Page

Section 1.	DEFINITIONS

1.1	Defined Terms	1
1.2	Other Definitional Provisions	~~43~~44
1.3	Accounting Terms	44
1.4	Benchmark Replacement Notification	44
1.5	Exchange Rates; Currency Equivalents	~~44~~45
1.6	Conforming Changes Relating to Term SOFR Rate, Daily Simple SOFR, Eurocurrency Rate or Daily Simple RFR	45
1.7	UCC Terms	45
1.8	Times of Day	45
1.9	Defined Terms	45

Section 2.	REVOLVING CREDIT LOANS

2.1	The Commitments	~~45~~46
2.2	Limitation on Borrowings and Re-borrowings	46
2.3	Borrowings	46
2.4	Interest	49
2.5	Use of Proceeds	~~49~~50
2.6	Fees	50
2.7	Unused Commitment Fee	50
2.8	Extension of Maturity Date	50
2.9	Defaulting Lenders	51

Section 3.	PAYMENT OF OBLIGATIONS

3.1	Payment of Obligations	52
3.2	Payment of Interest	53
3.3	Payments on the Obligations	53
3.4	Prepayments	54
3.5	Reduction or Early Termination of Commitments	56
3.6	Increase in the Maximum Commitment	~~55~~56
3.7	Joint and Several Liability	56

Section 4.	CHANGE IN CIRCUMSTANCES

4.1	Taxes	57
4.2	Increased Cost and Capital Adequacy	61
4.3	Funding Losses	61
4.4	[Reserved]	~~61~~62
4.5	Mitigation	~~61~~62

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4.6	Survival	62
4.7	Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting	62

Section 5.	SECURITY

5.1	Liens and Security Interest	69
5.2	The Collateral Accounts; Capital Calls; Asset Proceeds	~~70~~71
5.3	Agreement to Deliver Additional Collateral Documents	72
5.4	Subordination	72

Section 6.	CONDITIONS PRECEDENT TO LENDING

6.1	Obligations of the Lenders	73
6.2	Conditions to all Loans	75
6.3	Additional Borrowers	76

Section 7.	REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

7.1	Organization and Good Standing	78
7.2	Authorization and Power	78
7.3	No Conflicts or Consents	78
7.4	Enforceable Obligations	~~78~~79
7.5	Priority of Liens; Eligibility of Assets	~~78~~79
7.6	Financial Condition	79
7.7	Full Disclosure	79
7.8	No Default	79
7.9	No Litigation	79
7.10	Material Adverse Change	~~79~~80
7.11	Taxes	~~79~~80
7.12	Principal Office; Jurisdiction of Formation	~~79~~80
7.13	ERISA	~~79~~80
7.14	Compliance with Law	80
7.15	Capital Commitments and Contributions	80
7.16	Fiscal Year	80
7.17	Investor Documents	80
7.18	Margin Stock	~~80~~81
7.19	Investment Company Act	81
7.20	No Defenses	81
7.21	No Withdrawals or Reductions of Capital Commitments	81
7.22	Sanctions and other Anti-Terrorism Laws	81
7.23	Anti-Corruption Laws	~~81~~82
7.24	Insider	~~81~~82
7.25	Financial Condition	~~81~~82
7.26	Other Investment Vehicles	~~81~~82
7.27	Borrowing Base Certificate and Investment Report	~~81~~82

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7.28	Investment Company Act	82
7.29	Investment Company Status	82
7.30	Non-Affiliation with Lenders	82
7.31	Certificate of Beneficial Ownership	82
7.32	Confirmation of Board Minutes	~~82~~83

Section 8.	AFFIRMATIVE COVENANTS OF THE BORROWERS

8.1	Financial Statements, Reports and Notices	~~82~~83
8.2	Payment of Obligations	~~86~~87
8.3	Maintenance of Existence and Rights	87
8.4	Books and Records; Access	87
8.5	Compliance with Law	88
8.6	Authorizations and Approvals	~~87~~88
8.7	Maintenance of Liens	~~87~~88
8.8	Compliance with Constituent Documents	~~87~~88
8.9	Investor Default	~~87~~88
8.10	Solvency	88
8.11	Accounts	88
8.12	RIC Status under the Code; Investment Company Act	88
8.13	Taxes	88
8.14	Insurance	88
8.15	Authorization and Power	~~88~~89
8.16	Further Assurances	~~88~~89
8.17	Inspection of Investment Documents	~~88~~89
8.18	Liquidity Event	89
8.19	Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws	89
8.20	Minimum Uncalled Capital Coverage Requirement	89

Section 9.	NEGATIVE COVENANTS

9.1	Borrower Information	~~89~~90
9.2	Mergers, Etc.	~~89~~90
9.3	Negative Pledge	~~89~~90
9.4	Admission of Investors	~~89~~90
9.5	Constituent Documents	90
9.6	Status of BDC	~~90~~91
9.7	Certain Restrictions on Subsidiaries	~~90~~91
9.8	Alternative Investment Vehicles	91
9.9	Limitation on Indebtedness	91
9.10	Capital Commitments	~~91~~92
9.11	Capital Calls	~~91~~92
9.12	ERISA Compliance	~~91~~92
9.13	Limitations on Distributions	~~91~~92
9.14	Limitation on Withdrawals from Collateral Accounts	92
9.15	Transactions with Affiliates	~~92~~93

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9.16	Investment Company	~~92~~93
9.17	Deemed Capital Contributions	~~92~~93
9.18	Transactions with Lenders or Affiliates	93
9.19	Investor Liens	93
9.20	Limitation on Assets	93
9.21	Margin Stock	~~93~~94
9.22	Sanctions and other Anti-Terrorism Laws	~~93~~94
9.23	Anti-Corruption Laws	~~93~~94
9.24	No Cancellations, Withdrawals or Reductions of Capital Commitments	~~93~~94
9.25	Net Asset Value	94
9.26	Debt Coverage Test	94
9.27	~~Minimum Uncalled Capital Coverage Requirement~~[Reserved]	~~94~~95

Section 10.	EVENTS OF DEFAULT

10.1	Events of Default	~~94~~95
10.2	Remedies Upon Event of Default	~~96~~97
10.3	Lender Offset	~~99~~100
10.4	Good Faith Duty to Cooperate	100

Section 11.	MISCELLANEOUS

11.1	Modifications, Amendments or Waivers	100
11.2	Waiver	~~101~~102
11.3	Payment of Expenses; Indemnity	~~101~~102
11.4	Notice	103
11.5	Governing Law	~~103~~104
11.6	Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury	104
11.7	Invalid Provisions	~~104~~105
11.8	Entirety	~~104~~105
11.9	Successors and Assigns; Participations	~~104~~105
11.10	Treatment of Certain Information; Confidentiality	~~107~~108
11.11	All Powers Coupled with Interest	109
11.12	Headings	~~109~~110
11.13	Survival	~~109~~110
11.14	Full Recourse	~~109~~110
11.15	USA PATRIOT Act Notice	~~109~~110
11.16	Multiple Counterparts	~~109~~110
11.17	Term of Agreement	~~109~~110
11.18	Conflicts	110
11.19	Borrower Liability	~~110~~111

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Section 12.	AGENCY PROVISIONS

12.1	Appointment and Authorization of Administrative Agent	~~110~~111
12.2	Delegation of Duties	~~111~~112
12.3	Exculpatory Provisions	~~111~~112
12.4	Reliance on Communications	~~112~~113
12.5	Notice of Default	~~112~~113
12.6	Non-Reliance on Administrative Agent and Other Lenders	~~112~~113
12.7	No Reliance on Administrative Agent’s Customer Identification Program	~~113~~114
12.8	Indemnification	~~113~~114
12.9	Administrative Agent in Its Individual Capacity	~~114~~115
12.10	Resignation of Administrative Agent	~~114~~115
12.11	Administrative Agent May File Proofs of Claim	~~114~~115
12.12	Erroneous Payments	~~115~~116
12.13	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	~~117~~118

SCHEDULES

SCHEDULE I:	Borrower Information
SCHEDULE II:	Lender Commitments
SCHEDULE III:	Eligible Assets as of the Closing Date

EXHIBITS

EXHIBIT A:	Schedule of Investors
EXHIBIT B:	Form of Request for Borrowing
EXHIBIT C:	Form of Compliance Certificate
EXHIBIT D:	Form of Responsible Officer’s Certificate
EXHIBIT E:	Form of Subscription Agreement
EXHIBIT F:	Form of Investment Report
EXHIBIT G:	Form of Borrowing Base Certificate
EXHIBIT H:	Form of Extension/Increase Notice
EXHIBIT I-1:	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-2:	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-3:	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT I-4:	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT J:	Form of Notice of Continuation/Conversion
EXHIBIT K:	Form of Additional Borrower Joinder Agreement

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REVOLVING CREDIT AND SECURITY AGREEMENT

THIS REVOLVING CREDIT AND SECURITY AGREEMENT (this “Credit Agreement”), dated as of July 8, 2022, by and among GOLUB CAPITAL BDC 4, INC. (“GBDC 4”), a Maryland corporation, GOLUB CAPITAL BDC 4 FUNDING LLC (“GBDC 4 F”), a Delaware limited liability company and a wholly owned subsidiary of GBDC 4, (collectively with GBDC 4, each as an “Initial Borrower,” together as the “Initial Borrowers”), PNC BANK, NATIONAL ASSOCIATION, (“PNC”), as Administrative Agent (as hereinafter defined) for the Secured Parties, the Collateral Agent and a Lender, PNC CAPITAL MARKETS LLC, as Structuring Agent, each of the other lending institutions that from time to time becomes a lender hereunder (collectively referred to as “Lenders”; and each individually, a “Lender”), and each of the other Borrowers that from time to time becomes party hereto.

A.            Borrowers have requested that Lenders make loans to provide working capital to Borrowers for purposes permitted under their Constituent Documents (as defined below).

B.            The Lenders are willing to make loans upon the terms and subject to the conditions set forth in this Credit Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.               DEFINITIONS

1.1            Defined Terms. For the purposes of the Loan Documents, unless otherwise expressly defined, the following terms shall have the meanings assigned to them below:

“Account Bank” means PNC or another bank reasonably satisfactory to the Administrative Agent that has entered into an account control agreement with the Administrative Agent in customary form reasonably satisfactory to the Administrative Agent.

“Additional Borrower” means each Person which becomes a Borrower under this Credit Agreement pursuant to Section 6.3.

“Additional Borrower Joinder” means a joinder agreement, in form and substance reasonably acceptable to Administrative Agent, pursuant to which new Borrowers join the Credit Facility in accordance with Section 6.3.

“Adequately Capitalized” means compliance with the capital standards for bank holding companies as described in the Bank Holding Company Act of 1956, as amended, and regulations promulgated thereunder.

“Adjusted Eurocurrency” means, for any Eurocurrency Rate Loan, for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by Administrative Agent to be equal to the quotient obtained by dividing: (i) the Eurocurrency Rate for such Eurocurrency Rate Loan for such Interest Period; by (ii) one (1) minus the Eurocurrency Reserve Percentage for such Eurocurrency Rate Loan for such Interest Period. If the calculation of clause (a) of Adjusted Eurocurrency results in a rate for such clause (a) of Adjusted Eurocurrency that is less than the Floor, clause (a) of Adjusted Eurocurrency shall be deemed to be the Floor for all purposes of the Loan Documents.

“Adjusted Par Value” means, with respect to an Eligible Asset, an amount equal to the lesser of: (a) the purchase price of such Eligible Asset, or if the purchase price of such Eligible Asset is greater than or equal to ninety-seven percent (97%) of the par value of such Eligible Asset, such par value; and (b) (i) for any Late Stage Lending Asset of Private Equity Obligors, the product of (x) (A) 3.0 divided by (B) the Debt to Recurring Revenue leverage multiple of such Eligible Asset as of its most recent financial reporting and (y) the par value of such Eligible Asset; (ii) for any Late Stage Lending Asset of Other Obligors, the product of (x) (A) 2.5 divided by (B) the Debt to Recurring Revenue leverage multiple of such Eligible Asset as of its most recent financial reporting and (y) the par value of such Eligible Asset; and (iii) if not a Late Stage Lending Asset, the product of (x) (A) eight divided by (B) the Debt to EBITDA leverage multiple of such Eligible Asset as of its most recent financial reporting and (y) the par value of the Eligible Asset.

“Administration Agreement” means the Administration Agreement between GBDC 4, and the Administrator dated as of April 1, 2022, as it may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Administrative Agent” means PNC, until the appointment of a successor “Administrative Agent” pursuant to Section 12.10 and, thereafter, shall mean such successor “Administrative Agent”.

“Administrator” means Golub Capital LLC, a Delaware limited liability company.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any Person means any other Person that, at any time, directly or indirectly, controls or is controlled by, or is under common control with, such Person. For the purpose of this definition, “control” and the correlative meanings of the terms “controlled by” and “under common control with” when used with respect to any specified Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares, partnership interests, shareholder interests, membership interests or by contract or otherwise.

“Agent-Related Person” has the meaning provided in Section 12.3.

“Alternative Currency” means Euros, Sterling and Canadian Dollars, in each case as long as there is a published RFR or Eurocurrency Rate, as applicable, or a Benchmark Replacement effected pursuant to Section 4.7 with respect thereto.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by Administrative Agent in its sole discretion by reference to the applicable Bloomberg page (or such other publicly available service for displaying exchange rates as reasonably determined by Administrative Agent from time to time), to be the exchange rate for the purchase of such Alternative Currency with Dollars on the date that is (i) with respect to RFR Loans, the applicable Daily Simple RFR Lookback Day and (ii) with respect to Eurocurrency Rate Loans, the applicable Eurocurrency Rate Lookback Day, or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto, in each case, prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the “Alternative Currency Equivalent” shall be determined by Administrative Agent, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).

“Alternative Investment Vehicle” means an entity created in accordance with the Operative Documents of a Borrower to make investments and that has the right to call on Capital Commitments directly from Investors.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar anti-corruption Laws or regulations administered or enforced in any jurisdiction in which any Borrower or any of its Subsidiaries conduct business.

“Anti-Terrorism Law” means any Law in force or hereinafter enacted related to terrorism, money laundering, or economic sanctions, including Executive Order No. 13224, the USA PATRIOT Act, the International Emergency Economic Powers Act, 50 U.S.C. 1701, et. seq., the Trading with the Enemy Act, 50 U.S.C. App. 1, et. seq., 18 U.S.C. § 2332d, and 18 U.S.C. § 2339B, and any regulations or directives promulgated under these provisions.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” has the meaning set forth in the Fee Letter.

“Applicable Requirement” means each of the following requirements:

(a)            such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, only to the extent such Investor is not itself a Rated Investor) shall be a Rated Investor, and such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) shall have a Rating of BBB-/Baa3/BBB- or higher; and

(b)            such Investor is a “qualified purchaser” within the meaning of Section 3(c)(7) of the Investment Company Act;

(c)            if such Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) is:

(i)            a Bank Holding Company, it shall have Adequately Capitalized status or better;

(ii)            an insurance company, it shall have a Best’s Financial Strength Rating of A- or higher;

(iii)            a Pension Plan Investor or Governmental Plan Investor, or the trustee or nominee of a Pension Plan Investor or a Governmental Plan Investor, such Pension Plan Investor or Governmental Plan Investor, as applicable, shall have a minimum Funding Ratio based on the Rating of its Sponsor or Responsible Party, if applicable, as follows:

Sponsor/Responsible Party Rating	Minimum Funding Ratio
A-/A3/A- or higher	No minimum
BBB+/Baa1/BBB+ or lower	90%; or

(iv)            an Endowment Fund Investor, its Sponsor (if applicable) shall either (x) be a party to the Subscription Agreement of such Endowment Fund Investor and jointly and severally liable for such Endowment Fund Investor’s Unfunded Capital Commitment or (y) guarantee the obligations of such Endowment Fund Investor to make its Unfunded Capital Commitment pursuant to an unconditional guarantee or other Credit Link Documents in form and substance satisfactory to Administrative Agent in its sole but reasonable discretion.

The first Rating indicated in each case above is the S&P Rating, the second Rating indicated in each case above is the Moody’s Rating, and the third Rating indicated in each case above is the Fitch Rating. In the event that the S&P, Moody’s and Fitch Ratings are not equivalent, the Applicable Requirement shall be based on the lowest of the three. If any such Person has only one Rating from either S&P, Moody’s or Fitch, then that Rating shall apply. If the Rating of any Investor (or such Investor’s Sponsor, Responsible Party or Credit Provider, if applicable) falls below the Rating required by this definition, then such Investor shall be deemed to have failed the Applicable Requirement.

“Applicable Time” means, with respect to any Loans and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Foreign Jurisdiction” means Canada, Australia, the Netherlands, New Zealand, the United Kingdom, Germany, Ireland, Sweden, Switzerland, or any Tax Advantaged Jurisdiction.

As used in this definition of Approved Foreign Jurisdiction:

“Tax Advantaged Jurisdiction” means the Cayman Islands, Bermuda, the Channel Islands or the Bahamas or any other country designated by the Investment Adviser, with the written consent of Administrative Agent, as a Tax Advantaged Jurisdiction.

“Asset” means any portfolio investment of a Borrower or its wholly owned Subsidiary. “Assets” means all Assets, collectively.

“Asset Account” means the deposit account or accounts of the applicable Borrower or its wholly owned Subsidiary, in the name of such Borrower or such Subsidiary, held at the applicable Account Bank, into which all Asset proceeds are to be funded, as such accounts are listed on Schedule I. “Asset Accounts” means all such accounts, collectively.

“Asset Advance Rate” means fifty percent (50%).

“Asset Borrowing Base” means the lesser of:

(a)            the sum of (i) the aggregate Adjusted Par Value of all Eligible Assets (after giving effect to the applicable Asset Concentration Limits), multiplied by the Asset Advance Rate, and (ii) the aggregate amount of funds on deposit on such date of determination in the Asset Accounts; and

(b)            the sum of (i) the aggregate Adjusted Par Value of all Eligible Assets minus the aggregate Adjusted Par Value of the Eligible Assets from the five largest Investment Obligors, and (ii) the aggregate amount of funds on deposit on such date of determination in the Asset Accounts; provided, that if the calculation of clause (b) of Asset Borrowing Base results in an amount that is less than zero (0), then clause (b) of Asset Borrowing Base shall be deemed to be zero (0).

“Asset Concentration Limits”1 means, as of any date of determination, for each category listed below, not more than the indicated percentage of the Asset Borrowing Base may consist of Eligible Assets that are included in such category:

Asset Concentration Limit
Individual Investment Obligor Limits
Top Three Largest Investment Obligors (each)	7.5%
Fourth and Fifth Largest Investment Obligors (each)	5.0%
All Other Investment Obligors (each)	3.0%
Aggregate Industry Limits[2,3]
Largest S&P Industry	20%
Second Largest S&P Industry	17.0%
Third Largest S&P Industry	15.0%
Remaining S&P Industries	12.0%
Other Aggregate Limits
Asset Rating CCC+ or below[4]	15.0%
Late Stage Lending	15.0%
Approved Foreign Jurisdiction	15.0%
Non-USD Denominated	15.0%
Assets that are not Senior Secured Loans	5.0%

1 Each Eligible Asset will be assigned a rating equal to the lower of the instrument rating/credit estimate from S&P and Fitch. For Eligible Assets pending the receipt of a credit estimate, the Investment Adviser may determine the Asset Rating if (i) a credit estimate is requested within thirty (30) days after acquisition of the Eligible Asset, and (ii) no more than ninety (90) days have passed since acquisition of the Eligible Asset. If either of the criteria is not met the Asset Rating shall be CCC-.

2 The Aggregate Industry Limits shall be calculated excluding Late Stage Lending Assets from both the numerator and denominator of the calculation.

3 For the purpose of the Aggregate Industry Limits, Eligible Assets with Investment Obligors primarily in the software industry will be deemed to have the industry associated with the end users of such software.

4 The Asset Rating CCC+ or below Aggregate Limits shall exclude Late Stage Lending Assets from both the numerator and denominator of the calculation.

“Availability Period” means the period commencing on the Closing Date and ending on the Maturity Date.

“Available Commitment” means, at any time of determination, the lesser of: (a) the Maximum Commitment then in effect; and (b) the Borrowing Base, minus in either case the FX Reserve Amount.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Holding Company” means a “bank holding company” as defined in Section 2(a) of the Bank Holding Company Act of 1956, as amended from time to time and any successor statute or statutes, or a non-bank subsidiary of such bank holding company.

“Base Rate” means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii) Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than the Floor, then such rate shall be deemed to be the Floor. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 4.7(a) or Section 4.7(b), to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.

“Base Rate Loan” means a Loan (other than a Term Rate Loan) that bears interest at a rate based on the Base Rate.

“Base Rate Option” means the option of the Borrowers to have Loans bear interest at the applicable rate and under the terms specified in Section 2.3(a).

“Beneficial Owner” shall mean, for each Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s equity interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

“Best’s Financial Strength Rating” means a “Best’s Financial Strength Rating” by A.M. Best Company.

“Bloomberg” means Bloomberg Index Services Limited (or a successor administrator).

“Board Minutes” means that certain Minutes of a Meeting of the Board of Directors of GBDC 4, among other entities, dated May 6, 2022.

“Borrower” means each of the Initial Borrowers and any Additional Borrower becoming party hereto. “Borrowers” means all such Persons, collectively.

“Borrower Party” has the meaning provided in Section 12.1(a).

“Borrowing” means a disbursement made by the Lenders of the proceeds of the Loans, and “Borrowings” means the plural thereof.

“Borrowing Base” means the sum of (i) the Uncalled Capital Borrowing Base and (ii) the Asset Borrowing Base. For the avoidance of doubt, the Unfunded Capital Commitments of an Excluded Investor and all Assets that are not Eligible Assets shall be excluded from the Borrowing Base at all times.

“Borrowing Base Certificate” means the certification and spreadsheet setting forth the calculation of the Available Commitment in the form of Exhibit G.

“Borrowing Date” means, with respect to any Loan, the date of the making, renewal, or conversion thereof, which shall be a Business Day.

“Business Day” means any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of Administrative Agent); provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any (i) SOFR Rate Loan or Daily Simple SOFR Loan, the term “Business Day” means any such day Term SOFR or SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, or any successor website thereto; (ii) Eurocurrency Rate Loan, the term “Business Day” means any such day that is also a Eurocurrency Banking Day; and (iii) RFR Loan, the term “Business Day” means any such day that is also an RFR Business Day.

“Bylaws” means the Bylaws of GBDC 4, as in effect on the Closing Date, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof.

“Canadian Dollars” and “C$” means dollars in the lawful currency of Canada.

“Capital Account” means the deposit account or accounts of the applicable Borrower, in the name of such Borrower, held at the applicable Account Bank for such Borrower, into which all Capital Contributions to such Borrower are to be funded, as such accounts are listed on Schedule I. “Capital Accounts” means all such accounts, collectively.

“Capital Call” means, for any Borrower, a call upon its Investors for payment of all or any portion of their Capital Commitments; “Capital Calls” means all such Capital Calls, collectively.

“Capital Commitment” means, for any Borrower, the capital commitment of its Investors in the amount set forth in the applicable Subscription Agreements; “Capital Commitments” means all such Capital Commitments, collectively. For the avoidance of doubt, “Capital Commitments” shall not constitute and do not include Shares.

“Capital Contribution” means, for any Borrower, the amount of cash actually contributed by its Investors with respect to their Capital Commitments; “Capital Contributions” means all Capital Contributions, collectively.

“CDOR Lookback Day” is defined in the definition of “Eurocurrency Rate” herein.

“CDOR Rate” is defined in the definition of “Eurocurrency Rate” herein.

“Certificate of Beneficial Ownership” means, for each Borrower, a certificate in form and substance reasonably acceptable to Administrative Agent (as amended or modified by Administrative Agent from time to time in its sole but reasonable discretion), certifying, among other things, the Beneficial Owner of such Borrower.

“Change in Law” means the occurrence, after the date of this Credit Agreement, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.

“Charter” means (i) in respect of GBDC 4, the articles of conversion and articles of incorporation of the Initial Borrower dated as of April 1, 2022, filed with the Maryland Secretary of State or (ii) in respect of GBDC 4 F, the certificate of formation, dated as of April 1, 2022, as each may be amended, restated, modified or supplemented in accordance with the terms hereof.

“CIP Regulations” shall have the meaning as set forth in Section 12.7.

“Closing Date” means the date hereof; provided that all of the conditions precedent set forth in Section 6.1 shall be satisfied or waived by Administrative Agent in writing.

“Collateral” has the meaning provided in Section 5.1(a).

“Collateral Accounts” means the Asset Accounts and Capital Accounts, collectively, other than immaterial cash deposit accounts.

“Collateral Agent” means PNC, in its capacity as collateral agent hereunder or any successor collateral agent.

“Commitment” means the obligation of each Lender to make Loans up to the amount set forth on Schedule II hereto (or on an assignment agreement in connection with any assignment made pursuant to Section 11.9); “Commitments” means all such Commitments, collectively.

“Competitor” means (a) any “business development company” under the Investment Company Act, (b) any private fund that invests in loans or promissory notes as portfolio assets, (c) any company that manages, sponsors, originates loans and other portfolio assets or provides principal investment advisory services for any of the foregoing and (d) any other competitor of Golub Capital LLC and its Subsidiaries; provided, that, for the avoidance of doubt, for clause (c), banks and similar financial institutions shall not be deemed to be a “Competitor”.

“Compliance Certificate” has the meaning provided in Section 8.1(b).

“Conforming Changes” means, with respect to any Benchmark Replacement in relation to the Term SOFR Rate or Daily Simple SOFR, Daily Simple RFR or Eurocurrency Rate or any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as Administrative Agent reasonably decides is necessary in connection with the administration of this Credit Agreement and the other Loan Documents).

“Constituent Documents” means, for any Person, such Person’s formation documents, as certified (if applicable) with the Secretary of State or equivalent of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Closing Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), (c) if such Person is a partnership, its partnership agreement (or similar agreement), or, if such Person is an exempted limited partnership registered in the Cayman Islands: (i) its exempted limited partnership agreement, (ii) its certificate of registration, and (iii) its Section 9(1) statement and any Section 10(1) statements, if applicable, and (d) if such Person is an exempted company incorporated with limited liability under the laws of the Cayman Islands, its memorandum and articles of association, its certificate of incorporation (and any certificate of incorporation on change of name), each of the foregoing with all current amendments or modifications thereto. For the avoidance of doubt, the Constituent Documents of each Initial Borrower shall include its Operative Documents.

“Continuation” shall refer to a continuation of all of any part of a Loan upon the expiration of the Interest Period with respect thereto, pursuant to Section 2.3(g).

“Controlled Group” means a corporation, trade or business that is, along with the applicable Borrower, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414 of the Internal Revenue Code or Section 4001 of ERISA.

“Conversion” shall refer to a conversion pursuant to Section 2.3(h) of one Type of Loan into another Type of Loan.

“Cost Basis” means, as of any date of determination, with respect to any Eligible Asset, the par value of such Eligible Asset.

“Covered Entity” shall mean (a) each Borrower, each of Borrower’s Subsidiaries and all pledgors of Collateral and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Agreement” has the meaning provided in the preamble hereof.

“Credit Facility” means the credit facility provided to Borrowers by Lenders under the terms and conditions of this Credit Agreement and the other Loan Documents.

“Credit Link Documents” means such financial information and documents as may be requested by Administrative Agent in its sole but reasonable discretion, to reflect and connect the relevant or appropriate credit link or credit support of a Sponsor, Credit Provider or Responsible Party, as applicable, to the obligations of the applicable Investor to make Capital Contributions, which may include a written guaranty or such other acceptable instrument determined by Administrative Agent in its sole but reasonable discretion as to whether the applicable Investor satisfies the Applicable Requirement based on the Rating or other credit standard of its Sponsor, Credit Provider or Responsible Party, as applicable.

“Credit Provider” means a Person providing Credit Link Documents, in form and substance reasonably acceptable to Administrative Agent in its sole discretion, of the obligations of an Included Investor or a Designated Investor to make Capital Contributions.

“Currency” means Dollars or any Alternative Currency and “Currencies” shall mean, collectively, Dollars and each Alternative Currency.

“Daily Rate Loan” means a Loan that bears interest at a rate based on the (i) Base Rate, (ii) Daily Simple RFR, or (iii) Daily Simple SOFR.

“Daily Rate Loan Option” means the option of the Borrowers to have Loans bear interest at the applicable rate and under the terms specified in Section 2.3(a).

“Daily Simple RFR” means, for any day (an “RFR Day”), a rate per annum determined by Administrative Agent, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to any applicable Daily Simple RFR below by dividing (the resulting quotient rounded upwards, at Administrative Agent’s discretion, to the nearest 1/100 of 1%) (a) the applicable Daily Simple RFR set forth below by (b) a number equal to 1.00 minus the RFR Reserve Percentage:

(a)            Sterling, SONIA for the day (such day, adjusted as applicable as set forth herein, the “SONIA Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; and

(b)            Euro, €STR for the day (such day, adjusted as applicable as set forth herein, the “€STR Lookback Day”) that is two (2) Business Days prior to (A) if such RFR Day is a Business Day, such RFR Day or (B) if such RFR Day is not a Business Day, the Business Day immediately preceding such RFR Day, in each case, as such €STR is published by the €STR Administrator on the €STR Administrator’s Website;

provided that if the adjusted rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Credit Agreement. The adjusted Daily Simple RFR rate for each outstanding Daily Simple RFR Loan shall be adjusted automatically as of the effective date of any change in the RFR Reserve Percentage. Administrative Agent shall give prompt notice to the Borrowers of the adjusted Daily Simple RFR rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

If by 5:00 pm (local time for the applicable RFR) on the second (2nd) Business Day immediately following any Daily Simple RFR Lookback Day, the RFR in respect of such Daily Simple RFR Lookback Day has not been published on the applicable RFR Administrator’s website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such Daily Simple RFR Lookback Day will be the RFR as published in respect of the first preceding Business Day for which such RFR was published on the RFR Administrator’s website; provided that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive RFR Days. Any change in Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrowers.

“Daily Simple RFR Lookback Days” means, collectively, SONIA Lookback Day and €STR Lookback Day, and each individually is a Daily Simple RFR Lookback Day.

“Daily Simple RFR Option” means the option of the Borrowers to have Loans bear interest at the applicable rate and under the terms specified in Section 2.3(a).

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), the interest rate per annum determined by the Administrative Agent as SOFR for the day (the “SOFR Determination Date”) that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of “SOFR”; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrower, effective on the date of any such change.

“Daily Simple SOFR Loan” means a Loan that bears interest based on Daily Simple SOFR.

“Daily Simple SOFR Option” means the option of the Borrowers to have Loans bear interest at the applicable rate and under the terms specified in Section 2.3(a).

“Debt Limitations” means the limitations set forth in Section 9.9.

“Debt to EBITDA” means, with respect to any Asset the ratio of (i) the aggregate principal amount of all Investment Obligor indebtedness senior to and pari passu with the Asset (including the Asset) to (ii) EBITDA for the most recent four calendar quarters.

“Debt to Recurring Revenue” means, with respect to any Asset the ratio of (i) the aggregate principal amount of all Investment Obligor indebtedness senior to and pari passu with the Asset (including the Asset) to (ii) the Recurring Revenue for the most recent four calendar quarters.

“Debtor Relief Laws” means, as applicable, the Bankruptcy Code of the United States of America and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, winding up, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default Rate” means, on any day, the lesser of: (a) the rate otherwise applicable plus 200 basis points (2.00%) and (b) the Maximum Rate.

“Defaulting Investor” is any Investor that has not funded any portion of a Capital Call made by the applicable Borrower when due in accordance with such Capital Call and has not cured such failure in accordance with the applicable Subscription Agreement, unless Administrative Agent elects in writing, in its sole discretion, to waive any such failure.

“Defaulting Lender” means, subject to Section 2.9(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrowers and Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by Administrative Agent or the Borrowers, to confirm in writing to Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.9(b)) upon delivery of written notice of such determination to the Borrowers and each Lender.

“Delegation and Email Authorization Letter” means each delegation and email authorization letter, duly executed and delivered by the authorized representatives of each Borrower.

“Deposit Account Control Agreement” means each deposit account control agreement (or securities account control agreement, as applicable) among a Borrower, Administrative Agent and the applicable Account Bank, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Designated Investor” means an Investor (a) that has been approved in writing as a Designated Investor by Administrative Agent and the Required Lenders, in their sole discretion, and (b) in respect of which there has been delivered to Administrative Agent:

(i)            a true and correct copy of the Subscription Agreement substantially in the form of Exhibit E executed and delivered by such Investor and the applicable Borrower on behalf of such Investor, which shall be acceptable to Administrative Agent in its sole discretion;

(ii)           any Constituent Documents of the applicable Borrower;

(iii)          a true and correct copy of any Side Letter duly executed and delivered by such Investor, which shall be acceptable to Administrative Agent in its sole discretion; and

(iv)          if such Investor’s Subscription Agreement, or any Constituent Document of the applicable Borrower executed by such Investor, was signed by the applicable Borrower, or any Affiliate of any thereof as an attorney-in-fact on behalf of such Investor, Administrative Agent shall have received corporate, limited liability company, limited partnership or similar evidence of authority in substance reasonably satisfactory to Administrative Agent;

provided that any Designated Investor in respect of which an Exclusion Event has occurred shall no longer be a Designated Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as a Designated Investor in the sole discretion of Administrative Agent and the Required Lenders. The Designated Investors as of the Closing Date are those specified as such on Exhibit A and Designated Investors approved by Administrative Agent and the Required Lenders subsequent to the Closing Date will be evidenced by an updated Exhibit A provided by Administrative Agent to the Borrowers. HNW Investors that satisfy the foregoing criteria shall be Designated Investors, but subject to their own Uncalled Capital Concentration Limits as set forth in the definition of “Uncalled Capital Concentration Limits”.

“Distribution” has the meaning provided in Section 9.13.

“Dollar”, “Dollars”, “U.S. Dollars” and the sign “$” means, in each case, the lawful currency of the United States of America.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to Administrative Agent by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates as determined by Administrative Agent from time to time) on the date that is the applicable Eurocurrency Rate Lookback Day (for amounts relating to Eurocurrency Rate Loans) or the applicable Daily RFR Lookback Day (for amounts relating to RFR Loans) immediately preceding the date of determination, or otherwise on the date which is two (2) Business Days immediately preceding the date of determination or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by Administrative Agent using any method of determination it deems appropriate in its sole discretion. Any determination by Administrative Agent pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.

“EBITDA” means, with respect to any period and any Asset, the meaning of “EBITDA”, “Adjusted EBITDA” or any comparable definition in the Investment Documents for such period for such Asset.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Asset” means assets of the Borrowers and their wholly owned Subsidiaries that are debt obligations of Persons other than the Borrowers or their Affiliates, provided they meet the following conditions as determined by Administrative Agent and as certified by a Responsible Officer of the Borrowers:

(a)            Such asset is directly held by a Borrower or its wholly owned Subsidiary and such Borrower or Subsidiary is a direct lender (and not a participant);

(b)            Administrative Agent shall have a first priority perfected security interest in and Lien on such asset and such asset is subject to no other Liens (other than Permitted Liens);

(c)            Such asset is performing on payment of all required principal and interest obligations on or before its maturity date;

(d)            Such asset bears interest at a rate payable in cash of at least two hundred (200) basis points in the case of fixed rate interest or three hundred (300) basis points in the case of floating rate interest;

(e)            Such asset was originated or acquired by a Borrower for a price greater than eight-five percent (85%) of par value;

(f)            Such asset provides for payment of interest at least semi-annually and for full repayment of principal in cash on or before its maturity date;

(g)            Such asset is a secured debt instrument;

(h)            Such asset is an obligation of an obligor organized or incorporated in the United States or an Approved Foreign Jurisdiction;

(i)            The documents related to such asset contain financial covenants and require the obligor to comply with specified maintenance covenants;

(j)            Such assets are not Securitizations; and

(k)            Such assets comply with customary representations and warranties.

For the avoidance of doubt, any Asset that is (i) sold, assigned, transferred or otherwise disposed of or removed from the Collateral in accordance with Section 9.20, (ii) subject to any Debtor Relief Law, or (iii) designated by the Borrowers to Administrative Agent in writing as no longer constituting an “Eligible Asset” shall, in each case, be excluded from the calculation of the Available Commitment upon delivery of a Borrowing Base Certificate to Administrative Agent. For the avoidance of doubt, the definition of Eligible Assets shall not include (a) any Assets or other investments to the extent any valid contract with respect to such Asset or investment or any applicable law prohibits the grant of a security interest in such Asset or investment, (b) Margin Stock, (c) equity interests in any Subsidiary of a Borrower, (d) cash or cash equivalents, repurchase agreements and any other liquid investment products and (e) Excluded Amounts.

“Eligible Assets” means all Eligible Assets, collectively.

“Eligible Assignee” means: (a) any Person that meets the requirements to be an assignee under Section 11.9(b); (b) a Lender; (c) an Affiliate of a Lender; or (d) any other Person (other than a natural person) that is a commercial bank, finance company, insurance company or other financial institution (other than a Competitor, unless an Event of Default has occurred and is continuing and the Standstill Period has expired) that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and that is regulated by the United States Federal Reserve Bank, Office of the Comptroller of the Currency, Federal Deposit Insurance Corporation, Office of Thrift Supervision or any other governmental agency, and approved by Administrative Agent.

“Eligible Investors” means the Included Investors and Designated Investors.

“Embargoed Property” means any property (a) in which a Sanctioned Person holds an interest; (b) beneficially owned, directly or indirectly, by a Sanctioned Person; (c) that is due to or from a Sanctioned Person; (d) that is located in a Sanctioned Jurisdiction; or (e) that would otherwise cause any actual or likely violation by the Lenders, Administrative Agent or Collateral Agent of any applicable Anti-Terrorism Law if the Lenders were to obtain an encumbrance on, lien on, pledge of or security interest in such property, or provide services in consideration of or relating to such property.

“Endowment Fund Investor” means an Investor that is a wholly owned, tax exempt, public charity subsidiary of a Sponsor, the assets of which Investor are not wholly disbursable for the Sponsor’s purposes on a current basis under the specific terms of all applicable gift instruments, formed for the sole purpose of accepting charitable donations on behalf of such Sponsor and investing the proceeds thereof.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of hazardous materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“ERISA Investor” means an Investor that is: (a) an “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) subject to Title I of ERISA; (b) any “plan” defined in and subject to Section 4975 of the Internal Revenue Code; or (c) any entity or account whose assets include or are deemed to include the Plan Assets of one or more such employee benefit plans or plans pursuant to the Plan Asset Regulations or any other relevant legal authority.

“Erroneous Payment” has the meaning assigned to it in Section 12.12(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 12.12(d).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 12.12(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 12.12(d).

“€STR” means a rate equal to the Euro Short Term Rate as administered by the €STR Administrator.

“€STR Administrator” means the European Central Bank (or any successor administrator of the Euro Short Term Rate).

“€STR Administrator’s Website” means the European Central Bank’s website, currently at http://www.ecb.europa.eu, or any successor source for the Euro Short Term Rate identified as such by the €STR Administrator from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and the sign “€” mean the single, legal currency of the Participating Member States.

“Eurocurrency Banking Day” means any day which is, as applicable, for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Canadian Dollars, any day on which banks are open for business in Canada.

“Eurocurrency Rate” means, with respect to any Eurocurrency Rate Loan for any Interest Period, an interest rate per annum determined by Administrative Agent by dividing (the resulting quotient rounded upwards, at Administrative Agent’s discretion, to the nearest 1/100 of 1%) (a) the applicable Eurocurrency Rate below for such Interest Period by (b) a number equal to 1.00 minus the Eurocurrency Reserve Percentage, the rate per annum (the “CDOR Rate”) as determined by Administrative Agent, equal to the arithmetic average rate applicable to Canadian Dollar bankers’ acceptances (C$BAs) for the applicable Interest Period appearing on the Bloomberg page BTMM CA, rounded upwards, at Administrative Agent’s discretion, to the nearest 1/100 of 1% per annum, at approximately 11:00 a.m. Eastern Time, two (2) Eurocurrency Banking Days prior to the commencement of such Interest Period; provided that if by such time such rate does not appear on the Bloomberg page BTMM CA, the CDOR Rate on such day shall be the rate for such period applicable to Canadian Dollar bankers’ acceptances quoted by a bank listed in Schedule I of the Bank Act (Canada), as reasonably selected by Administrative Agent, as of 11:00 a.m. Eastern Time on such day or, if such day is not a Business Day, then on the immediately preceding Business Day; provided further that any CDOR Rate so determined based on the immediately preceding Business Day shall be utilized for purposes of calculation of the Eurocurrency Rate for no more than three (3) consecutive Business Days (collectively, the “CDOR Lookback Day”); provided that if the Adjusted Eurocurrency Rate as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Credit Agreement. The Eurocurrency Rate for any Loans shall be based upon the Eurocurrency Rate for the Currency in which such Loans are requested. The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurocurrency Reserve Percentage. Administrative Agent shall give prompt notice to the Borrowers of the Eurocurrency Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent manifest error.

“Eurocurrency Rate Lookback Days” means, the CDOR Lookback Day, and each such day is a “Eurocurrency Rate Lookback Day”.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Eurocurrency Rate Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 2.3(a).

“Eurocurrency Reserve Percentage” means, for any day during any Interest Period, the reserve percentage in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D) or any other reserve ratio or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Loans.

“Event of Default” has the meaning provided in Section 10.1.

“Excluded Amount” means, as of any date of determination, with respect to any Asset: (a) any amount that is attributable to the reimbursement of payment by the applicable Borrower of any tax, fee or other charge imposed by any Governmental Authority on such Asset, (b) any interest or fees (including origination, agency, structuring, management or other up-front fees) that are for the account of the applicable Person from whom the applicable Borrower purchased such Asset, (c) any reimbursement of insurance premiums relating to such Asset, (d) any escrows relating to taxes, insurance and other amounts in connection with such Asset which are held in an escrow account for the benefit of the applicable Borrower pursuant to escrow arrangements under the Investment Documents and (e) any amount deposited into the Asset Account in error.

“Excluded Investor” means any Investor that is not an Included Investor or a Designated Investor, including any Investor that is subject to an Exclusion Event and has not been restored as an Included Investor or Designated Investor pursuant to the definition of “Included Investor” or the definition of “Designated Investor”, as applicable.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 4.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.1(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Exclusion Event” means, with respect to any Included Investor or Designated Investor (or, if applicable, the Sponsor, Responsible Party, or Credit Provider of such Included Investor or Designated Investor) any of the following events shall occur (whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)            such Person shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, liquidator or other similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition as debtor in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization, or insolvency proceeding; or (vi) take personal, partnership, limited liability company, corporate or trust action, as applicable, for the purpose of effecting any of the foregoing;

(b)            an involuntary case or other proceeding shall be commenced against it, (i) seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or an order, order for relief, judgment, or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking such Investor’s reorganization or appointing a receiver, custodian, trustee, intervenor, or liquidator of such Person or of all or substantially all of its assets, or an order for relief shall be entered in respect of such Person in a proceeding under the United States Bankruptcy Code and (ii) such involuntary case or other proceeding shall not be stayed or discharged within sixty (60) days;

(c)            with respect to any Included Investor or Designated Investor, any final judgment or decree which in the aggregate exceeds twenty-five percent (25%) of the net worth of such Person (measured as of the date of its initial designation as an Included Investor or Designated Investor, as applicable) shall be rendered against such Person, and (i) any such judgment or decree shall not be discharged, paid, bonded or vacated within thirty (30) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgment or decree and such judgment or decree shall not otherwise be covered by insurance in an amount that would cause any uninsured potential liability not to exceed twenty-five percent (25%) of the net worth of the Investor;

(d)            such Person shall (i) repudiate, challenge, or declare unenforceable its obligation to make contributions pursuant to its Capital Commitment or a Capital Call or such obligation shall be or become unenforceable, (ii) otherwise disaffirm any material provision of its Subscription Agreement, the Constituent Documents of any Borrower or any Credit Link Document, or (iii) give any written notice of its intent to withdraw from the applicable Borrower or that it may not fund future contributions pursuant to a Capital Call or comply with the provisions of its Subscription Agreement, the Constituent Documents of any Borrower or any Credit Link Document;

(e)            [reserved];

(f)            such Investor shall become or be declared a Defaulting Investor or a “defaulting Limited Partner” (or the equivalent thereof) under the Subscription Agreement of any Borrower, without regard to any applicable notice or cure period under the applicable Partnership Agreement, and such delinquency is not cured within ten (10) Business Days;

(g)            any material representation, warranty, certification or statement made by such Investor under its Subscription Agreement (or related Side Letter), the applicable Partnership Agreement, or Credit Link Document or in any certificate, financial statement or other document delivered pursuant to this Credit Agreement executed by such Person shall prove to be untrue, inaccurate or misleading in any material respect and shall not be cured within thirty (30) days;

(h)            to the actual knowledge of a Borrower, such Investor encumbers its interest in any Borrower, as applicable; provided that a transfer of Shares as contemplated in clause (v) below shall not constitute an encumbrance;

(i)            a default shall occur in the performance by such Investor or its Credit Provider, Sponsor or Responsible Party of any of the covenants or agreements contained in its Subscription Agreement (or related Side Letter), or Credit Link Document (except as otherwise specifically addressed in this definition) and such default is not cured within five (5) Business Days;

(j)            in the case of each Included Investor described in clause (a)(i) of the first sentence of the definition of “Included Investor”, it shall fail to maintain the Applicable Requirement for such Investor required in the definition of “Applicable Requirement”;

(k)            except with respect to an Included Investor described in clause (a)(i) of the first sentence of the definition of “Included Investor”, the occurrence of any circumstance or event which, in the sole but reasonable discretion of Administrative Agent: (y) could reasonably be expected to have a material and adverse impact on the financial condition and/or operations of such Investor; or (z) could reasonably be expected to materially impair, impede, or jeopardize the obligation and the ability of such Investor to make Capital Contributions to a Borrower;

(l)            to the actual knowledge of any Borrower, in the case of an Included Investor described in clause (a)(ii) of the first sentence of the definition of “Included Investor”, such Investor shall fail to maintain a net worth (determined in accordance with GAAP), measured as of the end of the time period covered in such Person’s most recent two consecutive quarterly (or, in the case of the fourth quarter, annual) financial reports, of at least seventy percent (70%) of the net worth of such Investor, measured as of the date of its initial designation as an Included Investor;

(m)            such Investor shall withdraw, retire or resign from any Borrower, or its interest is redeemed, forfeited or otherwise repurchased by the applicable Borrower;

(n)            such Investor shall Transfer its Capital Commitment in any Borrower, provided that, if such Investor shall Transfer less than all of its Capital Commitment in any Borrower, only the portion subject to such Transfer shall be excluded from the Borrowing Base;

(o)            any Borrower suspends, cancels, reduces, excuses, terminates or abates the Capital Commitment or any amounts due with respect to a Capital Call for such Included Investor or Designated Investor; provided, however, that to the extent such suspension, cancellation, reduction, excuse, termination or abatement relates solely to (i) a portion of such Investor’s Uncalled Capital Commitment, only such suspended, cancelled, reduced, excused, terminated or abated portion shall be excluded from the Borrowing Base or (ii) an Investor Exclusion Event, the resulting Exclusion Event shall apply only with respect to a Borrowing to the extent the proceeds are used to fund the Asset subject to the Investor Exclusion Event;

(p)            the Uncalled Capital Commitment of such Investor ceases to be Collateral subject to a first priority perfected Lien in favor of Administrative Agent;

(q)            in connection with any Borrowing, any Borrower has knowledge that such Investor will likely request to be excused from funding a Capital Call with respect to the Asset being acquired or otherwise funded with the proceeds of the related Borrowing; provided that (i) only the portion of such Investor’s Uncalled Capital Commitment which would otherwise be contributed to fund such Asset or repay the related Borrowing shall be excluded from the Borrowing Base and (ii) if such excuse would constitute an Investor Exclusion Event, the resulting Exclusion Event shall apply only with respect to a Borrowing to the extent the proceeds are used to fund the Asset subject to the Investor Exclusion Event;

(r)            such Investor becomes a Sanctioned Person, or, to any Borrower’s or Administrative Agent’s knowledge, such Investor’s funds to be used in connection with funding Capital Calls are derived from illegal activities;

(s)            if such Investor is an Endowment Fund Investor, a breach or written repudiation by its Sponsor of its keepwell agreement with such Investor;

(t)            if such Investor is an ERISA Investor, (i) any failure by its Sponsor to pay any contractual or statutory obligations or make any other payment required by ERISA or the Internal Revenue Code with respect to such ERISA Investor, or (ii) if participation of such ERISA Investor in any Borrower constitutes “significant” participation for purposes of the Plan Asset Regulations and no other exception to holding Plan Assets applies;

(u)            in the case of an Included Investor described in clause (a)(ii) of the first sentence of the definition of “Included Investor” that was required to deliver financial information to Administrative Agent as a condition to being designated as an Included Investor and does not have publicly available financial information, Administrative Agent is unable (after giving the Borrowers ten (10) Business Days’ notice thereof) to obtain annual updated financial information for such Investor or such Investor’s Credit Provider, as applicable, within one-hundred fifty (150) days following the end of the applicable fiscal year of such Investor; or

(v)            if such Investor transfers any Shares issued to such Investor, pursuant to the applicable Initial Borrower’s Subscription Agreement, and the Administrative Agent has not notified the Borrowers in writing that such transfer of Shares shall not constitute an Exclusion Event.

“Excused Investor” is any Investor that has claimed or exercised an excuse or exclusion right with respect to the funding of a particular Capital Call made by the applicable Borrower.

“Extension Request” means a written request by the Borrowers substantially in the form of Exhibit H to extend the initial or extended Stated Maturity Date, as accepted by Administrative Agent, on behalf of the Lenders.

“Facility Fee” has the meaning set forth in the Fee Letter.

“Facility Increase Fee” means the fee payable with respect to any Facility Increase in accordance with Section 3.6, as set forth in the Fee Letter.

“Facility Increase Request” means the notice in the form of Exhibit H pursuant to which the Borrowers request an increase of the Maximum Commitment in accordance with Section 3.6.

“Fair Market Value” means, with respect to Eligible Assets, the value for such Eligible Asset determined by the Borrowers in accordance with GAAP and as set forth in such most recent quarterly or, if applicable, annual financial statements of the Borrowers.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code or any analogous provision of non-U.S. law and any intergovernmental agreements entered into in connection with the implementation of such Sections adopting any U.S. or non-U.S. fiscal or regulatory legislation, current or future laws, regulations, rules, promulgations, official interpretations or guidance notes relating to, or official agreements implementing, any such intergovernmental agreements.

“Fee Letter” means that certain Fee Letter or Fee Letters, dated the date hereof, among the Initial Borrower, Administrative Agent and certain Lenders, as each may be amended, restated, supplemented or otherwise modified from time to time.

“Filings” means (a) UCC financing statements, UCC financing statement amendments and UCC financing statement terminations and (b) the substantial equivalent as reasonably determined to be necessary by Administrative Agent in any other jurisdiction in which any Borrower may be formed.

“Fitch” means Fitch Ratings Inc. and any successor thereto.

“Floor” means a rate of interest equal to zero (0).

“Foreign Lender” means, with respect to each Borrower, (a) if such Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if such Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Funding Ratio” means: (a) for a Governmental Plan Investor or other plan not covered by clause (b) below, the total net fair market value of the assets of the plan over the actuarial present value of the plan’s total benefit liabilities, as reported in such plan’s most recent audited financial statements; and (b) for a Pension Plan Investor that is subject to Form 5500 – series reporting requirements, the funding target attainment percentage reported on Schedule SB to the Form 5500 or the funded percentage for monitoring the plan’s status reported on Schedule MB to the Form 5500, as applicable, as reported on the most recently filed Form 5500 by such Pension Plan Investor with the United States Department of Labor.

“FX Reserve Amount” means, at any date of determination, an amount equal to the sum of the Dollar Equivalent of the aggregate Principal Obligations denominated in Alternative Currencies multiplied by the FX Reserve Percentage for Alternative Currencies, as applicable.

“FX Reserve Percentage” means ten percent (10%), as of any date of determination, a percentage determined in the reasonable discretion of Administrative Agent to account for foreign exchange volatility, in each case using a methodology that is sufficient to cover the 3-month foreign exchange exposure of the Lenders at such date of determination at a ninety-five percent (95%) confidence interval as calculated using Bloomberg BGN source data on the FXFM screen of Bloomberg (or such other screen as may from time to time be in effect); provided that, if necessary to account for foreign exchange volatility, any such percentage may be reset for any particular Alternative Currency in connection with the delivery of any revised Borrowing Base Certificate hereunder or on any Revaluation Date in the reasonable discretion of Administrative Agent or at the reasonable request of the Borrowers, in each case using such methodology.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Governmental Plan Investor” means an Investor that is a governmental plan as defined in Section 3(32) of ERISA.

“Guaranty Obligations” means, with respect to a Borrower, without duplication, any obligation, contingent or otherwise, of such Borrower pursuant to which such Borrower has directly or indirectly guaranteed any Indebtedness or other monetary obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Borrower (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term Guaranty Obligations shall not include endorsements for collection or deposit in the ordinary course of business.

“HNW Investor” means each Investor in a Borrower that is a domestic or international individual investor (including a natural person, family office or family trust) or an entity owned or controlled or established by a domestic or international individual investor (including a natural person, family office or family trust).

“Included Investor” means an Investor (a) that either (i) meets the Applicable Requirement (or whose Credit Provider, Sponsor or Responsible Party, as applicable, meets the Applicable Requirement) and at the request of the Borrowers has been approved in writing as an Included Investor by Administrative Agent, in its reasonable discretion, or (ii) does not meet the Applicable Requirement but at the request of the Borrowers has been approved in writing as an Included Investor by Administrative Agent and the Lenders, in their sole discretion, and (b) in respect of which there has been delivered to Administrative Agent:

(i)            a true and correct copy of the Subscription Agreement executed and delivered by such Investor in the form of Exhibit E which shall be reasonably acceptable to Administrative Agent, together with the applicable Borrower’s countersignature, accepting such Subscription Agreement;

(ii)           any Constituent Documents of the applicable Borrower executed and delivered by such Investor;

(iii)          a true and correct copy of each Side Letter executed by such Investor, which shall be acceptable to Administrative Agent in its sole but reasonable discretion;

(iv)          if applicable, the Credit Link Documents of such Investor’s Sponsor, Credit Provider or Responsible Party, as applicable, executed and delivered by such Person;

(v)           if such Investor’s Subscription Agreement, or any Constituent Document of the applicable Borrower executed by such Investor was signed by any Affiliate of such Borrower, as an attorney-in-fact on behalf of such Investor, Administrative Agent shall have received evidence of such signatory’s authority documentation reasonably satisfactory to Administrative Agent; and

(vi)          in the case of an Included Investor that is a non-U.S. Person or that is owned by a governmental authority or otherwise entitled to any immunity in respect of itself or has any special provisions in its Side Letter that relates to such Investor’s obligation to not make any Capital Contribution, if requested by Administrative Agent, a written submission to an applicable United States court and/or a written waiver of any claim of immunity and/or a written document to address such Capital Contribution obligation in respect to the Credit Facility, as applicable, in each instance in such form as determined in the reasonable discretion of Administrative Agent and such Included Investor;

provided that (1) any Investor in respect of which an Exclusion Event has occurred shall thereupon no longer be an Included Investor until such time as all Exclusion Events in respect of such Investor shall have been cured and such Investor shall have been restored as an Included Investor in the sole discretion of all Lenders; and (2) each restoration under clause (1) of this proviso shall be subject to the satisfaction of such initial or ongoing conditions as may be specified by Administrative Agent. The Included Investors as of the Closing Date are those specified as being Included Investors on Exhibit A, as in effect on the Closing Date, and Included Investors approved by Administrative Agent or Lenders, as applicable, subsequent to the Closing Date will be evidenced by an updated Exhibit A provided by Administrative Agent to the Borrowers. For the avoidance of doubt, unless otherwise agreed by the Lenders in their sole discretion, no HNW Investor shall be an Included Investor.

“Indebtedness” means, with respect to any Person at any date, without duplication, the sum of: (a) all liabilities, obligations and indebtedness for borrowed money including obligations for borrowed money evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations to pay the deferred purchase price of property or services (including all obligations under non- competition, earn-out or similar agreements, but excluding trade payables in the ordinary course of business not more than one hundred-fifty (150) days delinquent and subject to demand); (c) all attributable indebtedness in respect of capital leases and synthetic leases; (d) all obligations under conditional sale or other title retention agreements relating to property purchased to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) all “Indebtedness” of any other Person secured by a Lien on any asset owned or being purchased by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) all obligations, contingent or otherwise, relative to the face amount of letters of credit, whether or not drawn, and banker’s acceptances; (g) all obligations to repurchase any securities which repurchase obligation is related to the issuance thereof; (h) all net obligations under any hedge agreements; and (i) any Guaranty Obligations with respect to any of the foregoing guaranteed by such Person.

“Indemnified Liabilities” has the meaning provided in Section 11.3(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning provided in Section 11.3(b).

“Initial Borrower” has the meaning provided in the preamble hereof.

“Interest Rate Option” means any Term Rate Loan Option, Daily Rate Loan Option or Base Rate Option.

“Interest Payment Date” means (a) the first calendar day of each calendar quarter, (b) the date of any prepayment of any Loan (other than a Base Rate Loan or Daily Rate Loan), as to the amount prepaid; and (c) the Maturity Date.

“Interest Period” means, with respect to any Term Rate Loan, the period commencing on (and including) the date of such Borrowing and ending on (but excluding) the numerically corresponding day in the calendar month that is one (1) or three (3) months thereafter, as the Borrowers may elect; provided that:

(i)            any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided further that, if such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month, such Interest Period shall end on the next preceding Business Day;

(ii)           if such Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)          in the case of any Interest Period which commences before the Maturity Date and would otherwise end on a date occurring after the Maturity Date, such Interest Period shall end on (but exclude) the Maturity Date and the duration of each Interest Period which commences on or after the Maturity Date shall be of a duration selected by Administrative Agent in its sole discretion.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Revenue Code” means the U.S. Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder, each as amended or modified from time to time.

“Investment Adviser” means (a) with respect to the Initial Borrowers, GC Advisors LLC, and (b) with respect to each Additional Borrower joining the Credit Facility after the Closing Date, the entity, if any, appointed, employed or contracted with by such Borrower and responsible for directing or performing the day-to-day business affairs of such Borrower, as set forth in its joinder documentation.

“Investment Advisory Agreement” means (a) with respect to GBDC 4, the investment advisory agreement by and between the Investment Adviser and GBDC 4 dated as of April 1, 2022 and (b) with respect to each Additional Borrower joining the Credit Facility after the Closing Date, the investment management or similar agreement among any one or more Borrowers and its Investment Adviser, as it may be restated, modified, amended or supplemented from time to time in accordance with the terms thereof.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder, as modified or interpreted by orders of the SEC, or other interpretative releases or letters issued by the SEC or its staff, all as from time to time in effect, or any successor law, rules or regulations, and any reference to any statutory or regulatory provision shall be deemed to be a reference to any successor statutory or regulatory provision.

“Investment Documents” means, for each Eligible Asset, the following documents or instruments entered into in respect of such Asset (including all material amendments, supplements or modifications thereto), to the extent applicable, each in form and substance reasonably acceptable to Administrative Agent, reasonably available and not waived by Administrative Agent in its sole but reasonable discretion:

(a)            evidence of the applicable Borrower’s direct or indirect ownership of such Asset, a copy of any executed promissory note or certificated note or, in the case of a lost note, a copy of the executed underlying promissory note or, in the case of a noteless loan, the applicable assignment agreement, loan agreement or other document pursuant to which the applicable Borrower acquired such Asset, in each case which may be redacted in the sole discretion, exercised in good faith, of the applicable Borrowers for pricing or other confidential information that does not pertain to the key terms of the security or obligation;

(b)            copies of the executed (i) credit or loan agreement, note purchase agreement or indenture, and note, as applicable, (ii) any guaranty agreement, pledge agreement, and/or security agreement or similar material collateral documentation, as applicable and reasonably available, and (iii) to the extent reasonably requested by Administrative Agent related Constituent Documents for such Assets, as applicable and reasonably available;

(c)            administrative forms directing the Investment Obligor to fund any amounts payable into an Asset Account;

(d)            if applicable, a waiver on any restriction on the granting of a lien on such Asset; and

(e)            to the extent reasonably requested by Administrative Agent, copies of any other material agreements, certificates and documentation related to such Asset that the applicable Borrower possesses.

“Investment Obligor” means, with respect to any Asset, the issuer or obligor of such Asset (and any guarantor thereof), as applicable.

“Investment Period” means the “Investment Period” (as defined in the form Subscription Agreement).

“Investment Report” means a report setting forth the applicable Eligible Assets of each Borrower, which report shall be substantially in the form attached hereto as Exhibit F. For the avoidance of doubt, such report shall set forth the Fair Market Value of each Eligible Asset.

“Investor” means any Person that has a Capital Commitment to a Borrower.

“Investor Exclusion Event” means the exclusion or excuse of any Investor from participating in a particular Asset pursuant to the terms of the applicable Subscription Agreement or its Side Letter, where the Investor is entitled to such exclusion or excuse under the applicable Subscription Agreement or its Side Letter as a matter of right (i.e., not in Borrowers’ discretion).

“IRS” means the United States Internal Revenue Service.

“KYC Compliant” means any Person who has satisfied all requests for information from the Lenders for “know-your-customer” and other regulations implementing the Anti-Terrorism Laws and similar rules and regulations and related policies and who would not result in any Lender being non-compliant with any such rules and regulations and related policies were such Person to enter into a banking relationship with such Lender.

“Late Stage Lending Asset” means an Eligible Asset that is underwritten based on the Recurring Revenue of the Investment Obligors.

“Law” shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Authority, foreign or domestic.

“Lender” has the meaning provided in the preamble hereof.

“Lender Party” has the meaning provided in Section 12.1(a).

“Lending Office” means, as to any Lender, the office or offices of such Lender (or an Affiliate of such Lender) designated as such in writing to Administrative Agent, as may be changed from time to time by notice to Administrative Agent.

“Lien” means any lien, mortgage, security interest, security assignment, charge, tax lien, pledge, encumbrance, or conditional sale or title retention arrangement, or any other interest in property designed to secure the repayment of indebtedness, whether arising by agreement or under common law, any statute, law, contract, or otherwise.

“Liquidity Event” means any “Liquidity Event” as defined in the Initial Borrowers’ Constituent Documents.

“Loan Documents” means this Credit Agreement, each Lender assignment agreement, a Federal Reserve Form U-1, each Deposit Account Control Agreement, and such other agreements and documents, and any amendments or supplements thereto or modifications thereof, executed or delivered pursuant to the terms of such other Loan Documents.

“Loans” means loans made by the Lenders to any Borrower pursuant to the terms and conditions of this Credit Agreement and the other Loan Documents.

“Margin Stock” has the meaning assigned thereto in Regulation U.

“Material Adverse Change” means any one or more of (a) a material adverse change in the perfection or priority of Administrative Agent’s Lien in the Collateral; (b) a material adverse change in the business, operations or condition (financial or otherwise) of Borrowers; and (c) a material adverse change in the prospect of repayment of any portion of the Obligations.

“Material Adverse Effect” means a material adverse effect on: (a) the assets, operations, properties, liabilities (actual or contingent), financial condition, or business of any Borrower; (b) the ability of any Borrower to perform its material obligations under any of the Loan Documents or any of its Constituent Documents; or (c) the validity or enforceability of any of the Loan Documents or such Constituent Documents, or the rights and remedies of the Lenders hereunder or thereunder.

“Material Amendment” has the meaning provided in Section 9.5.

“Maturity Date” means the earliest of: (a) the Stated Maturity Date; (b) the date upon which Administrative Agent declares the Obligations due and payable after the occurrence of an Event of Default; (c) in the case of a Liquidity Event, the date set forth in the plan approved by the Administrative Agent pursuant to Section 8.18; (d) forty-five (45) days prior to the earlier of (i) the last day any Borrower is authorized pursuant to the Constituent Documents of Borrowers to make Capital Calls for the purpose of repaying the Obligations, and (ii) the termination of the Constituent Documents of Borrowers; and (e) the date upon which Borrowers terminate the Commitments pursuant to Section 3.5.

“Maximum Commitment” means $~~195,000,000~~300,000,000, as such amount may be increased by Borrowers in accordance with Section 3.6 or decreased by Borrowers pursuant to Section 3.5.

“Maximum Rate” means, on any day, the highest rate of interest (if any) permitted by Applicable Law on such day.

“Memorandum” means GBDC 4’s Confidential Private Placement Memorandum dated January 2022 (together with any appendices and supplements thereto), as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Minimum Uncalled Capital Coverage ~~Requirement~~Level” means, at any time, one of the following options (as elected by the Borrowers on a quarterly basis): (a) the Uncalled Capital Borrowing Base, (b) one hundred percent (100%) of the Uncalled Capital ~~Commitment~~Commitments of all Investors, (c) seventy-five percent (75%) of the Uncalled Capital ~~Commitment~~Commitments of all Investors, or (d) fifty percent (50%) of the Uncalled Capital ~~Commitment~~Commitments of all Investors.

“Minimum Uncalled Capital Coverage Requirement” means, at any time of determination, (i) if clause (a) of the Minimum Uncalled Capital Coverage Level is elected by the Borrowers, the Uncalled Capital Borrowing Base must be equal to or exceed the outstanding Principal Obligations, (ii) if clause (b) of the Minimum Uncalled Capital Coverage Level is elected, the Uncalled Capital Commitments must be equal to or exceed the outstanding Principal Obligations, (iii) if clause (c) of the Minimum Uncalled Capital Coverage Level is elected, the Uncalled Capital Commitments must be equal to or exceed seventy-five percent (75%) of the outstanding Principal Obligations, and (iv) if clause (d) of the Minimum Uncalled Capital Coverage Level is elected, the Uncalled Capital Commitments must be equal to or exceed fifty percent (50%) of the outstanding Principal Obligations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notice of Continuation” has the meaning provided in Section 2.3(h).

“Notice of Conversion” has the meaning provided in Section 2.3(g).

“Obligations” means all present and future indebtedness, obligations, and liabilities of the Borrowers to the Lenders and Administrative Agent, and all renewals and extensions thereof (including Loans), or any part thereof, arising pursuant to the Loan Documents (including indemnity provisions), and all interest accruing thereon, any Erroneous Payment Subrogation Rights, and attorneys’ fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, joint, several, or joint and several.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Official Body” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Operating Agreement” means the Operating Agreement of GBDC 4 F, as in effect on the Closing Date, as the same may be amended, restated, modified or supplemented in accordance with the terms hereof.

“Operating Company” means an “operating company,” including a venture capital operating company, within the meaning of the Plan Assets Regulations.

“Operative Documents” means, with respect to each Initial Borrower, its Charter, Bylaws, Investment Advisory Agreement, Administration Agreement, Memorandum, Operating Agreement and the form Subscription Agreement attached as Exhibit E hereto, as applicable.

“Other Claims” has the meaning provided in Section 5.4.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of any present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Obligors” means a borrower whose principal stockholders are not advised by a private investment sponsor and such other borrowers as the Borrowers may designate as not constituting “Private Equity Obligors” in their reasonable discretion; provided that the Borrowers shall, at the request of the Administrative Agent provide information constituting the basis for such decision..

“Other Taxes” means all present or future stamp (including any stamp duty arising as a result of any original Loan Document brought into the Cayman Islands or presented before a Cayman Islands court), court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Overadvance” has the meaning provided in Section 3.4(b).

“Overnight Bank Funding Rate” means for any day, (a) with respect to any amount denominated in Dollars, the rate comprising both overnight federal funds by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) reasonably selected by Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by Administrative Agent at such time (which determination shall be conclusive absent manifest error); provided, further, that if the Overnight Bank Funding Rate determined as above would be less than the Floor, then such rate shall be deemed to be the Floor, and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation (which determination shall be conclusive absent manifest error). The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.

“Participant” has the meaning provided in Section 11.9(e).

“Participant Register” has the meaning provided in Section 11.9(e).

“Participating Member State” means any member state of the European Union that adopts or has adopted (and has not ceased to adopt) the Euro as its lawful currency in accordance with legislation of the European Union relating to the Economic and Monetary Union.

“Payment Recipient” has the meaning assigned to it in Section 12.12(a).

“Pending Capital Call” means a Capital Call that has been made on an Investor but that has not yet been funded by such Investor.

“Pension Plan Investor” means an ERISA Investor that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Permitted Indebtedness” means (a) the Obligations and (b) Indebtedness that is in compliance with Section 9.26.

“Permitted Liens” means (a) any Liens pursuant to the Loan Documents, (b) Liens for taxes, either (i) not due and payable or (ii) being contested in good faith and for which the applicable Borrower maintains adequate reserves on its books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code and the Treasury Regulations adopted thereunder, and (c) customary Liens of depositary banks and custodians on the accounts such depositary banks or custodians hold.

“Permitted RIC Distribution” means distributions by each Borrower and its Subsidiaries (from the Collateral Accounts or otherwise) to the extent required to allow GBDC 4 to make sufficient distributions to qualify as a regulated investment company and to otherwise eliminate federal or state income or excise taxes payable by such Initial Borrower in or with respect to any taxable year of such Initial Borrower (or any calendar year, as relevant); provided that (A) the amount of any such payments made in or with respect to any such taxable year (or calendar year, as relevant) of such Initial Borrower shall not exceed 115% of the amounts that the Subsidiaries of such Initial Borrower would have been required to distribute to such Initial Borrower to: (i) allow such Initial Borrower to satisfy the minimum distribution requirements that would be imposed by Section 852(a) of the Code (or any successor thereto) to maintain its eligibility to be taxed as a regulated investment company for any such taxable year, (ii) reduce to zero for any such taxable year such Initial Borrower’s liability for federal income taxes imposed on (x) its investment company taxable income pursuant to Section 852(b)(1) of the Code (or any successor thereto) or (y) its net capital gain pursuant to Section 852(b)(3) of the Code (or any successor thereto), and (iii) reduce to zero such Initial Borrower’s liability for federal excise taxes for any such calendar year imposed pursuant to Section 4982 of the Code (or any successor thereto), in the case of each of (i), (ii) or (iii), calculated assuming that such Initial Borrower had qualified to be taxed as a RIC under the Code, and (B) after the occurrence and during the continuance of an Event of Default or a Default related to Section 10.1(a) or Section 10.1(i), all such distributions shall be prohibited, and only so long as (x) any Overadvance is cured immediately prior to and no Overadvance will exist after giving effect to such Permitted RIC Distribution (unless otherwise consented to by Administrative Agent in its sole discretion) and (y) such Initial Borrower delivers a RIC Distribution Notice to Administrative Agent at least ten (10) days prior to the applicable Distribution.

“Person” means an individual, sole proprietorship, joint venture, association, trust, estate, business trust, corporation, company, limited liability company, exempted company, limited liability partnership, limited partnership, exempted limited partnership, nonprofit corporation, partnership, sovereign government or agency, instrumentality, or political subdivision thereof, or any similar entity or organization.

“Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), including any single-employer plan or multiemployer plan (as such terms are defined in Section 4001(a)(15) and in Section 4001(a)(3) of ERISA, respectively), that is subject to Title IV of ERISA or Section 412 of the Internal Revenue Code.

“Plan Asset Regulations” means the U.S. Department of Labor regulation located at 29 C.F.R. Section 2510.3-101, as modified in application by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” within the meaning of the Plan Asset Regulations.

“Potential Default” means any condition, act or event which, with the giving of notice or lapse of time or both, would become an Event of Default.

“Prime Rate” means the interest rate per annum announced from time to time by Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged to commercial borrowers or others by Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.

“Principal Obligations” means the aggregate outstanding principal amount of the Loans.

“Principal Office” means, with respect to any Currency, the main banking office of Administrative Agent in Pittsburgh, Pennsylvania, or such other address with respect to such Currency as Administrative Agent may from time to time notify to the Borrowers and the Lenders.

“Private Equity Obligors” means a borrower whose principal stockholders are funds advised by a private investment sponsor and such other borrowers as the Borrowers may designate as “Private Equity Obligors” in their reasonable discretion; provided that the Borrowers shall, at the request of the Administrative Agent provide information constituting the basis for such decision.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained from the fraction (i) (A) the numerator of which is the Commitment of such Lender, and (B) the denominator of which is the aggregate Commitments of all Lenders; or (ii) in the event the Commitments have been terminated: (A) the numerator of which is the Commitment of such Lender as in effect immediately prior to such termination, and (B) the denominator of which is the aggregate Commitments of all Lenders as in effect immediately prior to such termination.

“Proceedings” has the meaning provided in Section 7.9.

“Proposed Amendment” has the meaning provided in Section 9.5.

“Rated Investor” means any Investor that has a Rating (or that has a Credit Provider, Sponsor or Responsible Party that has a Rating). In the event the Investor, its Credit Provider, Sponsor or Responsible Party has more than one Rating, then the lowest of such Ratings shall be the applicable Rating.

“Rating” means, for any Person, its senior unsecured debt rating (or equivalent thereof), such as, but not limited to, a corporate credit rating, issuer rating/insurance financial strength rating (for an insurance company), general obligation rating or credit enhancement program (for a governmental entity), or revenue bond rating (for an educational institution) from S&P, Moody’s or Fitch.

“Recallable Capital” means, for any Investor, at any time, any amounts distributed to such Investor that are added back to such Investor’s Uncalled Capital Commitment and subject to recall as a Capital Contribution pursuant to the applicable Subscription Agreement.

“Recipient” means (a) Administrative Agent, and (b) any Lender, as applicable.

“Recurring Revenue” means, with respect to any period and any Asset, the meaning of “Recurring Revenue”, “Adjusted Recurring Revenue” or any comparable definition in the Investment Documents or if there is no such term in the Investment Documents all recurring subscription, service, support or maintenance revenue for such period for such Asset.

“Register” has the meaning provided in Section 11.9(d).

“Regulation D,” “Regulation T,” “Regulation U,” and “Regulation X” means Regulation D, T, U, or X of the Board of Governors of the Federal Reserve System, from time to time in effect, and shall include any successor or other regulation relating to reserve requirements or margin requirements applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto, and (b) with respect to a Benchmark Replacement in respect of Loans denominated in any Alternative Currency, (1) the central bank for the Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Reportable Compliance Event” means that: (1) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, or enters into a settlement with an Official Body, in connection with any sanctions or other Anti-Terrorism Law or Anti-Corruption law, or any predicate crime to any anti-Terrorism Law or Anti-Corruption Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Terrorism Law or Anti-Corruption Law; (2) any Covered Entity engages in a transaction that has caused or is reasonably likely to cause the Lenders, Administrative Agent or Collateral Agent to be in violation of any Anti-Terrorism Laws, including a Covered Entity’s use of any proceeds of the Facilities to fund any operations in, finance any investments or activities in, or, make any payments to, directly or indirectly, a Sanctioned Person or Sanctioned Jurisdiction; or (3) any Collateral becomes Embargoed Property.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Request for Borrowing” has the meaning provided in Section 2.3(a).

“Required Lenders” means, at any time, (a) if only one (1) Lender holds the Commitments, such Lender, and (b) if more than one (1) Lender holds the Commitments then in effect, at least two (2) Lenders who hold more than fifty percent (50%) of the Commitments then in effect, or if the Commitments have been terminated, the Loans then outstanding; provided that, for purposes of this clause (b), the Commitments of, and the portion of the Loans held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided further that a Lender and its Affiliates shall be deemed one Lender.

“Required Payment Time” means (a) within two (2) Business Days, to the extent such funds are available in the Collateral Accounts; and (b) otherwise, within fifteen (15) days.

“Resignation Effective Date” has the meaning provided in Section 12.10.

“Responsible Officer” means an authorized officer, director or signatory of any Person who has the power to bind such Person. Any document delivered under any Loan Document signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Responsible Party” means, for any Governmental Plan Investor: (a) if the state under which the Governmental Plan Investor operates is obligated to fund the Governmental Plan Investor and is liable to fund any shortfalls, the state; and (b) otherwise, the Governmental Plan Investor itself.

“Revaluation Date” means (a) with respect to each Term Rate Loan denominated in an Alternative Currency, (i) each date of a borrowing, renewal, and conversion pursuant to the terms of this Credit Agreement and (ii) such additional dates as Administrative Agent shall reasonably determine or the Required Lenders shall reasonably require; and (b) with respect to each Daily Rate Loan denominated in an Alternative Currency, each date such Daily Rate Loan is outstanding.

“RFR” means, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, (a) Sterling, SONIA, and (b) Euro, €STR.

“RFR Administrator” means the SONIA Administrator or the €STR Administrator, as applicable.

“RFR Business Day” means as applicable, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (i) Sterling, a day on which banks are open for general business in London and (ii) Euro, a TARGET Day.

“RFR Day” has the meaning specified in the definition of “Daily Simple RFR”.

“RFR Loan” means a Loan that bears interest at a rate based on Daily Simple RFR for such Currency, as the context may require.

“RFR Reserve Percentage” means as of any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including supplemental, marginal and emergency reserve requirements) with respect to RFR Loans.

“RIC” means a Person that qualifies as a “regulated investment company” within the meaning of Section 851(a) and Section 851(b) of the Code and that is taxable under Section 852(b) of the Code by reason of having satisfied the conditions contained in Section 852(a) of the Code.

“RIC Distribution Notice” means a written notice setting forth the calculation of any Permitted RIC Distribution with respect to a Borrower and certifying that such Borrower remains a “regulated investment company” under Subchapter M of the Code.

“S&P” means Standard & Poor’s Financial Services, LLC, a subsidiary of the McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Jurisdiction” means any country, territory, or region that is the subject of sanctions administered by OFAC.

“Sanctioned Person” means (a) a Person that is the subject of sanctions administered by OFAC or the U.S. Department of State (“State”), including by virtue of being (i) named on OFAC’s list of “Specially Designated Nationals and Blocked Persons”; (ii) organized under the Laws of, ordinarily resident in, or physically located in a Sanctioned Jurisdiction; (iii) owned or controlled 50% or more in the aggregate, by one or more Persons that are the subject of sanctions administered by OFAC; (b) a Person that is the subject of sanctions maintained by the European Union (“E.U.”), including by virtue of being named on the E.U.’s “Consolidated list of persons, groups and entities subject to E.U. financial sanctions” or other, similar lists; (c) a Person that is the subject of sanctions maintained by the United Kingdom (“U.K.”), including by virtue of being named on the “Consolidated List Of Financial Sanctions Targets in the U.K.” or other, similar lists; or (d) a Person that is the subject of sanctions imposed by any Official Body of a jurisdiction whose Laws apply to this Credit Agreement.

“Secured Parties” means, collectively, Administrative Agent, the Lenders, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Securitizations” means any debt obligation owing by a bankruptcy-remote, special purpose finance vehicle that is secured directly and primarily by, primarily referenced to, and/or primarily representing ownership of, a pool of receivables or a pool of other assets, including collateralized debt obligations, residential mortgage-backed securities, commercial mortgage-backed securities, other asset-backed securities, “future flow” receivable transactions and other similar obligations; provided that asset based loan facilities, loans to financial service companies, factoring businesses, health care providers and other genuine operating businesses do not constitute Securitizations.

“Senior Secured Loan” means any Eligible Asset that is (i) not (and by its terms is not permitted to become) subordinate in right of payment to any other debt for borrowed money incurred by the obligor of such Eligible Asset (other than with respect to a Senior Working Capital Facility and purchase money indebtedness, capitalized leases, overdrafts or similar obligations customarily treated as “permitted indebtedness” in senior loan facilities but only to the extent such obligations are expressly permitted under the Eligible Asset’s Investment Documents) and (ii) secured by a valid first priority perfected Lien on specified collateral (such collateral, together with any other pledged assets, having a value, together with other attributes of a Borrower (including its general financial condition, ability to generate cash flow available for debt service and other demands for such cash flow) (as reasonably determined by the Investment Adviser at the time of acquisition, which determination will not be questioned based on subsequent events) that is adequate (in the commercially reasonable judgment of the Administrative Agent) to repay the principal amount of the Eligible Asset in accordance with its terms and to repay all other Indebtedness of equal seniority secured by a valid first priority perfected Lien in the same collateral). “Senior Secured Loans” means all Senior Secured Loans, collectively.

“Senior Working Capital Facility” means with respect to an Eligible Asset, a senior secured working capital facility incurred by the Investment Obligor of such Eligible Asset that is prior in right of payment to such Eligible Asset; provided that the outstanding principal balance and unfunded commitments of such working capital facility does not exceed 30% of the sum of (x) the outstanding principal balance and unfunded commitments of such working capital facility, plus (y) the outstanding principal balance of the Eligible Asset, plus (z) the outstanding principal balance of any other debt for borrowed money incurred by such obligor that is pari passu with such Eligible Asset.

“Shares” means the “Shares” (as defined in the form Subscription Agreement).

“Side Letter” means any side letter executed by an Investor with any Borrower or the Investment Adviser with respect to such Investor’s rights and/or obligations under its Subscription Agreement and any other applicable Operative Document.

“SOFR” shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Floor” means a rate of interest per annum equal to zero (0) basis points (0.00%).

“Solvent” means, with respect to any Borrower, as of any date of determination, that as of such date: (a) the fair value of the assets of such Borrower are greater than the total amount of liabilities, including probable exposure under contingent liabilities, of such Borrower; (b) the fair value of the assets of such Borrower are not less than the amount that will be required to pay the probable liability of such Borrower on its debts as they become absolute and matured; (c) such Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay as such debts or liabilities as they become absolute and matured; and (d) such Borrower is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which its assets would constitute unreasonably small capital.

“SONIA” means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Special Purpose Entity” means a corporation, partnership, limited liability company or other entity, including any subsidiary, special purpose vehicle, or alternative investment vehicle, in each case that holds Assets of or on behalf of, or which are otherwise beneficially owned directly or indirectly by, or controlled by, a Borrower.

“Sponsor” means, (a) for any ERISA Investor, a sponsor as that term is understood under ERISA, specifically, the entity that established the plan and is responsible for the maintenance of the plan and, in the case of a plan that has a sponsor and participating employers, the entity that has the ability to amend or terminate the plan, and in the case of an ERISA Investor that is an individual retirement account or individual retirement annuity, the owner of such account or annuity for whose benefit the account or annuity has been established, and (b) for any Endowment Fund Investor, the state chartered, “not-for-profit” university or college that has established such fund for its exclusive use and benefit. As used herein, the term “not-for-profit” means an entity formed not for pecuniary profit or financial gain and for which no part of its assets, income or profit is distributable to, or inures to the benefit of, its members, directors or officers.

“Standstill Period” has the meaning provided in Section 10.2(b).

“Stated Maturity Date” means July 8, 2025, subject to Borrowers’ extension of such date under Section 2.8.

“Sterling” or “£” mean the lawful currency of the United Kingdom.

“Structuring Agent” means PNC Capital Markets LLC, in its capacity as structuring agent hereunder or any successor structuring agent.

“Subscription Agreement” means a Subscription Agreement, substantially in the form attached hereto as Exhibit E, and any related supplement thereto executed by an Investor in connection with the subscription for a partnership interest in a Borrower, as amended, restated, supplemented or otherwise modified from time to time; “Subscription Agreements” means all Subscription Agreements, collectively.

“Subscription Documents” means with respect to any Investor, its Subscription Agreement and Side Letter, as applicable.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the equity interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Rate Loan” means a Loan that bears interest at a rate based on the Term SOFR Rate or Eurocurrency Rate.

“Term Rate Loan Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 2.3(a).

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Rate” shall mean, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent as the Term SOFR Reference Rate for a tenor comparable to such Interest Period on the day (the “Term SOFR Determination Date”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate, for purposes of the preceding sentence, shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor.

“Term SOFR Rate Loan” means a Loan that bears interest based on the Term SOFR Rate.

“Term SOFR Rate Option” means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 2.3(a).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Transfer” means to assign, convey, exchange, pledge, sell, set-off, transfer or otherwise dispose.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to (a) the Base Rate, (b) Term SOFR Rate, (c) with respect to Euros and Sterling, the Daily Simple RFR for such Currency, (d) the Eurocurrency Rate, or (e) Daily Simple SOFR.

“UCC” means the Uniform Commercial Code as adopted in the State of New York and any other state from time to time, which governs creation or perfection (and the effect thereof) of security interests in any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uncalled Capital Advance Rates” means, in respect of (a) Included Investors, ninety percent (90%) and (b) Designated Investors, sixty-five percent (65%).

“Uncalled Capital Borrowing Base” means, as of any date of determination, the sum of (a) the product of the aggregate Unfunded Capital Commitments of the Eligible Investors (subject to the applicable Uncalled Capital Concentration Limits) and the applicable Uncalled Capital Advance Rates plus (b) the aggregate amount of funds on deposit on such date of determination in the Capital Accounts.

“Uncalled Capital Commitment” means, with respect to any Investor at any time, such Investor’s uncalled Capital Commitment to the applicable Borrower.

“Uncalled Capital Concentration Limits” means, as of any date of determination, for each Included Investor and Designated Investor, the limits on the aggregate amount of an Unfunded Capital Commitment set forth below, calculated for each Investor, according to the classifications below as a percentage of the aggregate Unfunded Capital Commitments of all Included Investors and Designated Investors:

Investor Classification	Concentration Limit
Included Investors that are Rated Investors (dependent on applicable Ratings below)5,6
AAA/Aaa/AAA to AA-/Aa3/AA-	20.0%
A+/A1/A+ to A-/A3/A-	10.0%
BBB+/Baa1/BBB+ to BBB-/Baa3/BBB-	5.0%
Other Uncalled Capital Concentration Limits
Included Investors that are not Rated Investors	5%-20%[7]
Designated Investors (other than HNW Investors)	5.0%
Designated Investors that are HNW Investors	1.0%

5 The Ratings for such Investor will be the lowest of any Rating of such Investor. If such Investor has only one Rating, that Rating shall apply.

6 For any Investor that is an unrated subsidiary of a parent that has a Rating, acceptable Credit Link Documents from such parent entity will be required to apply the Concentration Limit based on such parent’s Rating.

7 As determined by Administrative Agent in its reasonable discretion.

provided, that (x) prior to December 21, 2022 (or such earlier date as determined by Administrative Agent in its sole discretion), the individual Uncalled Capital Concentration Limit for any Investor may be increased to a percentage not to exceed one hundred percent (100%), with the written consent of Administrative Agent in its sole discretion, and (y) on and after December 21, 2022 (or such earlier date as determined by Administrative Agent in its sole discretion, the individual Concentration Limit for such specified Investor shall revert to the Uncalled Capital Concentration Limit otherwise applicable to such specified Investor in accordance with the definition hereunder.

“Unfunded Capital Commitment” means, with respect to any Investor at any time, such Investor’s Uncalled Capital Commitment to the applicable Borrower minus any portion thereof subject to a Pending Capital Call, the proceeds of which are intended to be applied to purposes other than payment of the Obligations.

“Unused Commitment Fee” has the meaning set forth in the Fee Letter.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 4.1(g).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Watch List” means a list of all the adversely risk rated loans of the Borrowers, which list shall be in a customary form of presentation reasonably acceptable to Administrative Agent.

“Withholding Agent” means any Borrower and Administrative Agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2            Other Definitional Provisions. Unless otherwise specified herein or in such other Loan Document:

(a)            all terms defined in this Credit Agreement shall have the above-defined meanings when used in any other Loan Documents or any certificate, report or other document made or delivered pursuant to this Credit Agreement, unless otherwise defined therein;

(b)            the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(c)            whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(d)            the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(e)            the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form;

(f)            in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”;

(g)            a Potential Default is “continuing” if it has not been cured or waived and an Event of Default is “continuing” if it has not been waived or, to the extent not prohibited hereby, cured; and

(h)            section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Loan Document.

1.3            Accounting Terms. All accounting terms not specifically or completely defined in any Loan Document shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted hereunder shall be prepared in conformity with GAAP, except as otherwise specifically prescribed herein.

1.4            Benchmark Replacement Notification. Section 4.7 of this Credit Agreement provides a mechanism for determining an alternative rate of interest in the event that the Term SOFR Rate, Daily Simple SOFR, Eurocurrency Rate or Daily Simple RFR for any applicable Currency is no longer available or in certain other circumstances. In the absence of gross negligence and willful misconduct, Administrative Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the Term SOFR Rate, Daily Simple SOFR, Eurocurrency Rate, Daily Simple RFR for any applicable Currency, or with respect to any alternative or successor rate thereto, or replacement rate therefor.

1.5            Exchange Rates; Currency Equivalents.   Administrative Agent shall determine the Dollar Equivalent amounts of Loans denominated in Alternative Currencies. Such Dollar Equivalent shall become effective as of the Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Borrowers hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by Administrative Agent.

(a)            Wherever in this Credit Agreement in connection with the initial advance, or the conversion, continuation or prepayment, of a Loan, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (the resulting quotient rounded upwards, at Administrative Agent’s discretion, to the nearest 1/100 of 1%), as determined by Administrative Agent. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing financial statements, calculating financial covenants, and determining compliance with covenants expressed in Dollars, Alternative Currencies shall be converted into Dollars in accordance with GAAP.

1.6            Conforming Changes Relating to Term SOFR Rate, Daily Simple SOFR, Eurocurrency Rate or Daily Simple RFR. With respect to a Benchmark Replacement for the Term SOFR Rate, Daily Simple SOFR, Eurocurrency Rate or Daily Simple RFR, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document; provided that, with respect to any such amendment effected, Administrative Agent shall provide notice to the Borrowers and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.

1.7            UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.

1.8            Times of Day. Unless otherwise specified, all references herein to times of day shall be references to times of day in New York, New York.

1.9            Defined Terms. Certain defined terms hereunder are defined by cross reference to the Initial Borrowers’ form Subscription Agreements and certain provisions of this Credit Agreement and the other Loan Documents reference particular sections of the Initial Borrowers’ form Subscription Agreements. With respect to any Additional Borrower that joins the Credit Facility after the Closing Date in accordance with the terms hereof, such definitions and provisions with respect to each such Additional Borrower, as applicable, shall be deemed to refer to the definitions and sections in each such Additional Borrower’s form Subscription Agreement, as applicable, that correspond to the stated definitions and sections of the Initial Borrowers’ Subscription Agreements.

Section 2.            REVOLVING CREDIT LOANS

2.1         The Commitments. Each Lender severally agrees, on any Business Day during the Availability Period, to make Loans to Borrowers at any time and from time to time in an aggregate principal amount up to such Lender’s Commitment, subject to the limitations in Section 2.2 and the other terms and conditions herein set forth. Borrowers may borrow, repay without penalty or premium, and re-borrow Loans hereunder, during the Availability Period, subject to the limitations and conditions set forth in Sections 2.2 and 6 and the other terms and conditions herein set forth.

2.2         Limitation on Borrowings and Re-borrowings. No Lender shall be required to advance any Loan hereunder if after giving effect thereto (a) the Principal Obligations would exceed the Available Commitment, (b) the Principal Obligations of such Lender would exceed its Commitment, (c) the aggregate Principal Obligations would exceed the Maximum Commitment or (d) the conditions precedent for such Borrowing in Section 6 have not been satisfied.

2.3          Borrowings.

(a)            Request for Borrowing. The applicable Borrower shall give Administrative Agent notice of (i) each requested Borrowing hereunder, which notice shall be in writing (a “Request for Borrowing”), in the form of Exhibit B hereto. Each Request for Borrowing shall be irrevocable and effective upon receipt by Administrative Agent and shall be furnished to Administrative Agent:

(i)            three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Loans denominated in Dollars to which the Term SOFR or Daily Simple SOFR Option applies;

(ii)           three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Loans denominated in Alternative Currencies to which the Eurocurrency Rate Option applies;

(iii)          three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Loans denominated in Alternative Currencies to which the Daily Simple RFR Option applies; and/or

(iv)          the same Business Day of the proposed Borrowing Date with respect to the making of a Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Loan, provided that any such request received by Administrative Agent after 3:00 p.m. (Eastern time) ( 12 noon for Base Rate Option) shall be deemed to have been given by Borrowers on the next succeeding Business Day. Each Request for Borrowing shall specify (A) the amount of such Borrowing, (B) the date of such Borrowing, which shall be a Business Day, (C) the Interest Rate Option, and if applicable, the Interest Period, (D) the Borrowers making the Request for Borrowing, and (E) the amount of each Loan attributable to each Borrower (if applicable); and shall be accompanied or preceded by (x) a duly executed Borrowing Base Certificate dated the date of such Request for Borrowing, (y) such documents as are required to satisfy any applicable conditions precedent as provided in Section 6.2, and (z) an Investment Report dated the date of such Request for Borrowing. Administrative Agent shall promptly give notice of each Request for Borrowing to the Lenders. Each Request for Borrowing submitted by the Borrowers shall be deemed to be a representation and warranty that the conditions specified in Sections 6.1 and 6.2 and, to the extent applicable, Section 6.3, have been satisfied on and as of the date of the applicable Borrowing. No Request for Borrowing shall be valid hereunder for any purpose unless it shall have been accompanied or preceded by the information and other documents required to be delivered in accordance with this Section 2.3.

(b)            Minimum Loan Amounts. Each Loan shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that a Loan may be in an aggregate amount that is equal to the entire unused balance of the Available Commitment.

(c)            Funding Indemnification. The applicable Borrower shall indemnify the Lenders against any cost, loss, or expense incurred by the Lenders, either directly or indirectly, (other than loss of margin or spread), or any of them, as a result of any failure of such Borrower to fulfill, on or before the date specified in the Request for Borrowing, the conditions to such Borrowing set forth herein, including any cost, loss, or expense incurred by reason of the liquidation or redeployment of the deposits or other funds acquired by the Lenders to fund such Borrowing to be made by the Lenders as a part of such Borrowing when such Borrowing, as a result of such failure, is not made on such date. A certificate of such Lender setting forth the amount of any such cost, loss or expense, and the basis for the determination thereof and the calculation thereof, shall be delivered to such Borrower and shall, absent manifest or demonstrable error, be conclusive and binding.

(d)            Funding. Subject to the fulfillment of all applicable conditions set forth herein, (i) each Lender shall make the proceeds of its Pro Rata Share of each Loan available to Administrative Agent no later than 10:00 a.m. (Eastern time) on the date specified in the Request for Borrowing as the borrowing date, in immediately available funds, and (ii) Administrative Agent shall deposit the proceeds of each Borrowing in the applicable Borrower’s deposit account maintained with Administrative Agent or otherwise at the direction of such Borrower; provided that no Lender shall be under any obligation to fund any Loan if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Lender from funding such Loan, or any Applicable Law applicable to such Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Lender shall prohibit, or request that such Lender refrain from, the funding of loans generally or loans to such Borrower in particular. Any Lender who is prohibited from funding a Loan pursuant to the proviso in the immediately preceding sentence shall use commercially reasonable efforts to promptly notify the applicable Borrower after such Lender’s receipt of such Borrower’s Request for Borrowing that such Lender is prohibited from funding such Loan. If a Lender fails to make its Pro Rata Share of any requested Borrowing available to Administrative Agent on the applicable borrowing date, then Administrative Agent may recover the applicable amount on demand: (i) from such Lender, together with interest at the greater of (x) the Overnight Bank Funding Rate and (y) a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, for the period commencing on the date the amount was made available to the Borrowers by Administrative Agent and ending on (but excluding) the date Administrative Agent recovers the amount from such Lender; or (ii) if such Lender fails to pay its amount upon Administrative Agent’s demand, then from the Borrowers by the Required Payment Time, together with interest at a rate per annum equal to the rate applicable to the requested Borrowing for the period commencing on the borrowing date and ending on (but excluding) the date Administrative Agent recovers the amount from the Borrowers.

(e)            Obligations of Lenders Several. Each Lender shall make each requested Loan hereunder in accordance with its Pro Rata Share. The liabilities and obligations of each Lender hereunder shall be several and not joint, and neither Administrative Agent nor any Lender shall be responsible for the performance by any other Lender of its obligations hereunder. The failure of any Lender to advance the proceeds of its Pro Rata Share of any Loan shall not relieve any other Lender of its obligation to advance the proceeds of its Pro Rata Share of any Loan required to be advanced hereunder. Each Lender shall be liable to the Borrowers only for the amount of its respective Commitment.

(f)            Minimum Uncalled Capital Coverage ~~Requirement~~Level. The applicable Borrower shall elect on a quarterly basis (unless otherwise consented to by Administrative Agent in its sole discretion) the Minimum Uncalled Capital Coverage ~~Requirement~~Level, provided, however, in the absence of an election by the applicable Borrower, the Minimum Uncalled Capital Coverage ~~Requirement~~Level shall be the Uncalled Capital Borrowing Base.

(g)            Conversions. The applicable Borrower(s) shall have the right, with respect to any Loan, on any Business Day to convert the Interest Rate Option in connection with such Loan by delivering to Administrative Agent a Notice of Conversion in the form of Exhibit J hereto (a “Notice of Conversion”) of such selection no later than 12 noon (New York time):

(i)            three (3) Business Days prior to the proposed Conversion to Loans denominated in Dollars to which the Term SOFR or Daily Simple SOFR Option applies;

(ii)           three (3) Business Days prior to the proposed Conversion to Loans denominated in Alternative Currencies to which the Eurocurrency Rate Option applies;

(iii)          three (3) Business Days prior to the proposed Conversion to Loans denominated in Alternative Currencies to which the Daily Simple RFR Option applies; and/or

(iv)          three (3) Business Days prior to the proposed Conversion to the Base Rate Option for any Loan,

provided that such Borrower shall, on such the date of such Conversion, make the payments required by Section 4.3, if any. Each Notice of Conversion shall be irrevocable and effective upon notification thereof to Administrative Agent. A request of a Borrower for a Conversion is subject to the condition that no Event of Default or Potential Default with respect to such Borrower exists at the time of such request or after giving effect to such Conversion.

(h)            Continuations. The applicable Borrower(s) may from time to time prior to the Stated Maturity Date request the Lenders to renew the Interest Rate Option applicable to existing Loans by delivering to Administrative Agent a Notice of Continuation in the form of Exhibit J hereto (a “Notice of Continuation”) not later than 12 noon (New York time):

(i)            three (3) Business Days prior to the proposed Continuation with respect to Loans denominated in Dollars to which the Term SOFR or Daily Simple SOFR Option applies;

(ii)           three (3) Business Days prior to the proposed Continuation with respect to Loans denominated in Alternative Currencies to which the Eurocurrency Rate Option applies; or

(iii)          three (3) Business Days prior to the proposed Continuation with respect Loans denominated in Alternative Currencies to which the Daily Simple RFR Option applies.

The Notice of Continuation shall also specify the length of the Interest Period selected by such Borrower with respect to such Continuation. Each Notice of Continuation shall be irrevocable and effective upon notification thereof to Administrative Agent. If the applicable Borrower fails to timely give Administrative Agent the Notice of Continuation with respect to any Loan, such Borrower shall be deemed to have elected the Base Rate as the Interest Rate Option with respect to such Loan.

2.4            Interest.

(a)            Interest Rate. Each Loan shall accrue interest at a rate per annum equal to the rate determined by the applicable Interest Rate Option (and any Interest Period) plus the Applicable Margin. At any time, each Loan shall have only one Interest Period and one Interest Rate Option. Notwithstanding anything to the contrary contained herein, in no event shall the interest rate hereunder exceed the Maximum Rate.

(b)            Change in Rate; Calculations of Interest. Each change in the rate of interest for any Loans shall become effective, without prior notice to the Borrowers, automatically as of the opening of business of Administrative Agent on the date of said change. Administrative Agent shall use commercially reasonable efforts to give the applicable Borrower prompt notice of any change in the rate of interest for any Loans after such change becomes effective; provided, however, that any failure by Administrative Agent to provide such Borrower with such notice shall not affect Administrative Agent’s right to make changes in the rate of interest for any Loans. Interest on the unpaid principal balance of each Loan shall be calculated on the basis of the actual days elapsed in a year consisting of 360 days (for Base Rate Loans, 365/366 days).

(c)            Default Rate. If an Event of Default has occurred and is continuing, upon notice from the Administrative Agent, all Obligations shall bear interest before and after judgment at the Default Rate; provided that, with respect to an Event of Default occurring pursuant to Section 10.1(i), the Default Rate shall accrue regardless of notice from the Administrative Agent that the Default Rate is applicable.

(d)            Determination of Rate. Administrative Agent shall determine the interest rate applicable to each Borrowing hereunder, and shall, upon request, give notice to the applicable Borrower and to the Lenders of each rate of interest so determined, and its determination thereof shall be conclusive and binding absent manifest or demonstrable error.

2.5          Use of Proceeds. The proceeds of the Loans shall be used by the applicable Borrower solely for (a) purposes permitted under the Constituent Documents of such Borrower; (b) bridging Capital Calls of the Investors in such Borrower; and (c) other general corporate purposes of such Borrower. Neither the Lenders nor Administrative Agent shall have any liability, obligation, or responsibility whatsoever with respect to any Borrower’s use of the proceeds of the Loans, and neither the Lenders nor Administrative Agent shall be obligated to determine whether or not any Borrower’s use of the proceeds of the Loans are for purposes permitted under the Constituent Documents of any Borrower. Nothing, including any funding of a Loan or the acceptance of any other document or instrument, shall be construed as a representation or warranty, express or implied, to any party by the Lenders or Administrative Agent as to whether any Asset owned by such Borrower is permitted by the Borrowers’ Constituent Documents.

2.6          Fees. Borrowers shall pay to Structuring Agent, for its own account, a facility fee on the Closing Date, in an amount set forth in the Fee Letter (the “Facility Fee”). Such fees shall be fully earned upon becoming due and be non-refundable when paid.

2.7          Unused Commitment Fee. Borrowers shall pay to Administrative Agent, for the account of each Lender, an Unused Commitment Fee, payable quarterly (on the first day of each quarter), in arrears, on a calendar year basis, during the period commencing on the Closing Date and ending on the Maturity Date. Borrowers shall not be entitled to any credit, rebate or repayment of any Unused Commitment Fee previously earned by the Lenders pursuant to this Section 2.7 notwithstanding any termination of this Credit Agreement or the suspension or termination of the Commitments. The Borrowers and the Lenders acknowledge and agree that the Unused Commitment Fees payable hereunder are bona fide unused commitment fees and are intended as reasonable compensation to the Lenders for committing to make funds available to Borrowers as described herein and for no other purposes.

2.8          Extension of Maturity Date. The Borrowers shall have an option to extend the Stated Maturity Date then in effect for two (2) additional terms of 364 days each, subject to satisfaction of the following conditions precedent:

(a)            each of the Lenders and Administrative Agent consent to such extension in their sole discretion;

(b)            as of the effective date of such extension, the representations and warranties set forth herein and in the other Loan Documents are true and correct in all material respects with the same force and effect as if made on and as of such date (except to the extent that such representations and warranties expressly relate to an earlier date); provided that if a representation or warranty is qualified as to materiality, with respect to such representation or warranty, the foregoing materiality qualifier shall be disregarded for the purposes of this condition;

(c)            the Borrowers shall have paid an extension fee, in an amount to be agreed to by the Lenders and the Borrowers at the time of such extension, to Administrative Agent for the benefit of the Lenders, payable to each such Lender ratably based on its share of the Commitments subject to extension;

(d)            no Potential Default or Event of Default shall have occurred and be continuing on the date on which notice is given in accordance with the following clause (e) or on the initial Stated Maturity Date;

(e)            the Borrowers shall have delivered to the Lenders a new or updated Certificate of Beneficial Ownership, as applicable, if so requested by Administrative Agent prior to the effectiveness of any extension to the Maturity Date; and

(f)            the Borrowers shall have delivered an Extension Request with respect to the Stated Maturity Date to Administrative Agent not less than thirty (30) days prior to the Stated Maturity Date then in effect, or such shorter time as agreed by Administrative Agent in its sole discretion (which shall be promptly forwarded by Administrative Agent to each Lender).

2.9            Defaulting Lenders.

(a)            Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i)            Waivers and Amendments. Such Defaulting Lender shall be excluded for purposes of approving or disapproving any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as specified in the definition of Required Lenders.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 10 or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 10.3 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, as the Borrowers may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by Administrative Agent; third, if so determined by Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Credit Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by such Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; fifth, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made when the conditions specified in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.9(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)          Certain Fees.

(A)            Each Defaulting Lender shall be entitled to receive a Facility Fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the outstanding principal amount of the Loans funded by it.

(B)            With respect to any Facility Fee not required to be paid to any Defaulting Lender pursuant to clause (A) above, the Borrowers shall not be required to pay the remaining amount of any such fee.

(C)            The Defaulting Lender shall not be entitled to receive an Unused Commitment Fee for any period during which that Lender is a Defaulting Lender.

(b)            Defaulting Lender Cure. If the Borrowers and Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 3.            PAYMENT OF OBLIGATIONS

3.1          Payment of Obligations. The Principal Obligations, together with all accrued but unpaid interest thereon and any other outstanding Obligations, shall be due and payable on the Maturity Date.

3.2          Payment of Interest.

(a)            Interest. Interest on each Borrowing shall commence to accrue as of the date of the disbursement of such Borrowing by Administrative Agent. When a Borrowing is disbursed by wire transfer pursuant to instructions received from a Borrower in accordance with the related Request for Borrowing, then such Borrowing shall be considered made at the time of the transmission of the wire, rather than the time of receipt thereof by the receiving bank. With regard to the repayment of Loans, interest shall continue to accrue on any amount repaid until such time as the repayment has been received in immediately available funds by Administrative Agent.

(b)            Interest Payment Dates. Accrued and unpaid interest on the Obligations shall be due and payable by the Borrowers in arrears (i) on each Interest Payment Date, and (ii) upon the occurrence and during the continuance of an Event of Default, at any time upon demand by Administrative Agent; provided that, solely with respect to the foregoing clause (ii), except with respect to an Event of Default occurring pursuant to Section 10.1(i), during the Standstill Period, Administrative Agent shall not exercise the remedies pursuant to clauses (i), (iii), (iv), (v), (viii) and (ix) of the first sentence of Section 10.2(b) on account of the applicable Borrower’s failure to pay such interest when due. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

3.3          Payments on the Obligations.

(a)            Borrower Payments. (i) Except with respect to principal and interest on Loans denominated in an Alternative Currency, all payments of principal of, and interest on, the Obligations by any Borrower to or for the account of the Lenders shall be made without condition or deduction or counterclaim, set-off, defense or recoupment for receipt before 12 noon (Eastern time) and (ii) with respect to principal and interest on Loans denominated in an Alternative Currency, the Applicable Time specified by Administrative Agent, in immediately available funds to Administrative Agent at the account Administrative Agent designates in writing to the applicable Borrowers, in all cases for the ratable benefit of each Lender. Funds received after 3:00 p.m. (Eastern time) shall be treated for all purposes as having been received on the next Business Day.

(b)            Application of Payments.

(i)            So long as no Event of Default has occurred and is continuing, all payments made by Borrowers on the Obligations shall be applied as directed by Administrative Agent (it being understood that all payments to the Lenders will be distributed ratably amongst the Lenders), provided that in the event payments are received by Administrative Agent by (A) except with respect to principal and interest on Loans denominated in an Alternative Currency, 3:00 p.m. Eastern Time and (B) with respect to principal and interest on Loans denominated in an Alternative Currency, the Applicable Time specified by Administrative Agent, and such payments are not distributed to the Lenders on the same day received by Administrative Agent, Administrative Agent shall pay the Lenders interest at the Overnight Bank Funding Rate with respect to the amount of such payments for each day held by Administrative Agent and not distributed to the Lenders. Without limiting the generality of the foregoing, Administrative Agent may require that any payments due under this Credit Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

(ii)           At all times when an Event of Default has occurred and is continuing, all payments made on the Obligations shall be credited in the following manner (in all applicable cases for the ratable benefit of each Lender): (i) first, against all costs, expenses (excluding expenses constituting indemnification obligations) and other fees (including attorneys’ fees) arising under the terms hereof; (ii) second, against accrued and unpaid interest; (iii) third, against all Principal Obligations due and owing; and (iv) fourth, against all other amounts constituting any portion of the Obligations.

(c)            Disbursement of Funds. If, at any time, Administrative Agent shall not have received on the date due any payment of interest upon the Obligations or any fee payable described under this Credit Agreement or the other Loan Documents, Administrative Agent may (i) direct the disbursement of funds from the Collateral Accounts of the applicable Borrower to the Lenders, in accordance with the terms hereof, to the extent available therein for payment of any such amount or (ii) require Borrowers to request a Borrowing of such amount (which shall be deemed to have complied with the requirements of Section 2.2 without any further actions being required by such Borrowers), in which case the Loans representing such amount shall be credited directly to the account of Administrative Agent rather than to any account of such Borrowers in satisfaction of such outstanding interest and/or fees; provided that no Borrowing shall be made pursuant to this clause (ii) hereof if after giving effect thereto (A) the Principal Obligations would exceed the Available Commitment or (B) the Principal Obligations of any Lender would exceed such Lender’s Commitment.

3.4          Prepayments.

(a)            Voluntary Prepayments. The Borrowers shall have the right from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 4.2 and Section 11.2). Whenever a Borrower desires to prepay any part of the Loans, it shall provide a prepayment notice to Administrative Agent by 3:00 p.m. Eastern Time (i) at least one (1) Business Day prior to the date of prepayment of the Loans that bear interest at the Base Rate Option; (ii) at least three (3) Business Days prior to the date of prepayment of the Loans that bear interest at the Term SOFR or Daily Simple SOFR Option; (iii) at least three (3) Business Days prior to the date of prepayment of the Loans denominated in Alternative Currencies that bear interest at the Eurocurrency Rate Option; or (iv) at least three (3)Business Days prior to the date of prepayment of the Loans or denominated in Alternative Currencies that bear interest at the Daily Simple RFR Option, in each case of the foregoing option in this Section 3.4(a), setting forth the following information:

(i)            the date, which shall be a Business Day, on which the proposed prepayment is to be made;

(ii)            a statement indicating the application of the prepayment among Loans to which the Base Rate Option applies, the Term SOFR Rate Option applies, the Daily Simple SOFR Option applies, the Daily Simple RFR Option applies and the Eurocurrency Rate Option applies; and

(iii)            the Currency of such Loan and total principal amount of such prepayment.

All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount (except in the case of Base Rate Loans), shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.7(c), if a Borrower prepays a Loan but fails to specify the applicable Borrowing which such Borrower is prepaying, the prepayment shall be applied first to Loans to which the Base Rate Option applies, then to other Loans denominated in Dollars, then to Daily Simple RFR Loans denominated in an Alternative Currency, then to Eurocurrency Rate Loans. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 11.3.

(b)            Mandatory Prepayment.

(i)            If on any day the Principal Obligations exceed the Available Commitment for any reason (including, in each case without limitation, as a result of a Capital Call, an Exclusion Event, an Investor becoming a Defaulting Investor, a change in the Fair Market Value of any Eligible Asset or any failure of an Asset to constitute an Eligible Asset) (any such excess, an “Overadvance”), then the applicable Borrower or Borrowers shall (i) if the amount of such Overadvance is greater than or equal to $500,000, either pay the full amount of such Overadvance to Administrative Agent, for the benefit of the Lenders, in immediately available funds, without demand, or otherwise eliminate such Overadvance (by such other means that shall be subject to Administrative Agent’s consent, which shall not be unreasonably withheld or delayed), in each case on or before the Required Payment Time after the occurrence of such Overadvance, and (ii) if the amount of such Overadvance is less than $500,000, either pay the full amount of such Overadvance to Administrative Agent, for the benefit of the Lenders, in immediately available funds, upon demand by Administrative Agent, or otherwise eliminate such Overadvance (by such other means that shall be subject to Administrative Agent’s consent, which shall not be unreasonably withheld or delayed), in each case on or before the Required Payment Time after such demand. If the applicable Borrower or Borrowers fail to pay or eliminate any Overadvance required to be paid under, and within the time period set forth in, this Section 3.4(b), then such Borrower or Borrowers hereby agree that Administrative Agent may withdraw from the applicable Capital Account and/or Asset Account, any Capital Contributions or other monies or sums deposited therein and apply the same to the Principal Obligations until such time as such Overadvance has been satisfied in full.

(ii)            If, on any day, the Principal Obligations outstanding on such day exceed the amount necessary for the Borrowers to be in compliance with Section ~~9.27~~8.20, then the Borrowers shall pay without further demand such excess to Administrative Agent, for the benefit of the Lenders, in immediately available funds by the Required Payment Time.

3.5            Reduction or Early Termination of Commitments. So long as no Request for Borrowing is outstanding, Borrowers may (a) terminate the Commitments or (b) reduce the Maximum Commitment, by giving irrevocable written notice to Administrative Agent of such termination or reduction five (5) Business Days (or such shorter period of time agreed in writing by Administrative Agent in its sole discretion) prior to the effective date thereof (which date shall be specified in such notice and be a Business Day): (i) in the case of complete termination of the Commitments, upon prepayment of all of the outstanding Obligations; or (ii) in the case of a reduction of the Maximum Commitment, upon prepayment of the amount by which the Principal Obligations exceed the reduced Available Commitment resulting from such reduction, including payment of all interest accrued thereon. Notwithstanding the foregoing: (x) any reduction of the Maximum Commitment shall be in an amount equal to $5,000,000 or multiples thereof; and (y) in no event shall a reduction reduce the Maximum Commitment to below $10,000,000 (except for a termination of all Commitments).

3.6            Increase in the Maximum Commitment. Provided there exists no Event of Default or, to the knowledge of any Borrower or Administrative Agent, Potential Default on the effective date of the increase, and subject to compliance with the terms below, upon written notice to Administrative Agent, Borrowers may request the Lenders to increase the Maximum Commitment. The Maximum Commitment shall not exceed $300,000,000. Such increase shall be effective upon the satisfaction of the following conditions precedent: (i) the existing Lenders shall have agreed in their sole discretion to increase their Commitments and/or additional Persons shall have agreed to join the Credit Facility as Lenders such that the Commitments of all Lenders equal the increased Maximum Commitment; (ii) on or prior to the proposed date of such increase, Borrowers shall have paid to Structuring Agent, for the benefit of each Lender that increases its Commitment or provides a new Commitment, the Facility Increase Fee; (iii) the Borrowers shall have delivered to the Lenders a new or updated Certificate of Beneficial Ownership, as applicable, if so requested by Administrative Agent prior to the effectiveness of any extension to the Maturity Date; and (iv) the Borrowers shall deliver to Administrative Agent not less than five (5) Business Days prior to the proposed facility increase effective date a Facility Increase Request and resolutions adopted by the Borrowers approving or consenting to such increase, certified by a Responsible Officer of the Borrowers that such resolutions are true and correct copies thereof and are in full force and effect. For the avoidance of doubt, such increase will be on the same terms as contained herein with respect to the Commitments and the Loans. No Lender will be required to commit, nor shall any Lender have any preemptive right, to provide any portion of such increase. On any date the Maximum Commitment is increased in accordance herewith, Borrowers and the Lenders agree to execute such documents as Administrative Agent may reasonably request to give effect to such increase.

3.7            Joint and Several Liability. Each Borrower acknowledges, agrees, represents and warrants the following:

(a)            Combined Liability. Borrowers shall be jointly and severally liable to the Lenders for all representations, warranties, covenants, obligations and indemnities, including the Loans and the other Obligations of all Borrowers, and Administrative Agent and the Lenders may at their option enforce the entire amount of the Loans and the other Obligations of the Borrowers against any one or more of such Borrowers; and

(b)            Separate Exercise of Remedies. Administrative Agent may exercise remedies against each Borrower and its property separately, whether or not Administrative Agent exercises remedies against any other Borrower or its property. Administrative Agent may enforce one or more Borrower’s obligations without enforcing any other Borrower’s obligations and vice versa. Any failure or inability of Administrative Agent to enforce one or more Borrower’s obligations shall not in any way limit Administrative Agent’s right to enforce the obligations of the other Borrowers. If Administrative Agent forecloses or exercises similar remedies under any one or more Loan Documents, then such foreclosure or similar remedy shall be deemed to reduce the balance of the Loans only to the extent of the cash proceeds actually realized by the Lenders from such foreclosure or similar remedy or, if applicable, Administrative Agent’s credit bid at a foreclosure sale, regardless of the effect of such foreclosure or similar remedy on the Loans secured by such Loan Documents under the applicable state law. Each Borrower expressly waives to the fullest extent permitted by Applicable Law: (i) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; and (ii) any defenses or benefits that may be derived from or afforded by Applicable Law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Credit Agreement.

Section 4.            CHANGE IN CIRCUMSTANCES

4.1          Taxes.

(a)            Defined Terms. For purposes of this Section 4.1, the term “Applicable Law” includes FATCA.

(b)            Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 4.1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Borrowers. Without limiting the provisions of Section 4.1(b) above, each Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of Administrative Agent timely reimburse it for the payment of any Other Taxes applicable to such Borrower.

(d)            Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 4.1, such Borrower shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(e)            Indemnification by Borrowers. Each Borrower shall indemnify each Recipient, on or before the Required Payment Time (but not sooner than 10 Business Days) after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 4.1) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, in each case with respect to such Borrower, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the calculation of the amount of such payment or liability delivered to such Borrower by a Lender (with a copy to Administrative Agent), or by Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest or demonstrable error.

(f)            Indemnification by Lenders. Each Lender shall severally indemnify Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest or demonstrable error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 4.1(f).

(g)            Status of Lenders.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrowers and Administrative Agent, at the time or times reasonably requested by Borrowers or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrowers or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrowers or Administrative Agent as will enable Borrowers or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.1(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if the Lender is not legally entitled to complete, execute or deliver such documentation or, in the Lender’s reasonable judgment, such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)          Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Person,

(A)            any Lender that is a U.S. Person shall deliver to such Borrower and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower or Administrative Agent), whichever of the following is applicable;

(i)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii)            executed copies of IRS Form W-8ECI;

(iii)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(iv)           to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of such Borrower or Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit such Borrower or Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to such Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by such Borrower or Administrative Agent as may be necessary for such Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the applicable Borrower and Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.1 (including by the payment of additional amounts pursuant to this Section 4.1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 4.1(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.1(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 4.1(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival. Each party’s obligations under this Section 4.1 shall survive the resignation or replacement of, and any assignment of rights by, Administrative Agent or any Lender.

4.2            Increased Cost and Capital Adequacy.

(a)            [Reserved].

(b)            Capital Requirements. If any Lender reasonably determines that any Change in Law affecting such Lender regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s capital as a consequence of this Credit Agreement, the Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s policies with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender, Borrowers shall, on or before the Required Payment Time (but not sooner than 10 Business Days) after such request, pay to such Lender such additional amount or amounts as will compensate such Lender for any such reduction suffered.

(c)            Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty (180) day period shall be extended to include the period of retroactive effect).

4.3            Funding Losses. Upon demand of any Lender, each Borrower shall, on or before the Required Payment Time after such demand, pay Administrative Agent for the account of such Lender, such amounts as shall compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense (other than loss of margin or spread) incurred by such Lender in obtaining, liquidating or employing deposits or other funds from third parties as a result of (a) any failure or refusal of such Borrower (for any reasons whatsoever) to accept a Loan after such Borrower shall have requested such Loan, (b) any prepayment of a Loan by such Borrower that is otherwise not made in compliance with the provisions of the Credit Agreement, or (c) the failure such Borrower to make a prepayment of a Loan after giving notice thereof.

4.4            [Reserved].

4.5            Mitigation. Each Lender and Administrative Agent agrees that, upon the occurrence of any event giving rise to Borrowers’ obligation to make a payment under this Section 4 with respect to such Lender or Administrative Agent, it will use commercially reasonable efforts to mitigate the effect of any such event, including by completing and delivering or filing any tax related forms that would reduce or eliminate any amount of Taxes required to be deducted or withheld or paid by Borrowers hereunder and changing the jurisdiction of its applicable lending office if, in the reasonable judgment of Administrative Agent or Lender, as the case may be, the making of such a change (i) would avoid the need for, or reduce the amount of, any such amounts that would be payable or may thereafter accrue and (ii) would not subject Administrative Agent or such Lender, as the case may be, to any material unreimbursed cost or expense and would not be otherwise materially disadvantageous to Administrative Agent or such Lender, as the case may be.

4.6            Survival. Without prejudice to the survival of any other agreement of Borrowers hereunder, all of Borrowers’ obligations under this Section 4 shall survive and remain in full force and effect regardless of the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Credit Agreement. Each Lender shall notify Borrowers of any event occurring after the termination of this Credit Agreement entitling such Lender to compensation under this Section 4 as promptly as practicable.

4.7            Rate Unascertainable; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting.

(a)            Unascertainable; Increased Costs; Deposits Not Available. If at any time:

(i)            on or prior to the first day of an Interest Period, Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that (x) the Eurocurrency Rate, Term SOFR Rate, or Daily Simple RFR applicable to a Loan (in each case whether in Dollars or an Alternative Currency) cannot be determined pursuant to the definition thereof, including because such rate for the corresponding applicable Currency is not available or published on a current basis or (y) a fundamental adverse change has occurred in the foreign exchange or interbank markets with respect to such Currency or with respect to such rate (including adverse changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), or

(ii)           Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Term SOFR Rate or Eurocurrency Rate, or Daily Simple RFR with respect to any Currency, cannot be determined pursuant to the definition thereof or Daily Simple RFR for such Currency cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period, or

(iii)          on or prior to the first day of an Interest Period, the Required Lenders determine that for any reason in connection with any request for a Term Rate Loan (in each case whether denominated in Dollars or an Alternative Currency) or a conversion thereto or a continuation thereof that (A) deposits in the applicable Currency are not available to any Lender in connection with such Term Rate Loan, or are not being offered to banks in the market for the applicable Currency, amount, and Interest Period of such Term Rate Loan, or (B) the Term Rate Loan Option for any requested Currency or Interest Period with respect to a proposed Term Rate Loan, as applicable, does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loan and, in each case, the Required Lenders have provided notice of such determination to Administrative Agent, then Administrative Agent shall have the rights specified in Section 4.7(c).

(b)            Illegality. If at any time any Lender shall have determined, or any Official Body shall have asserted, that the making, maintenance or funding of any Loan to which any Interest Rate Option applies, or the determination or charging of interest rates based upon any Interest Rate Option has been made impracticable or unlawful, by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or any Official Body has imposed material restrictions on the authority of such Lender to purchase, sell, or take deposits of any Currency in the applicable interbank market for the applicable Currency, then Administrative Agent shall have the rights specified in Section 4.7(c).

(c)            Administrative Agent’s and Lender’s Rights. In the case of any event specified in Section 4.7(a) above, Administrative Agent shall promptly so notify the Lenders and the Borrowers thereof, and in the case of an event specified in Section 4.7(b) above, such Lender shall promptly so notify Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowers.

(i)            Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (i) the Lenders, in the case of such notice given by Administrative Agent, or (ii) such Lender, in the case of such notice given by such Lender, to allow the Borrowers to select, convert to or renew a Loan under the affected Interest Rate Option in each such Currency shall be suspended (to the extent of the affected Interest Rate Option, or the applicable Interest Periods) until Administrative Agent shall have later notified the Borrowers, or such Lender shall have later notified Administrative Agent, of Administrative Agent’s or such Lender’s, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.

(ii)            If at any time Administrative Agent makes a determination under Section 4.7(a), (a) if the Borrowers have previously notified Administrative Agent of its selection of, conversion to or renewal of an affected Interest Rate Option, and such Interest Rate Option has not yet gone into effect, such notification shall (i) with regard to any such pending request for Loans denominated in Dollars, be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans in the amount specified therein and (ii) with regard to any such pending request for Loans denominated in an Alternative Currency, be deemed ineffective (in each case to the extent of the affected Interest Rate Option, or the applicable Interest Periods), (b) any outstanding affected Loans denominated in Dollars shall be deemed to have been converted into Base Rate Loans immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period, and (c) any outstanding affected Loans denominated in an Alternative Currency shall, at the Borrowers’ election, either be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period or prepaid in full immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period; provided, however that absent notice from the Borrowers of conversion or prepayment, such Loans shall automatically be converted to Base Rate Loans (in an amount equal to the Dollar Equivalent of such Alternative Currency).

(iii)            If any Lender notifies Administrative Agent of a determination under Section 4.7(b), the Borrowers shall, subject to the Borrowers’ indemnification obligations under Section 11.3, as to any Loan of the Lender to which an affected Interest Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) or prepay such Loan in accordance with Section 3.4(a). Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) upon such specified date.

(d)            Benchmark Replacement Setting.

(i)            Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark for any Currency, then (x) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement or any other Loan Document so long as Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)            Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement or any other Loan Document.

(iii)            Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify the Borrowers and the Lenders of (A) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (E) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.7(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section 4.7(d).

(iv)            Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that such representativeness will not be restored, then Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark, then Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v)            Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Loan bearing interest based on the Term SOFR Rate, Eurocurrency Rate or RFR, conversion to or continuation of Loans bearing interest based on such Interest Rate Option to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Loan or conversion to Loans bearing interest under the Base Rate Option. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(vi)            Announcements Related to LIBOR. On March 5, 2021, the ICE Benchmark Administration, the administrator of LIBOR (the “IBA”) and the U.K. Financial Conduct Authority, the regulatory supervisor for the IBA, announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month USD LIBOR tenor settings (collectively, the “Cessation Announcements”). The parties hereto acknowledge that, as a result of the Cessation Announcements, a Benchmark Transition Event occurred on March 5, 2021 with respect to USD LIBOR under clauses (a) and (b) of the definition of “Benchmark Transition Event” below; provided, however, no related Benchmark Replacement Date occurred as of such date.

(vii)            Certain Defined Terms. As used in this Section 4.7(d):

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, (x) if the then-current Benchmark for such Currency is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark for such Currency, as applicable, pursuant to this Credit Agreement as of such date.

“Benchmark” means, initially, with respect to any Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to (a) Dollars, Term SOFR Rate, (b) Sterling or Euros, the Daily Simple RFR, or (c) Canadian Dollars, the Eurocurrency Rate applicable for such Currency; provided that if a Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section 4.7. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below (but in each case only if such alternative rate is also being applied to at least 50% of the aggregate principal amount of the quarterly pay, floating interest rate obligations that constitute Assets or, if no such alternative rate applies to at least 50% of such Assets, then the most prevalently used alternative rate that is being applied to the quarterly pay, floating interest rate obligations that constitute Assets) that can be determined by Administrative Agent for the applicable Benchmark Replacement Date:

(a)            Where the Benchmark is the Eurocurrency Rate, the alternate benchmark rate that has been selected by Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Available Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time and the related Benchmark Replacement Adjustment.

(b)            Where the Benchmark is the Term SOFR Rate: the sum of: (A) Daily Simple SOFR and (B) the related Benchmark Replacement Adjustment; and

(c)            the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time and (B) the related Benchmark Replacement Adjustment.

provided that, in the case of clause (b) or clause (c) above, such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by Administrative Agent in its reasonable discretion; provided; further that if the Benchmark Replacement as determined pursuant to (a), (b) or (c) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Credit Agreement and the other Loan Documents; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time; provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Date” means a date and time determined by the Administrative Agent, which date shall be at the end of an Interest Period, if applicable, and no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(1)            in the case of clause (a) of the definition of “Benchmark Transition Event,” the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2)            in the case of clause (b) of the definition of “Benchmark Transition Event,” the date determined by Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein; or

(3)            in the case of clause (d) of the definition of “Benchmark Transition Event”, the first Business Day following the fifth (5th) consecutive Business Day that all Available Tenors of such Benchmark are not published;

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1), (2) or (3) above with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events, with respect to any then-current Benchmark for any Currency:

(1)            a public statement or publication of information is provided to Administrative Agent by or on behalf of the administrator of such Benchmark for such Currency (or the published component used in the calculation thereof), announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark for such Currency (or such component thereof), permanently or indefinitely; provided that, at the time of any such statement, publication, or notice, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark for such Currency (or such component thereof); or

(2)            a public statement or publication of information is provided to Administrative Agent by an Official Body having jurisdiction over the Administrative Agent or the administrator of such Benchmark for such Currency, the regulatory supervisor for the administrator of such Benchmark for such Currency (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark for such Currency (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark for such Currency (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark for such Currency (or such component), which states that the administrator of such Benchmark for such Currency (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark for such Currency (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark for such Currency (or such component thereof); or

(3)            a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that such representativeness will not be restored.

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.7 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.7.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Reference Time” means, with respect to any setting of the then-current Benchmark, the time determined by Administrative Agent in its reasonable discretion.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

Section 5.            SECURITY

5.1          Liens and Security Interest.

(a)            Collateral Grant. In order to secure the Obligations and until payment and performance in full of such Obligations and the expiration or termination of all Commitments hereunder and the termination of the Loan Documents, the respective Borrowers each hereby pledges, charges and assigns by way of security to Administrative Agent and grants to Administrative Agent, for the benefit of the Secured Parties, a first priority security interest in and Lien on their respective rights in the following (to the extent applicable), whether now existing or hereafter acquired or arising and wherever located (the “Collateral”):

(i)            all of such Borrower’s rights to make Capital Calls on Investors and all other rights, titles, interests, powers and privileges related to, appurtenant to or arising out of such Borrower’s right to require or demand that the Investors make Capital Contributions to such Borrower;

(ii)           all of such Borrower’s rights, titles, interests and privileges in and to the Capital Commitments, the Uncalled Capital Commitments, Pending Capital Calls and Capital Contributions made by Investors;

(iii)          all of such Borrower’s rights, titles, interests, remedies, and privileges under the applicable Operative Documents and Subscription Agreements to issue Capital Calls and to receive and enforce the funding of Capital Contributions;

(iv)          the Capital Account, if applicable, and any successor or substitute accounts, together with all of the applicable Borrower’s right, title, and interest in and to such account, all sums or other property now or at any time hereafter on deposit therein, credited thereto, or payable thereon, and all instruments, documents, certificates, and other writings evidencing such account;

(v)           all of such Borrower’s rights, titles, interest and privileges in the Assets and each Special Purpose Entity;

(vi)          the Asset Accounts and any successor or substitute accounts, together with all of the applicable Borrower’s right, title, and interest in and to such account, all sums or other property now or at any time hereafter on deposit therein, credited thereto, or payable thereon, and all instruments, documents, certificates, and other writings evidencing such account;

(vii)          all other assets of such Borrower, including all instruments, documents, general intangibles, investment property, supporting obligations, accounts, or deposit accounts under the Uniform Commercial Code or otherwise related to the forgoing; and

(viii)         all proceeds of any and all of the foregoing.

Notwithstanding the foregoing, the Collateral shall not include (a) any Assets or other assets to the extent any valid contract with respect to such Asset or investment or any applicable law prohibits the grant of a security interest in such Asset, investment or contract; provided, however, that this clause (a) shall not exclude the cash proceeds of any such Asset, investment or contract or any prohibition invalidated by Sections 9-406, 9-407, 9-408 or 9-409 of the UCC, (b) Margin Stock, (c) equity interests in any Subsidiary of a Borrower (other than a Special Purpose Entity), (d) cash or cash equivalents, repurchase agreements and any other liquid investment products, and (e) Excluded Amounts.

(b)            Reliance. Borrowers acknowledge and agree that Administrative Agent and each Lender have entered into this Credit Agreement, extended credit hereunder and at the time of each Loan will make such credit extension in reliance on the obligations of the Investors to fund their respective Capital Commitments and accordingly, it is the intent of the parties that such Capital Commitments may be enforced by Administrative Agent, pursuant to the terms of the Loan Documents, directly against Investors without further action by Borrowers and notwithstanding any compromise of any such Capital Commitment after the Closing Date by all the Investors in a manner similar to the compromise procedure permitted by 6 Del. Code section 17-502(b).

5.2           The Collateral Accounts; Capital Calls; Asset Proceeds.

(a)            The Collateral Accounts. Each applicable Borrower shall require all of its Investors to wire transfer all monies or sums paid or to be paid by such Investors pursuant to Capital Calls made by the applicable Borrower, on such Borrower’s behalf, only to the applicable Capital Account. In addition, each applicable Borrower shall deposit into the applicable Capital Account any payments that such Borrower receives directly from the applicable Investors as Capital Contributions. Each Borrower shall deposit into the applicable Asset Account all payments and proceeds (including, but not limited to, interest and principal) received from or on account of any Asset.

(b)            Use of the Collateral Accounts. The Borrowers may withdraw funds from the Collateral Accounts only in compliance with Section 9.14. Upon the occurrence and continuance of (i) an Event of Default or (ii) a mandatory prepayment having been triggered pursuant to Section 3.4(b) that is unpaid, (A) no Borrower shall have the right to, and shall not, give instructions to the Account Bank with respect to the Collateral Account of any Borrower (other than to direct that such defaulted amount or mandatory prepayment be made from such account or to pay Excluded Amounts) and (B) Administrative Agent is authorized to take exclusive control of each Collateral Account. Upon a change of circumstance such that events in clauses (i) and (ii) above have been remedied or upon payment of all outstanding Obligations, Administrative Agent shall promptly relinquish exclusive control of each Collateral Account.

(c)            No Duty. Notwithstanding anything to the contrary herein contained, it is expressly understood and agreed that neither Administrative Agent nor any Lender undertakes any duties, responsibilities, or liabilities with respect to the Capital Calls issued by a Borrower. Neither Administrative Agent nor any Lender shall be required to take any action with respect to any other matter that might arise in connection with the Constituent Documents of any Borrower, a Subscription Agreement, a Side Letter or any Capital Call. Neither Administrative Agent nor any Lender shall have any duty to determine or inquire into any happening or occurrence or any performance or failure of performance of any Borrower or any of the Investors.

(d)            Disbursements from Collateral Accounts. Upon the occurrence and continuance of (i) an Event of Default or (ii) a mandatory prepayment having been triggered pursuant to Section 3.4(b) that is unpaid, each Borrower hereby irrevocably authorizes and directs Administrative Agent to charge from time to time the Collateral Accounts for amounts not paid when due; provided that promptly after any disbursement of funds from such account to the Lenders, Administrative Agent shall provide notice thereof to Borrowers.

(e)            No Representations. Neither Administrative Agent nor any Lender shall be deemed to make at any time any representation or warranty as to the validity of any Capital Call nor shall Administrative Agent or any Lender be accountable for any Borrower’s use of the proceeds of any Capital Contribution.

(f)            No Impairment of Rights. The rights of Administrative Agent hereunder shall not be released, diminished, impaired, reduced or adversely affected by (i) any adjustment, indulgence, forbearance or compromise that might be granted or given by Administrative Agent to any primary or secondary obligor or in connection with any security for the Obligations; (ii) any full or partial release of any security for the Obligations, except in accordance with the provisions of the Loan Documents; (iii) any other action taken or omitted to be taken by Administrative Agent in connection with the Obligations, whether or not such action or omission prejudices any Borrower or increases the likelihood that the Collateral Accounts will be applied to the Obligations; or (iv) notice of any of the foregoing.

(g)            Additional Rights. Administrative Agent may, at any time and from time to time, without further consent of or notice to any Borrower, and with or without valuable consideration (i) release any Person primarily or secondarily liable in respect of the Obligations or any security therefor; (ii) renew, extend or accept partial payments upon, release or permit substitutions for or withdrawals of, any security (other than a Collateral Account) at any time directly or indirectly, immediately or remotely, securing the payment of the Obligations or any part thereof; or (iii) release or pay to any Borrower, or any other Person otherwise entitled thereto, any amount paid or payable in respect of any such other direct or indirect security for the Obligations, or any part thereof.

5.3          Agreement to Deliver Additional Collateral Documents. The Borrowers shall deliver such security agreements, financing statements, assignments, and other collateral documents, in form and substance reasonably satisfactory to Administrative Agent, as Administrative Agent may reasonably request from time to time for the purpose of granting to, or maintaining or perfecting in favor of Administrative Agent, for the benefit of the Secured Parties, first priority security interests in the Collateral, together with other assurances of the enforceability and first priority of the Lenders’ Liens and assurances of due recording and documentation of the Filings and Loan Documents or copies thereof, as Administrative Agent may reasonably require to avoid material impairment of the first priority Liens and security interests granted or purported to be granted in accordance with this Section 5 (in each case subject to Permitted Liens).

5.4           Subordination.

(a)            Subordination of Claims. Upon the occurrence and continuance of (i) an Event of Default at a time when Principal Obligations are outstanding or (ii) a mandatory prepayment having been triggered pursuant to Section 3.4(b) that is unpaid, no Borrower shall make any payments of any kind, directly or indirectly, on any debts and liabilities to any other Borrower, Investor, the Investment Adviser or the Administrator, whether now existing or hereafter arising and whether direct, indirect, several, joint and several, or otherwise, and howsoever evidenced or created (collectively, the “Other Claims”), but excluding payments permitted by Section 9.13 or to another Borrower to the extent such payments are solely used to pay a defaulted payment or mandatory prepayment, in each case, of the Obligations. All Other Claims, together with all Liens on assets securing the payment of the Other Claims shall at all times during the continuance of an Event of Default or during the existence of a mandatory prepayment having been triggered pursuant to Section 3.4(b) that is unpaid be subordinated to and inferior in right and in payment to the Obligations and all Liens on assets securing all or any portion of the Obligations of any Borrower, and each Borrower, the Investment Adviser and the Administrator each agrees to take such actions as are necessary to provide for such subordination between it and any other Borrower, the Investment Adviser and/or the Administrator. Each of the Investment Adviser and the Administrator acknowledges and agrees that at any time an Event of Default has occurred and is continuing at a time when Principal Obligations are outstanding or a mandatory prepayment has been triggered pursuant to Section 3.4(b) that is unpaid, the payment of any Other Claims due and owing to it from any Borrower shall be subordinated to and inferior in right and payment to the Obligations in all respects; provided that, so long as no Event of Default pursuant to Section 10.1(a) or Section 10.1(i) has occurred and is continuing, the Borrowers shall be permitted to make payments to the Investment Advisor and the Administrator for management fees that represent fees for regular, ordinary course asset management activities and are not in the nature of performance fees, incentive fees or fees representing or constituting any carried interest in an aggregate amount not exceeding $5,000,000 during any calendar year.

(b)            Subordination of Rights. Upon the occurrence and continuance of (i) an Event of Default at a time when Principal Obligations are outstanding or (ii) a mandatory prepayment having been triggered pursuant to Section 3.4(b) that is unpaid, no Borrower shall exercise or enforce: (A) any creditor’s or partnership right it may have against any Investor or (B) any rights or remedies against any Investor under the Constituent Documents of such Person or the Subscription Documents, in each case ((A) and (B)), other than (1) to send notice of an overdue and unpaid Capital Contribution or (2) otherwise upon request by Administrative Agent during a Standstill Period.

Section 6.            CONDITIONS PRECEDENT TO LENDING

6.1          Obligations of the Lenders. The obligation of the Lenders to advance the initial Borrowing shall not become effective until the date on which Administrative Agent shall have received each of the following documents and each of the other conditions listed below is satisfied:

(a)            Credit Agreement and Loan Documents. This Credit Agreement and any other Loan Document, duly executed and delivered by each Initial Borrower and the other Persons party thereto;

(b)            Filings. (i) Reasonably satisfactory reports of searches of Filings in the jurisdiction of formation or registration of each Initial Borrower, copies of the financing statements on file in such jurisdictions and evidence that no Liens on the Collateral exist, or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted and (ii) Filings reasonably satisfactory to Administrative Agent with respect to the Collateral, submitted for filing in the appropriate public filing office(s) (as applicable), to perfect Administrative Agent’s first priority security interest in the Collateral (subject to Permitted Liens);

(c)            Responsible Officer Certificates. A certificate from a Responsible Officer of each Initial Borrower, in the form of Exhibit D;

(d)            Constituent Documents. True and complete copies of the Constituent Documents of the Initial Borrower, Investment Adviser and Administrator, together with certificates of good standing, in each case certified by a Responsible Officer, to be correct and complete copies thereof and in effect on the date hereof;

(e)            Authority Documents. (i) Resolutions authorizing the entry into the transactions contemplated in the Loan Documents by the Initial Borrower, certified by a Responsible Officer, as correct and complete copies thereof and (ii) each Delegation and Email Authorization Letter, duly executed and delivered by each Borrower;

(f)            Incumbency Certificate. From each of the Initial Borrower, Investment Adviser and Administrator, a signed certificate of a Responsible Officer thereof, who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents, together with the true signatures of each such Person; Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(g)            Opinions. A favorable written opinion of counsel to each Initial Borrower in form and substance reasonably satisfactory to Administrative Agent;

(h)            Investor Documents. A copy of each Investor’s duly executed Subscription Agreement and Side Letter (if applicable), Credit Link Document (if applicable), with each Initial Borrower, which in each case shall be acceptable to Administrative Agent in its sole but reasonable discretion, as well as a schedule of each Investment Period for all Investors;

(i)            Investment Documents. For each Eligible Asset, a copy of all applicable Investment Documents;

(j)            [Reserved].

(k)            ERISA Status. With respect to each Initial Borrower, either (i) a favorable written opinion of counsel to each Initial Borrower, addressed to Administrative Agent, reasonably acceptable to Administrative Agent and its counsel, regarding the status of each Initial Borrower as an Operating Company (or a copy of such opinion addressed to the Investors of each Initial Borrower, reasonably acceptable to Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to Administrative Agent); (ii) a certificate, addressed to Administrative Agent, signed by a Responsible Officer of the Initial Borrower, that the underlying assets of such Initial Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Initial Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; or (iii) a certificate, addressed to the Administrative Agent, signed by a Responsible Officer of the Initial Borrower after consultation with nationally recognized ERISA counsel, that the underlying assets of such Initial Borrower do not constitute Plan Assets because the equity interests issued by such Initial Borrower, in which a “benefit plan investor” within the meaning of Section 3(42) of ERISA has an interest, are “publicly offered securities” within the meaning of the Plan Asset Regulations;

(l)            Deposit Account Control Agreement. A Deposit Account Control Agreement, duly executed and delivered by each Initial Borrower, the applicable Account Bank and Administrative Agent, with respect to each Collateral Account, which shall be acceptable to Administrative Agent and each Lender in its sole but reasonable discretion;

(m)            “Know-Your-Customer” Information and Documents. Such documentation reasonably requested by the Lenders so that each Initial Borrower is KYC Compliant;

(n)            Fees; Costs and Expenses. Payment of all fees and other amounts due hereunder on or prior to the date hereof, and payment of all reasonable expenses required to be reimbursed or paid by Borrowers hereunder, including the reasonable and documented fees and disbursements of Cadwalader, Wickersham & Taft LLP; and

(o)            Certificate of Beneficial Ownership; USA PATRIOT Act Diligence. Administrative Agent and each Lender shall have received, in form and substance reasonably acceptable to Administrative Agent and each Lender an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

6.2            Conditions to all Loans. The obligation of the Lenders to advance each Borrowing (including the initial Borrowing) is subject to the following conditions precedent:

(a)            Representations and Warranties. The representations and warranties of the Borrowers in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier) on and as of the date of such Borrowing, except to the extent that such representations and warranties relate to an earlier date, in which case, such representations and warranties are true and correct in all material respects (without duplication of any materiality qualifier) as of such earlier date;

(b)            No Default. No event shall have occurred and be continuing, or would result from the Borrowing, which constitutes an Event of Default or a Potential Default;

(c)            Material Adverse Change. No Material Adverse Change shall have occurred and be continuing;

(d)            Request for Borrowing. Administrative Agent shall have received a Request for Borrowing, which shall include a certification of compliance with the Minimum Uncalled Capital Coverage Requirement pursuant to Section ~~9.27~~8.20, together with a Borrowing Base Certificate, and an Investment Report;

(e)            No Investor Excuses. Other than as disclosed to Administrative Agent in writing, the Borrowers have no knowledge or reason to believe any Investor would be entitled to exercise any withdrawal, excuse or exemption right under the applicable Operative Documents, its Subscription Agreement or any Side Letter with respect to any Asset being acquired in whole or in part with any proceeds of the related Loan, provided, that if the Borrowers have disclosed a potential excuse or exemption right to Administrative Agent in writing, the applicable Investor shall be deemed to be an “Excused Investor” hereunder with respect to such Borrowing, but Borrowers shall not be prohibited from such Borrowing upon satisfaction of the other conditions therefor; and

(f)            Available Commitment. After giving effect to the proposed Borrowing, the Principal Obligations will not exceed the Available Commitment and the aggregate Principal Obligations will not exceed the Maximum Commitment.

(g)            Eligible Assets. Other than as disclosed to Administrative Agent in writing, the Borrowers have no knowledge or reason to believe that any Asset is no longer an Eligible Asset (provided, that if the Borrowers have disclosed the foregoing to Administrative Agent in writing, such Asset shall be excluded from the calculation of the Available Commitment, but Borrowers shall not be prohibited from such Borrowing upon satisfaction of the other conditions therefor).

(h)            Investment Company Act Compliance. After giving effect to the proposed Borrowing, each Initial Borrower shall be in compliance with all applicable limitations on Indebtedness under the Investment Company Act and its Constituent Documents.

6.3            Additional Borrowers. Borrowers may at any time request that Additional Borrowers be added as parties hereunder. The addition of such Additional Borrower as a Borrower hereunder and for all purposes under the Loan Documents is subject to (i) consent of the Lenders, in their reasonable discretion, and (ii) Administrative Agent’s receipt of the following documents and satisfaction of the following conditions precedent (and upon the satisfaction of such requirements such Additional Borrower shall be a Borrower hereunder and for all purposes under the Loan Documents):

(a)            Additional Borrower Joinder. An Additional Borrower Joinder, duly executed and delivered by the parties thereto, in form and substance reasonably acceptable to the Lenders;

(b)            Filings. (i)  Reasonably satisfactory reports of searches of Filings in the jurisdiction of formation of such additional Borrower, copies of the financing statements on file in such jurisdictions and evidence that no Liens on the Collateral exist (other than Permitted Liens), or, if necessary, copies of proper financing statements, if any, filed on or before the date hereof necessary to terminate all security interests and other rights of any Person in any Collateral previously granted and (ii) unfiled copies of each UCC-1 with respect to such additional Borrower as debtor and Administrative Agent as secured party reasonably satisfactory to Administrative Agent with respect to the Collateral, to perfect Administrative Agent’s first priority security interest in the Collateral (subject to Permitted Liens);

(c)            Responsible Officer’s Certificates. A certificate from a Responsible Officer of such additional Borrower, in the form of Exhibit D;

(d)            Constituent Documents. True and complete copies of the Constituent Documents of such additional Borrower, together with certificates of good standing, in each case certified by a Responsible Officer of such additional Borrower to be correct and complete copies thereof and in effect on the date hereof;

(e)            Authority Documents. (i) Resolutions authorizing the entry into the transactions contemplated in the Loan Documents by such additional Borrower, certified by a Responsible Officer as correct and complete copies thereof and (ii) each Delegation and Email Authorization Letter, duly executed and delivered by each Borrower;;

(f)            Incumbency Certificate. From such additional Borrower, a signed certificate of a Responsible Officer, who shall certify the names of the Persons authorized, on the date hereof, to sign each of the Loan Documents, together with the true signatures of each such Person; Administrative Agent may conclusively rely on such certificate until it shall receive a further certificate canceling or amending the prior certificate and submitting the authority and signatures of the Persons named in such further certificate;

(g)            Opinions. A favorable written opinion of counsel to such additional Borrower, in form and substance reasonably satisfactory to Administrative Agent;

(h)            Investors. Any new Investors (i.e., such Investors are not existing Investors in an existing Borrower) of such additional Borrower shall be acceptable to Lenders in their reasonable discretion;

(i)            Investor Documents. A copy of a duly executed Subscription Agreement and Side Letter (if applicable) of each Investor in such additional Borrower;

(j)            Collateral Accounts. Such additional Borrower shall have entered into customary agreements or other arrangements reasonably acceptable to Administrative Agent whereby such additional Borrower shall maintain the Capital Account, if applicable, and Asset Account with the applicable Account Bank;

(k)            Fees; Costs and Expenses. Payment of all fees and other amounts due hereunder on or prior to the date hereof, and payment of all reasonable expenses required to be reimbursed or paid by Borrowers hereunder, including the reasonable and documented fees and disbursements of Cadwalader, Wickersham & Taft LLP and counsel to Administrative Agent in each applicable jurisdiction;

(l)            ERISA Status. With respect to such additional Borrower, either (i) a favorable written opinion of counsel to such additional Borrower, addressed to Administrative Agent, reasonably acceptable to Administrative Agent and its counsel, regarding such additional Borrower’s status as an Operating Company (or a copy of such opinion addressed to certain or all of the Investors or another Borrower, reasonably acceptable to Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to Administrative Agent); (ii) a certificate, addressed to Administrative Agent, signed by a Responsible Officer of such additional Borrower, stating that the underlying assets of such additional Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such additional Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA; or (iii) a certificate, addressed to the Administrative Agent, signed by a Responsible Officer of such additional Borrower after consultation with nationally recognized ERISA counsel, that the underlying assets of such additional Borrower do not constitute Plan Assets because the equity interests issued by such additional Borrower, in which a “benefit plan investor” within the meaning of Section 3(42) of ERISA has an interest, are “publicly offered securities” within the meaning of the Plan Asset Regulations;

(m)            “Know-Your-Customer” Information and Documents. Administrative Agent and each Lender shall have received, in form and substance reasonably acceptable to Administrative Agent and each Lender an executed Certificate of Beneficial Ownership and such other documentation and other information reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and

(n)            Additional Information. Administrative Agent shall have received such other information and documents as may reasonably be required by any Lender. In addition, each Lender shall have completed to its reasonable satisfaction and in its reasonable discretion its due diligence review of such additional Borrower.

Section 7.              REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

To induce the Lenders to make the Loans hereunder, each Borrower hereby represents and warrants to Administrative Agent and the Lenders that:

7.1            Organization and Good Standing. Each Borrower is duly incorporated, organized, registered, validly existing and in good standing under the laws of its jurisdiction of organization, formation, registration or incorporation, as applicable, has the requisite power and authority to own its properties and assets and to carry on its business as now conducted, and is qualified to do business in each jurisdiction where the nature of the business conducted or the property owned or leased requires such qualification, except where the failure to be so qualified to do business would not have a Material Adverse Effect.

7.2            Authorization and Power. Each Borrower has the partnership, exempted limited partnership, limited liability company or corporate power, as applicable, and requisite authority to execute, deliver, and perform its respective obligations under the Loan Documents to be executed by it, its Constituent Documents, and its Subscription Agreements. Each Borrower is duly authorized to, and has taken all partnership, exempted limited partnership, limited liability company or corporate action, as applicable, necessary to authorize it to execute, deliver, and perform its obligations under the Loan Documents, its Constituent Documents, and the Subscription Agreements, and is and will continue to be duly authorized to perform its obligations under the Loan Documents, its Constituent Documents and the Subscription Agreements.

7.3            No Conflicts or Consents. None of the execution and delivery of the Loan Documents, the consummation of any of the transactions herein or therein contemplated, or the compliance with the terms and provisions hereof or thereof, will contravene or conflict, in any material respect, with (a) any Applicable Law which a Borrower is subject, (b) any judgment, license, order or permit applicable to the Borrowers, (c) the Borrowers’ Constituent Documents or any Side Letter, or (d) any material indenture, mortgage, contract, deed of trust or other agreement or instrument to which a Borrower is a party or by which a Borrower may be bound or to which a Borrower may be subject. No consent, approval, authorization or order of any court or Governmental Authority, Investor or third party is required in connection with the execution and delivery by the Borrowers of the Loan Documents or to consummate the transactions contemplated hereby or thereby, including its Constituent Documents, except, in each case, for that which has already been obtained.

7.4            Enforceable Obligations. This Credit Agreement and the other Loan Documents to which each Borrower is a party are the legal and binding obligations of such Borrower, enforceable in accordance with their respective terms, subject to Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law).

7.5            Priority of Liens; Eligibility of Assets. The Loan Documents create, as security for the Obligations, valid and enforceable, perfected first priority security interests in and Liens on all of the Collateral in favor of Administrative Agent, for the benefit of the Secured Parties, subject to no other Liens (other than Permitted Liens), except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law). Such security interests in and Liens on such Collateral shall be superior to and prior to the rights of all third parties in such Collateral (subject to Permitted Liens), and, other than in connection with any future change in the applicable Borrower’s name, identity or structure, or its jurisdiction of organization, registration or incorporation, as the case may be, no further recordings or Filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than the filing of continuation statements in accordance with Applicable Law. Each Asset included as an Eligible Asset in any calculation of the Available Commitment or other report was, in fact, to the knowledge of the Borrowers, an Eligible Asset at such time.

7.6            Financial Condition. Commencing after the first submission of the financial statements and reports as described in Section 8.1, the Borrowers have delivered to Administrative Agent the most recently available copies of such financial statements and reports, in each case which are true and correct in all material respects, and such financial statements fairly present in all material respects the financial condition of such Borrower as of the applicable date of delivery.

7.7            Full Disclosure. No written factual representation, warranty or other statement (other than general economic or industry data) of any Borrower in any certificate or written statement given to Administrative Agent, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Administrative Agent, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading in any material respect in light of the circumstances in which such statement was made.

7.8            No Default. No event has occurred and is continuing which constitutes an Event of Default or, to the knowledge of the applicable Borrower, a Potential Default.

7.9            No Litigation. (a) As of the Closing Date, there are no actions, suits, investigations or legal, equitable, arbitration or administrative proceedings in any court or before any arbitrator or Governmental Authority (“Proceedings”) pending or, to any Borrower’s knowledge, threatened in writing, against any Borrower, other than any such Proceeding that has been disclosed in writing by such Borrower to Administrative Agent, and (b) as of any date after the Closing Date, there are no such Proceedings pending, or to any Borrower’s knowledge, threatened in writing by or against such Borrower that would reasonably be expected to result in a Material Adverse Effect.

7.10            Material Adverse Change. No circumstances exist or changes to any Borrower have occurred since the date of the most recent financial statements of such Borrower delivered to Administrative Agent which would reasonably be expected to result in a Material Adverse Change.

7.11            Taxes. GBDC 4 is and from the commencement of its operations has always been a RIC. All U.S. federal income and other material tax returns, information statements and reports required to be filed by any Borrower in any jurisdiction have been filed and all U.S. federal income and other material taxes, assessments, fees, and other governmental charges upon such Borrower or upon any of its properties, income or franchises have been paid prior to the time that such taxes become delinquent. There is no proposed material tax assessment against any Borrower for failure to pay past taxes or any basis for such assessment.

7.12            Principal Office; Jurisdiction of Formation. Each of the chief executive office, jurisdiction of formation or registration and principal place of business of the Borrowers is correctly listed on Schedule I hereto.

7.13            ERISA. The underlying assets of each Borrower do not constitute Plan Assets. Assuming that no portion of any Borrowing is or has been funded with Plan Assets, unless the applicable Lender relied on an applicable prohibited transaction exemption, all of the conditions of which are satisfied, the execution, delivery and performance of this Credit Agreement and the other Loan Documents, the enforcement of the Obligations in accordance with the terms of this Credit Agreement and the other Loan Documents, and the borrowing and repayment of amounts under this Credit Agreement, do not and will not constitute a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A) – (D) of the Internal Revenue Code. None of any Borrower, or any member of any Borrower’s Controlled Group has established, maintains or has any obligation to contribute to any Plan, except as could not reasonably be expected to result in a Material Adverse Effect.

7.14            Compliance with Law. Each Borrower is in material compliance with all Applicable Laws, including Environmental Laws.

7.15            Capital Commitments and Contributions. As of the Closing Date, all the Investors and their Capital Commitments and Uncalled Capital Commitments are set forth on Exhibit A. No Capital Calls have been delivered to the Investors other than those disclosed to Administrative Agent. Pursuant to the applicable Operative Document, Subscription Agreements and Side Letters, each Capital Commitment may be subject to a Capital Call for paying the Obligations (without meeting any special conditions, including the use of any Loan or the timing of any Borrowing) at any time, without regard to the termination or expiration of the Investment Period.

7.16            Fiscal Year. The fiscal year of each Borrower ends on September 30 in each year.

7.17            Investor Documents. Each Investor has executed a Subscription Agreement which has been provided to Administrative Agent. Each Side Letter that has been entered into by such Investor has been provided to Administrative Agent. For each Investor, (i) the applicable Operative Document and its Subscription Agreement (and any related Side Letter) set forth its entire agreement regarding its Capital Commitment and (ii) no changes, modifications, amendments or waivers were otherwise made to the applicable Operative Document, form Subscription Agreement attached hereto, or any related Side Letter, except for any changes, modifications or waivers (a) that were entered into in accordance with the terms of this Credit Agreement and (b) with respect to which the Borrowers provided notice in writing to the Administrative Agent as required hereunder.

7.18            Margin Stock. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used: (a) to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock; (b) to reduce or retire any Indebtedness which was originally incurred to purchase or carry any such Margin Stock; or (c) for any other purpose which, in each of the foregoing clauses (a), (b) and (c), would result in a violation of Regulation T, U or X. No Borrower nor any Person acting on behalf of the Borrowers has taken or will take any action which might cause any Loan Document to violate Regulation T, U or X or any other regulation of the Board of Governors of the Federal Reserve System or to violate Section 7 of the Securities Exchange Act, in each case as now in effect or as the same may hereafter be in effect. No Loan will be secured at any time by, and the Collateral in which any Borrower has granted to Administrative Agent, for the benefit of each of Administrative Agent and the Lenders, a security interest and Lien pursuant to the Loan Documents will not contain at any time any Margin Stock.

7.19            Investment Company Act. Other than the GBDC 4, which is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act, no Borrower is required to be registered as an “investment company” as defined in the Investment Company Act.

7.20            No Defenses. No Borrower knows of any default or circumstance which with the passage of time and/or giving of notice, could constitute a breach or default under its Constituent Documents, any Subscription Agreement or Side Letter which would constitute a defense to the obligation of any Investor to make Capital Contributions, or has any knowledge of any claims of offset or any other claims of any Investor against a Borrower which could diminish or adversely affect the obligations of such Investor to fund Capital Calls.

7.21            No Withdrawals or Reductions of Capital Commitments. No Investor has withdrawn or reduced such Investor’s Capital Commitment for any reason other than (a) expiration of such Capital Commitment at scheduled maturity as provided in its Subscription Documents ~~and~~, (b) the Administrative Agent, in its sole discretion, has consented in writing to such withdrawal, cancellation or reduction of such Investor’s Capital Commitment, or (c) transfers to such Investor’s Affiliates as expressly permitted under the Constituent Documents of the applicable Borrower.

7.22            Sanctions and other Anti-Terrorism Laws. No: (a) Covered Entity: (i) is a Sanctioned Person, nor any employees, officers, directors, affiliates, consultants, brokers or agents acting on a Covered Entity’s behalf in connection with this Credit Agreement is a Sanctioned Person; (ii) directly, or indirectly through any third party, engages in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, or which otherwise are prohibited by any Laws of the United States or Laws of other applicable jurisdictions relating to economic sanctions and other Anti-Terrorism Laws; and (b) Collateral is Embargoed Property.

7.23            Anti-Corruption Laws. Each Covered Entity has (a) conducted its business in material compliance with all Anti-Corruption Laws and (b) has instituted and maintains policies and procedures designed to ensure compliance with such Laws.

7.24            Insider. No Borrower is an “executive officer,” “director,” or “person who directly or indirectly or acting through or in concert with one or more persons owns, controls, or has the power to vote more than ten percent (10%) of any class of voting securities” (as those terms are defined in 12 U.S.C. §375b or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a subsidiary, or of any subsidiary of a bank holding company of which any Lender is a subsidiary.

7.25            Financial Condition. Each Borrower is Solvent.

7.26            Other Investment Vehicles. Other than as disclosed to Administrative Agent and the Lenders in writing, no Alternative Investment Vehicles have been formed.

7.27            Borrowing Base Certificate and Investment Report. The Borrowing Base Certificate and the Investment Report, as each may be updated in writing from time to time by the applicable Borrowers, are, to the knowledge of the applicable Borrower, true and correct in all material respects.

7.28            Investment Company Act. No Borrower Party (other than GBDC 4) is required to be registered as an “investment company” within the meaning of the Investment Company Act.

7.29            Investment Company Status.   GBDC 4 has elected to be regulated as a “business development company” within the meaning of the Investment Company Act.

   (a)            The business and other activities of the Initial Borrowers and its Subsidiaries, including the making of the Loans hereunder, the application of the proceeds and repayment thereof by the Borrowers and the consummation of the transactions contemplated by the Loan Documents do not result in a material violation or breach in any respect of the provisions of the Investment Company Act, including the applicable limitations on Indebtedness, or any rules, regulations or orders issued by the United States Securities and Exchange Commission thereunder, in each case, that are applicable to the Initial Borrowers and its Subsidiaries.

   (b)            GBDC 4 is in compliance in all material respects with all of its written investment policies.

7.30            Non-Affiliation with Lenders. To the Initial Borrowers’ knowledge, no Lender is an “affiliated person”, or an affiliated person of an affiliated person, of the Initial Borrowers (within the meaning of Section 2(a)(3) of the Investment Company Act).

7.31            Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Administrative Agent and Lenders for each Borrower on or prior to the date of this Credit Agreement, as updated from time to time in accordance with this Credit Agreement, is accurate, complete and correct as of the Closing Date and as of the date any such update is delivered. Each Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.

7.32            Confirmation of Board Minutes. As of the Closing Date, the GBDC 4 Credit Facility Officers (as defined in the Board Minutes) have not determined that there is any circumstance, event or condition which would, in their judgment, have any material adverse effect on this Credit Facility, and for the avoidance of doubt, GBDC 4 confirms that no additional authorization or board approval shall be required for entry into or performance of this Credit Facility.

Section 8.              AFFIRMATIVE COVENANTS OF THE BORROWERS

So long as the Commitments remain outstanding and until payment and performance in full of the outstanding Obligations, each Borrower agrees that:

8.1            Financial Statements, Reports and Notices. The Borrowers shall deliver to Administrative Agent, and promptly upon receipt thereof, Administrative Agent will provide copies thereof to all Lenders, in each case via physical copies or an electronic or other communication data room or medium as Administrative Agent may reasonably request, the following:

(a)            Financial Reports.

(i)            Annual Reports. As soon as available, but no later than one hundred twenty (120) days after the end of each fiscal year for Borrowers, (A) the audited balance sheet and related statements of operations, income, shareholders’ equity and cash flows of the Borrowers as of the end of and for such year, setting forth in each case in comparative form (if applicable) the figures for the previous fiscal year, all reported on by a firm of nationally recognized independent certified public accountants of recognized national standing (without a “going concern” or like qualification or exception, except with respect to the Maturity Date, and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrowers on a consolidated basis in accordance with GAAP, (B) a copy of all financial reports and statements, and any notes thereon, delivered to the Investors during such fiscal year not previously delivered to Administrative Agent, and (C) a Watch List.

(ii)            Quarterly Reports. As soon as available, but no later than one sixty (60) days after the end of each of the first three fiscal quarters of each fiscal year of Borrowers, (A) the unaudited balance sheet and related statements of operations, income, schedule of investments, shareholders’ equity and cash flows of Borrowers as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year; provided that the financial statements delivered for the first (1st) fiscal quarter of each year may be preliminary in nature, with final financial statements for such fiscal quarter being delivered with the annual financial statements for the prior fiscal year as required pursuant to Section 8.1(a)(i), (B) a copy of all financial reports and statements, and any notes thereon, delivered to the Investors during such fiscal quarter, and (C) a Watch List.

Information required to be delivered pursuant to this Section 8.1(a) shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall be available on the website of the SEC at http://www.sec.gov or otherwise made publicly available.

(b)            Compliance Certificate. As soon as available, but no later than the date any financial statements are due pursuant to Section 8.1(a), a compliance certificate in the form of Exhibit C hereto (the “Compliance Certificate”), certified by a Responsible Officer of the Borrowers to be true and correct, (i) stating whether any Event of Default or, to the knowledge of the applicable Borrower, any Potential Default exists, (ii) stating whether the Borrowers are in compliance with the Debt Limitations contained in Section 9.9 and containing the calculations evidencing such compliance, (iii) stating that to the actual knowledge of the Borrowers, no Exclusion Event has occurred with respect to any Included Investor or Designated Investor (that has not previously been disclosed to Administrative Agent in writing), (iv) that to the actual knowledge of the applicable Borrower, each Included Investor described in clause (a)(i) of the first sentence of the definition of “Included Investor” continues to meet the Applicable Requirement, (v) stating whether the Borrowers are in full compliance with all the terms and conditions of the Loan Documents, and setting forth a summary of calculations demonstrating compliance with the financial covenants set forth herein, (vi) stating whether the Borrowers are in full compliance with the Minimum Uncalled Capital Coverage Requirement and setting forth the calculation thereof; and (vi) providing such other information as Administrative Agent may reasonably request.

(c)            Capital Calls. (i) Within ten (10) days after the issuance of each Capital Call, the applicable Borrowers shall notify Administrative Agent of the timing and amount of such Capital Call and the aggregate amount of Uncalled Capital Commitments of the Investors and (ii) Borrowers shall promptly notify Administrative Agent of the identity of any Investor that fails to fund such Capital Call within thirty (30) days after the date such Capital Call is due (without regard to any additional cure or notice periods).

(d)            Notice of Default. Within two (2) Business Days of becoming aware of the existence of an Event of Default or Potential Default, the Borrowers shall furnish Administrative Agent a written notice specifying the nature and period of existence thereof and any action being taken with respect thereto.

(e)            Material Adverse Change. Promptly after any Borrower has learned of any matter that could reasonably be expected to result in a Material Adverse Change, written notice thereof accompanied by a statement of an Responsible Officer of the Borrowers setting forth details of the occurrence referred to therein and stating what action the Borrowers has taken and proposes to take with respect thereto.

(f)            Investor and Eligible Asset Events. Applicable Borrowers shall promptly notify Administrative Agent: (i) if an Exclusion Event has occurred with respect to any Included Investor or any Designated Investor or if any other Investor has violated or breached any material term of the Partnership Agreement, the Subscription Agreement, or Credit Link Document, (ii) to the knowledge of such Borrower, any Investor has become a Defaulting Investor, (iii) there has been any decline in the Rating of any Investor (or its Credit Provider, Sponsor or Responsible Party) whether or not such change results in an Exclusion Event (it being understood that the Borrowers are not required to affirmatively monitor the Ratings of the Investors), (iv) if any Investor has provided a notice of withdrawal or request for excuse or exemption, (v) of any transfer of any such Investor’s interest in a Borrower, (vi) if a new Investor acquires an interest in such Borrower after the Closing Date, or (vii) if, to the knowledge of such Borrower, any Eligible Asset no longer meets the criteria of being an Eligible Asset. Applicable Borrowers shall, no later than thirty (30) days prior to the expiration of the Investment Period of any Investor, notify Administrative Agent of the expiration thereof.

(g)            Structure Chart. If any Alternative Investment Vehicle is formed, Borrowers will promptly deliver an updated fund structure chart to Administrative Agent.

(h)            ERISA Certification. (i) Prior to admitting one or more ERISA Investors which would result in twenty-five percent (25%) or more of the total value of any class of equity interests in a Borrower being held by “benefit plan investors” within the meaning of Section 3(42) of ERISA, such Borrower shall deliver either (A) a favorable written opinion of counsel addressed to Lenders and reasonably acceptable to Administrative Agent, regarding the status of such Borrower as an Operating Company (or a copy of such opinion addressed to the Investors or another Borrower, reasonably acceptable to Administrative Agent and its counsel, together with a reliance letter with respect thereto, addressed to Administrative Agent) or (B) a certificate, addressed to the Administrative Agent, signed by a Responsible Officer of each such Borrower after consultation with nationally recognized ERISA counsel, stating that the underlying assets of such Borrower do not constitute Plan Assets because the equity interests issued by such Borrower, in which a “benefit plan investor” within the meaning of Section 3(42) of ERISA has such an interest, are “publicly offered securities” within the meaning of the Plan Asset Regulation; and (ii) with respect to each Borrower, no later than sixty (60) days after the first day of each “annual valuation period” (as defined in the Plan Asset Regulations) of such Borrower in the case of clause (1) below or thirty (30) days after the end of such Borrower’s fiscal year in the case of clause (2) or clause (3), below, a certificate signed by a Responsible Officer of such Borrower that (1) such Borrower has remained and still is an Operating Company, (2) the underlying assets of such Borrower do not constitute Plan Assets because less than twenty-five percent (25%) of the total value of each class of equity interests in such Borrower is held by “benefit plan investors” within the meaning of Section 3(42) of ERISA or (3) the underlying assets of such Borrower do not constitute Plan Assets because the equity interests issued by the Borrower, in which a “benefit plan investor” within the meaning of Section 3(42) of ERISA has an interest, are “publicly offered securities” within the meaning of the Plan Asset Regulation.

(i)            Investment Period. Applicable Borrowers shall promptly notify Administrative Agent of the expiration, termination or suspension of the Investment Period, or any liquidation, winding up or dissolution of any such Borrower.

(j)            Litigation. Within five (5) days after the applicable Borrower’s receipt of notice thereof, Borrowers shall notify Administrative Agent of any Proceedings pending or threatened in writing against a Borrower that could, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect.

(k)            Other Reporting. Concurrently with the delivery to three or more unaffiliated Investors, copies of all other material (i) financial statements, (ii) appraisal reports, (iii) performance reports, (iv) notices, and (v) other matters at any time or from time to time furnished to the Investors.

(l)            Recallable Capital Notice. Promptly after the delivery to any Investor, notice of any distribution to any Investor that is Recallable Capital (it being agreed that any amounts distributed to any Investor constituting Recallable Capital shall be acknowledged by the Borrowers as being subject to recall as a Capital Contribution pursuant to the applicable Subscription Agreement) along with a revised Borrowing Base Certificate.

(m)            New Investors or Amended Investor Documents. Within three (3) Business Days of the execution thereof, applicable Borrowers shall deliver to Administrative Agent: (i) copies of the Subscription Agreement (and any related Side Letter) of any new Investor admitted after the Closing Date; (ii) any transfer documentation of any new Investor admitted after the Closing Date; (iii) written evidence of any increase or decrease in the Capital Commitment of any Investor; and (iv) any amendments to any Investor’s Subscription Documents including but not limited to any documents related to an Investor’s election to opt into the provisions of any other Investor’s Side Letter pursuant to a ‘most favored nations’ clause.

(n)            Federal Reserve Form U-1. Whenever required to ensure compliance with Regulations T, U and X and upon the reasonable request of Administrative Agent, a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U and any other notice or form required under Regulation U.

(o)            Borrowing Base Certificate and Investment Report. The applicable Borrower will provide an updated Borrowing Base Certificate and an Investment Report certified by a Responsible Officer of such Borrower to be true and correct in all material respects setting forth a calculation of the Available Commitment in reasonable detail at each of the following times: (i) on the twentieth (20th) day of each calendar month for the preceding month; (ii) in connection with any new Borrowing; (iii) with notice of the issuance of any Capital Calls by such Borrower to the Investors, within five (5) Business Days of such Capital Call; (iv) concurrently with notice of any distribution that gives rise to Recallable Capital in accordance with Section 8.1(k); (v) within five (5) Business Days following any Exclusion Event; (vi) within five (5) Business Days after acquiring knowledge that any Eligible Asset no longer meets the criteria of being an Eligible Asset; and (vii) within five (5) Business Days of any Borrower having knowledge of any other event that reduces the Available Commitment (such as, by way of example, a deemed capital contribution).

(p)            Other Information. Such other information concerning the business, properties, or financial condition of the Borrowers as Administrative Agent shall reasonably request.

(q)            Beneficial Ownership Information. Provide to Administrative Agent and the Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to Administrative Agent and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance reasonably acceptable to Administrative Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by Administrative Agent or any Lender from time to time for purposes of compliance by Administrative Agent or such Lender with applicable Laws (including the USA PATRIOT Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by Administrative Agent or such Lender to comply therewith.

(r)            RIC. Written notice upon any written assertion by a Governmental Authority that GBDC 4 is not or may not qualify as a RIC.

(s)            Affiliated Person. Any Responsible Officer of each Initial Borrower obtaining knowledge that a Lender is an “affiliated person”, or an affiliated person of an affiliated person, of such Initial Borrower (within the meaning of Section 2(a)(3) of the Investment Company Act).

8.2            Payment of Obligations. Each Borrower shall pay and discharge all Indebtedness and other obligations, including all taxes, assessments, and governmental charges or levies imposed upon it, before any such obligation becomes delinquent, if such failure could reasonably be expected to result in a Material Adverse Effect; provided that such Borrower shall not be required to pay any tax, assessment, charge, or levy if the amount, applicability, or validity thereof shall be contested in good faith by adequate proceedings and adequate reserves therefor have been established in accordance with GAAP.

8.3            Maintenance of Existence and Rights. Each Borrower shall preserve and maintain its existence. Each Borrower shall further preserve and maintain all of its rights, privileges, and franchises necessary in the normal conduct of its business and in accordance with all valid regulations and orders of any Governmental Authority the failure of which could reasonably be expected to result in a Material Adverse Effect.

8.4            Books and Records; Access. The Borrowers will keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities in accordance with applicable Law, including the Investment Company Act. Following five (5) Business Days’ prior written notice, each Borrower will give any representative of Administrative Agent or Lenders, or any of them, access at reasonable intervals and to the extent commercially reasonable during ordinary business hours to, and permit their representatives to examine, copy, or make excerpts from, any and all books, records, and documents in the possession of such Borrower and relating to its affairs, and to inspect any of the properties of such Borrower; in each case at such Lender’s or Administrative Agent’s cost and expense; provided that, so long as no Event of Default has occurred and is continuing, such inspection: (a) may be conducted by Administrative Agent on behalf of Lenders; (b) may be conducted once per calendar year; and (c) shall be conducted only if Administrative Agent has a reasonable basis for the concerns such inspection is intended to address.

8.5            Compliance with Law. Each Borrower shall observe and comply in all material respects with all Applicable Laws and all orders of any Governmental Authority, including, Environmental Laws, Anti-Terrorism Laws, the Investment Company Act and ERISA, and maintain in full force and effect all material Governmental Approvals applicable to the conduct of its business.

8.6            Authorizations and Approvals. Each Borrower shall promptly obtain, from time to time at its own expense, all such Governmental Approvals as may be required to enable such Borrower to comply with its obligations, under the Loan Documents and its Constituent Documents, and to conduct its business in the customary fashion.

8.7            Maintenance of Liens. Each Borrower shall perform all such acts and execute all such documents as Administrative Agent may reasonably request in order to enable Administrative Agent and the Lenders to file and record every instrument that Administrative Agent may reasonably deem necessary in order to perfect and maintain Administrative Agent’s first priority Liens on the Collateral (subject to Permitted Liens).

8.8            Compliance with Constituent Documents. Each Borrower shall fully comply with all applicable material provisions of the Constituent Documents of the Borrowers and all Side Letters.

8.9            Investor Default. At all times when an Event of Default has occurred and is continuing, if any applicable Investor is delinquent funding a Capital Call or otherwise in breach of any of its obligations to any Borrower, then such Borrower shall exercise its available remedies as to such Investor (other than the delivery of a defaulted payment notice) only with the written consent of Administrative Agent.

8.10            Solvency. Each Borrower shall be Solvent.

8.11            Accounts. Each Borrower shall maintain (i) its Capital Account, if applicable, at PNC, and (ii) its Asset Account at the applicable Account Bank.

8.12            RIC Status under the Code; Investment Company Act.   GBDC 4 has elected to be treated as a “regulated investment company” within the meaning of the Internal Revenue Code and shall at all times hereafter maintain its status as a “regulated investment company” and be taxed as such within the meaning of the Code, and shall at all times maintain its status as a “business development company” under the Investment Company Act. GBDC 4 shall at all times be in material compliance with its investment policies.

8.13            Taxes. GBDC 4 will continue to be a RIC. Each Borrower will timely file, inclusive of any extensions, all U.S. federal income and other material tax returns, information statements and reports required to be filed by it in any jurisdiction and will pay all U.S. federal income and other material taxes, assessments, fees, and other governmental charges upon such Borrower or upon any of its properties, income or franchises paid prior to the time that such taxes become delinquent, inclusive of any extensions. Subject to Section 9.13, GBDC 4 will make sufficient distributions to qualify to be taxed as a RIC.

8.14            Insurance. Each Borrower shall maintain, with financially sound and reputable insurance companies, liability insurance, and insurance on its present and future businesses against such casualties, risks, and contingencies, and in such types and amounts, as are consistent with customary practices and standards of its industry in the same or similar locations.

8.15            Authorization and Power. Each Borrower will continue to be duly authorized to perform its obligations under the Loan Documents, its Constituent Documents and its Subscription Agreements.

8.16            Further Assurances. Each Borrower shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, and additional agreements, undertakings, conveyances, transfers, assignments, financing statements, or other assurances, and shall take any and all such other action, as Administrative Agent may, from time to time, reasonably deem necessary or desirable in connection with the Credit Agreement or any of the other Loan Documents, the obligations of the Borrowers hereunder or thereunder for better assuring and confirming unto Administrative Agent all or any part of the security for any of such obligations.

8.17            Inspection of Investment Documents. From time to time at the request of Administrative Agent and following at least fourteen (14) days prior written notice by Administrative Agent, each Borrower shall give Administrative Agent access to its Investment Documents; provided that, so long as no Event of Default has occurred and is continuing, such inspection shall be conducted no more than once in a twelve (12) month period.

8.18            Liquidity Event. No later than twenty (20) Business Days prior to the effective date of a Liquidity Event, the Initial Borrowers shall provide Administrative Agent with notice thereof (on a confidential basis), together with a plan, acceptable to Administrative Agent in its sole but reasonable discretion, for the repayment of the Credit Facility, on or prior to such effective date.

8.19            Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.   The Borrowers covenant and agree that (A) they shall immediately notify Administrative Agent, the Collateral Agent and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; and (B) if, at any time, any Collateral becomes Embargoed Property, in addition to all other rights and remedies available to Administrative Agent and each of the Lenders, upon request by Administrative Agent or any of the Lenders, the Borrowers shall provide substitute Collateral acceptable to the Lenders that is not Embargoed Property.

(a)            Each Covered Entity shall conduct their business in compliance with all Anti-Corruption Laws and maintain policies and procedures designed to ensure compliance with such Laws.

8.20         Minimum Uncalled Capital Coverage Requirement. The Borrowers shall ensure that, as of any date, they shall be in compliance with the Minimum Uncalled Capital Coverage Requirement, unless a mandatory prepayment is scheduled to be made pursuant to Section 3.4(b)(ii).

Section 9.              NEGATIVE COVENANTS

So long as the Commitments remain outstanding and until payment and performance in full of the outstanding Obligations, each Borrower agrees that:

9.1            Borrower Information. No Borrower shall change its name, jurisdiction of formation or registration and/or principal place of business without providing prior written notice to Administrative Agent.

9.2            Mergers, Etc. No Borrower shall take any action (a) to merge or consolidate with or into any Person, unless a Borrower is the surviving entity, or (b) that will dissolve or terminate such Borrower (other than liquidation into a Borrower).

9.3            Negative Pledge. No Borrower shall create, permit or suffer to exist any Lien (whether based on common law, statute, other law or contract and whether junior or equal or superior in priority to the Liens created by the Loan Documents) upon the Collateral, other than Permitted Liens.

9.4            Admission of Investors.

(a)            Transfers or Withdrawals by Investors. The Borrowers shall not permit the transfer or withdrawal by Investors (individually or in the aggregate) of more than ten percent (10%) of the aggregate Capital Commitments (other than upon expiration of such Capital Commitments at scheduled maturity as provided in the Subscription Documents) without obtaining the written consent of Administrative Agent.

(b)            Admission of Investors; Sanctions Compliance. The Borrowers shall not permit (i) the admission of an Investor in any Borrower or (ii) the transfer of any Investor’s interest in any Borrower, in each case to a Person which, to any Borrower’s actual knowledge, is a Sanctioned Person.

9.5            Constituent Documents. No Borrower shall alter, amend, modify, terminate, or change any provision of its Constituent Documents, any Subscription Agreement or any Side Letter or enter any new Side Letter (each, a “Proposed Amendment”) if such Proposed Amendment would (a) remove or modify (or affect in a similar manner) the Debt Limitations, (b) affect such Borrower’s or any Investor’s debts, duties, obligations, and liabilities, or the rights, titles, security interests, Liens, powers and privileges of such Person (as applicable), in each case, relating to any Capital Calls, Capital Contributions, Capital Commitments, Pending Capital Calls, Uncalled Capital Commitments that constitutes Collateral, or any other Collateral or any time period applicable thereto; (c) suspend, reduce or terminate any Investor’s Uncalled Capital Commitments or obligation to fund Capital Calls that constitute Collateral; or (d) otherwise have a material adverse effect on the rights, titles, first priority security interests and Liens, and powers and privileges of the Lenders hereunder (each, a “Material Amendment”). With respect to any Proposed Amendment by a Borrower (other than with respect to any Side Letter), such Borrower shall notify Administrative Agent of such proposal. Administrative Agent shall within five (5) Business Days of such notification inform Borrowers whether or not such Proposed Amendment would constitute a Material Amendment. In the event that any Proposed Amendment is a Material Amendment, the approval of all Lenders shall be required. Proposed Amendments that are not Material Amendments do not require Administrative Agent or Lender consent. Copies of all executed amendments and new Side Letters will be promptly provided to Administrative Agent. For the avoidance of doubt, any Investor’s transfer of Shares (as opposed to its Capital Commitment) in accordance with the relevant Subscription Agreement shall not be considered a Material Amendment.

Notwithstanding anything to the contrary in the preceding paragraph, to the extent any amendment is being made to the Operative Documents of GBDC 4 pursuant to a review by GBDC 4’s board of directors pursuant to the Investment Company Act, and it is impractical for GBDC 4 to obtain Administrative Agent’s and Lenders’ prior review and/or approval of such amendment pursuant to the preceding paragraph, GBDC 4 may consummate such amendment without such prior review or consent; provided, however, that (i) such amendment is not a Material Amendment, and (ii) GBDC 4 shall promptly (but in any event within five (5) Business Days after the effectiveness of such amendment) provide a copy of the executed amendment to Administrative Agent for Administrative Agent to determine in its reasonable discretion whether such proposed amendment constitutes a Material Amendment.

9.6            Status of BDC. GBDC 4 shall at all times maintain its status as a “business development company” under the Investment Company Act.

9.7            Certain Restrictions on Subsidiaries. The Borrowers will not permit any of their Subsidiaries to enter into or suffer to exist any indenture, agreement, instrument or other arrangement (other than the Loan Documents) that prohibits or restrains, in each case in any material respect, or imposes materially adverse conditions upon, the incurrence or payment of Indebtedness, the granting of Liens on the Collateral, the declaration or payment of dividends, the making of loans, advances, or guarantees or the sale, assignment, transfer or other disposition of property; provided that the foregoing shall not apply to (i) indentures, agreements, instruments or other arrangements pertaining to Permitted Indebtedness, including Indebtedness incurred by Special Purpose Entities (provided that such restrictions would not adversely affect the exercise of rights or remedies of the Lenders hereunder or under any other Loan Document or restrict any Subsidiary in any manner from performing its obligations under the Loan Documents) and (ii) indentures, agreements, instruments or other arrangements pertaining to any lease, sale or other disposition of any asset or Lien permitted by this Credit Agreement on such asset so long as the applicable restrictions only apply to such assets.

9.8            Alternative Investment Vehicles. The Borrowers shall not (a) transfer the Uncalled Capital Commitment of any Investor to any Alternative Investment Vehicle or similar vehicle; or (b) cause Capital Contributions to be made or directed to an Alternative Investment Vehicle or similar vehicle, in each case, unless such Alternative Investment Vehicle or similar vehicle has joined the Credit Facility as an Additional Borrower in accordance with the terms hereof. The Borrowers shall not cause Capital Contributions to be made to any Affiliate of a Borrower that is not a Borrower hereunder or directly to any Asset.

9.9            Limitation on Indebtedness. Borrowers shall not incur Indebtedness, or permit any Special Purpose Entity to do so (to the extent such Indebtedness of such Special Purpose Entity is recourse to a Borrower), other than the Indebtedness pursuant to (a) Permitted Indebtedness, (b) with respect to GBDC 4, the Investment Company Act and (c) Indebtedness owing to the Administrator and its Affiliates that is subordinated to the Obligations in a manner reasonably satisfactory to Administrative Agent, provided, that, prior to the incurrence of such Indebtedness in an amount greater than $200,000,000 in the aggregate under this clause (c), the Borrowers will provide to Administrative Agent the proposed aggregate amount of such Indebtedness and Administrative Agent shall have provided prior written consent to such subordinated Indebtedness.

9.10            Capital Commitments. No Borrower shall relieve, excuse, delay, postpone, compromise or abate any Investor from the making of any Capital Contribution pursuant to a Capital Call by the applicable Borrower, provided that the Borrowers may excuse any Investor from funding a Capital Call with respect to which an Investor Exclusion Event applies.

9.11            Capital Calls. Except as set forth in the Constituent Documents and the Side Letters, no Borrower shall make any contractual agreement which shall restrict, limit, penalize or control its ability to make Capital Calls or the timing thereof.

9.12            ERISA Compliance. No Borrower shall fail to satisfy an exception under the Plan Asset Regulation which failure causes the assets of such Borrower to be deemed Plan Assets. No Borrower shall take any action, or omit to take any action, which would give rise to a non-exempt prohibited transaction under Section 4975(c)(1)(A) - (D) of the Internal Revenue Code or Section 406(a) of ERISA that would subject Administrative Agent or the Lenders to any tax, penalty, damages or any other claim or relief under the Internal Revenue Code or ERISA with respect to transactions contemplated by this Credit Agreement and the other Loan Documents. The covenant in the immediately preceding sentence is being given on the assumption that no portion of a Borrowing shall be funded with Plan Assets, unless the applicable Lender relied on an applicable prohibited transaction exemption, all of the conditions of which are satisfied. No Borrower, or any member of any Borrower’s Controlled Group shall establish, maintain or have any obligation to contribute to any Plan, except as could not reasonably be expected to result in a Material Adverse Effect.

9.13            Limitations on Distributions. No Borrower shall make, pay or declare any Distribution (as defined below) at any time that Principal Obligations are outstanding and either (i) an Event of Default or Potential Default under Section 10.1(a) or (i) has occurred and is continuing, (ii) the Borrowers fail to be in compliance with the financial covenant contained in Section 9.25 either immediately before or after giving effect to such Distribution or (iii) a mandatory prepayment has been triggered pursuant to Section 3.4(b) that is unpaid; provided, however, that notwithstanding the foregoing restrictions, GBDC 4 may make Permitted RIC Distributions and GBDC 4 F may make Distributions to GBDC 4. “Distribution” means any distributions (whether or not in cash, but other than common stock) on account of any equity interest in any Borrower, including as a dividend or other distribution.

9.14            Limitation on Withdrawals from Collateral Accounts. Without the prior written consent of Administrative Agent, no Borrower shall withdraw or transfer funds from the Collateral Accounts if it has actual knowledge that an Event of Default has occurred and is continuing at a time when Principal Obligations are outstanding or a mandatory prepayment has been triggered pursuant to Section 3.4(b) that is unpaid (other than the withdrawal of Excluded Amounts and amounts applied to the payment of Obligations). No Borrower shall make or cause the making of any withdrawal or transfer of funds from any Asset Account at a time when such Borrower has not provided a Borrowing Base Certificate or Investment Report required by Section 8.1(n), unless such Borrower provides Administrative Agent with advance written notice of such withdrawal or transfer.

9.15            Transactions with Affiliates. No Borrower shall sell, lease or otherwise transfer any of its property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates (other than GBDC 4 or Affiliates that are wholly owned, directly or indirectly, by GBDC 4 (each such transaction, a “GBDC 4 Affiliate Transaction”)), except (a) transactions in the ordinary course of business (including the sale, contribution and repurchase of Assets to and from Special Purpose Entities) at prices and on terms and conditions not less favorable to such Borrower than could be obtained in an arm’s length transaction with a non-affiliated Person so long as after giving effect thereto, the Principal Obligations will not exceed the Available Commitment and (b) operations in accordance with the Investment Advisory Agreement and the Administration Agreement; provided, that, in connection with each of the transactions with Affiliates (other than a GBDC 4 Affiliate Transaction) permitted in accordance with this Section 9.15 the Borrowers will provide the Administrative Agent with advance written notice of each such transaction.

9.16            Investment Company. Other than GBDC 4, which is an “investment company” that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act, no Borrower shall become required to be registered as an “investment company” as defined in the Investment Company Act.

9.17            Deemed Capital Contributions. The applicable Borrowers shall not reinvest current cash flow received by them from Assets and/or net proceeds from Asset dispositions if (a) it has actual knowledge that an Event of Default has occurred and is continuing or (b) such reinvestment would reduce the Unfunded Capital Commitment of any Investor and thereby trigger a mandatory prepayment under Section 3.4(b), including by causing the Principal Obligations to exceed the Available Commitment, unless with respect to this clause (b), prior to such reinvestment, Borrowers shall first make any resulting prepayment required under Section 3.4(b).

9.18            Transactions with Lenders or Affiliates. Unless disclosed to Administrative Agent in the applicable Request for Borrowing and approved by Administrative Agent and any applicable Lender in their sole but reasonable discretion, Borrowers shall not cause or permit the funds received from any Lender hereunder to be used to acquire an asset from, or otherwise used for the benefit of, or transferred to, any Lender’s “affiliate” as such term is defined in Regulation W, 12 C.F.R. Part 223.

9.19            Investor Liens. No Borrower will consent to any Investor creating, permitting or suffering to exist any Lien on such Investor’s partnership interest in a Borrower; provided that, for the avoidance of doubt, this Section 9.19 shall not prohibit the Borrowers from consenting to transfer of Shares in accordance with the Subscription Agreements.

9.20            Limitation on Assets. No Borrower will acquire Assets other than in compliance with its Operative Documents. No Borrower will: (i) commit to sell, assign, transfer or otherwise dispose of, (ii) sell, assign, transfer or otherwise dispose of, or (iii) designate in writing that an Asset is no longer an Eligible Asset, unless, in each of the foregoing cases, the Principal Obligations do not exceed the Available Commitment after giving effect thereto (including application of the proceeds of any such sale, assignment, transfer or other disposition) or sufficient replacement Collateral that satisfies the definition of Eligible Asset is pledged to Administrative Agent as determined in the sole discretion of Administrative Agent exercised in its commercially reasonable judgment.

9.21            Margin Stock. No part of the proceeds of any Loan will be used by any Borrower for any purpose that entails a violation of any of the Regulations of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U and Regulation X.

9.22            Sanctions and other Anti-Terrorism Laws. No Covered Entity will (a) become a Sanctioned Person or allow its employees, officers, directors, affiliates, consultants, brokers, and agents acting on its behalf in connection with this Credit Agreement to become a Sanctioned Person; (b) directly, or indirectly through a third party, engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction, including any use of the proceeds of the Facilities to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Person or Sanctioned Jurisdiction; (c) repay the Facilities with funds derived from any unlawful activity; (d) permit any Collateral to become Embargoed Property; (e) engage in any transactions or other dealings with any Sanctioned Person or Sanctioned Jurisdiction prohibited by any Laws of the United States or other applicable jurisdictions relating to economic sanctions and any Anti-Terrorism Laws; or (f) cause any Lender, Administrative Agent or Collateral Agent to violate any sanctions administered by OFAC.

9.23            Anti-Corruption Laws. Directly or indirectly use the Loans or any proceeds thereof for any purpose which would breach any Anti-Corruption Laws in any jurisdiction in which any Covered Entity conducts business.

9.24            No Cancellations, Withdrawals or Reductions of Capital Commitments. Without Administrative Agent’s prior written consent, no applicable Borrower shall cancel, withdraw or reduce any Investor’s Capital Commitment, or permit any Investor to cancel, withdraw or reduce such Investor’s Capital Commitment, for any reason, but not including any cancellation, withdrawal or reduction effected by means of a transfer of such Investor’s interest pursuant to Section 7(o)(ii)(vii) of the form Subscription Agreement.

9.25            Net Asset Value. The Borrowers shall not permit, as of the last day of any fiscal quarter, the Fair Market Value of the aggregate Eligible Assets to be less than eighty-five percent (85%) of the aggregate Cost Basis of such Eligible Assets.

9.26            Debt Coverage Test. The Borrowers shall not permit, at any time, their “asset coverage” ratio for purposes of applicable laws and regulations applicable to GBDC 4’s status as a “business development company” under the Investment Company Act, to be less than the amount required to be maintained by GBDC 4 under such laws and regulations.

~~9.27 Minimum Uncalled Capital Coverage Requirement. As of any date, no Borrower shall permit the Principal Obligations outstanding to exceed the Minimum Uncalled Capital Coverage Requirement in effect on such date unless a mandatory prepayment is scheduled to be made pursuant to Section 3.4(b)(ii).~~

9.27         [Reserved].

Section 10.            EVENTS OF DEFAULT

10.1         Events of Default. An “Event of Default” shall exist if any one or more of the following events (collectively, “Events of Default”) shall occur:

(a)            the applicable Borrowers shall fail to pay when due (i) any Principal Obligations, including any failure to pay any amount required under Section 3.4(b); or (ii) any interest or any fee, expense, indemnity or other payment required under any Loan Document, and such failure under this clause (ii) shall continue for two (2) Business Days;

(b)            any representation or warranty contained in Section 7.22 or Section 7.23 is or becomes false or misleading at any time;

(c)            any other representation or warranty made or deemed made by or on behalf of the Borrowers in any Loan Document, or in any certificate or written statement furnished or made by the Borrowers to induce Administrative Agent and/or any Lender to enter into this Credit Agreement or any other Loan Documents, shall prove to be untrue or inaccurate in any material respect as of the date made;

(d)            default shall occur in the performance of: (i) any of the covenants or agreements contained herein (other than the covenants contained in Sections 3.4(b), 8.1, 8.3, 8.9, 8.18, 8.20 and Sections 9.1 through ~~9.27~~9.26) by the Borrowers; or (ii) the covenants or agreements of the Borrowers contained in any other Loan Documents executed by such Person, and in each case, if such default is susceptible to cure, such default shall continue uncured for thirty (30) days after the earlier of; (x) written notice thereof has been given by Administrative Agent to the Borrowers or (y) a Credit Party obtains knowledge thereof;

(e)            default shall occur in the performance of any of the covenants or agreements of any Borrower contained in any one of Section 8.3, Section 8.9, Section 8.18, Section 8.20 or Sections 9.1 through ~~9.27~~9.26;

(f)            default shall occur in the performance of any of the covenants or agreements of any Borrower contained in Section 8.1 and such default shall continue uncured for five (5) Business Days;

(g)            any of the Loan Documents executed by the Borrowers: (i) shall cease, in whole or in part, to be legal, valid, binding agreements enforceable against the Borrowers, as the case may be, in accordance with the terms thereof (except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law)); (ii) shall in any way be terminated or become or be declared ineffective or inoperative (except as enforceability may be limited by Debtor Relief Laws and general equitable principles (whether considered in a proceeding in equity or at law); or (iii) shall in any way whatsoever cease to give or provide the respective first priority Liens, security interest, rights, titles, interest, remedies, powers, or privileges intended to be created thereby;

(h)            default shall occur (i) with respect to the payment of any Indebtedness of the Borrowers or (ii) with respect to an amount equal to or in excess of $1,000,000, which shall become due before its stated maturity by acceleration of the maturity thereof or shall become due by its terms and in either case shall not be promptly paid or extended;

(i)            (A)  any Borrower shall: (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor, sequestrator, conservator, liquidator or similar official of itself or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing that it is unable to pay its debts as they become due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any Debtor Relief Laws; (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any partnership, limited liability company or corporate action for the purpose of effecting any of the foregoing; or (B) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of any Borrower or appointing a receiver, custodian, trustee, intervenor, sequestrator, conservator, liquidator or similar official of any Borrower or of all or substantially all of such Person’s assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days;

(j)            any final judgment(s) for the payment of money in excess of $50,000,000 in the aggregate shall be rendered against any Borrower alone or against one or more of the Borrowers and such judgment shall remain undischarged for a period of thirty (30) days unless (i) execution is effectively stayed, (ii) such judgment is covered by insurance, or (iii) a bond or cash collateral is posted with the court against such judgment (and any related Lien is removed);

(k)            [reserved];

(l)            either (i) two or more Investors having Capital Commitments aggregating ten percent (10%) or greater of the total Capital Commitments of Investors, or (ii) one Investor having Capital Commitments aggregating fifteen (15%) or greater of the total Capital Commitments of Investors, shall default in their obligation to fund any Capital Call when due and such failure shall not be cured within fifteen (15) Business Days (without regard to any cure or notice periods in the Subscription Agreements);

(m)            the applicable Investment Adviser or any Investor that is an Affiliate thereof or of a Borrower (i) fails to fund any Capital Call when due and such failure shall not be cured within thirty (30) days (without regard to any cure or notice periods contained in the Subscription Agreements); or (ii) shall repudiate, challenge, or declare unenforceable its Capital Commitment or its obligation to make Capital Contributions pursuant to a Capital Call;

(n)            [reserved];

(o)            any Investment Advisory Agreement shall cease to be in full force and effect or any Investment Adviser resigns or is removed from said role and a similarly situated and experienced successor Investment Adviser acceptable to 100% of the Lenders in their sole discretion (it being understood that any Affiliate of the applicable Investment Adviser shall be acceptable to the Lenders) is not appointed within ten (10) days; and

(p)            the Administration Agreement shall cease to be in full force and effect or the Administrator resigns or is removed from said role and a similarly situated and experienced successor Administrator acceptable to 100% of the Lenders in their sole discretion (it being understood that any Affiliate of the Administrator shall be acceptable to the Lenders) is not appointed within ten (10) days.

10.2          Remedies Upon Event of Default. (a)  If an Event of Default shall have occurred and be continuing, then Administrative Agent may (and shall at the direction of the Required Lenders): (i) suspend the Commitments with respect to such Borrowers; (ii) terminate the Commitments with respect to such Borrowers hereunder and declare the occurrence of the Maturity Date; (iii) declare the principal of, and all interest then accrued on, the applicable Obligations of such Borrowers to be forthwith due and payable, whereupon the same shall forthwith become due and payable without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind (other than notice of such declaration) all of which the Borrowers hereby expressly waive, anything contained herein or in any other Loan Document to the contrary notwithstanding; (iv) exercise any right, privilege, or power set forth in Section 5 or this Section 10.2 (except, in the case of clauses (i), (iii), (iv), (v), (vii) and (ix) of the first sentence of Section 10.2(b), during the Standstill Period) or in the other Loan Documents with respect to such Borrowers; (v) suspend the obligation of the Lenders to make Loans, and (vi) without notice of default or demand, pursue and enforce any of Administrative Agent’s or the Lenders’ rights and remedies under the Loan Documents, or otherwise provided under or pursuant to any Applicable Law or agreement; provided that if any Event of Default specified in Section 10.1(i) shall occur, the Commitments hereunder shall automatically terminate, the principal of, and all interest on, the Obligations shall thereupon become due and payable concurrently therewith, without any further action by Administrative Agent or the Lenders, and without presentment, demand, protest, notice of default, notice of acceleration, or of intention to accelerate or other notice of any kind, all of which the Borrowers hereby expressly waive.

(a)            Actions with Respect to the Collateral. Administrative Agent, for the benefit of each Required Lender, is hereby authorized by the Borrowers, at any time or from time to time during the existence of an Event of Default (and shall upon the direction of the Lenders do each of the following) to: (i) initiate one or more Capital Calls in order to pay the Obligations then due and owing and enforce the obligations of the Investors to make Capital Contributions, (ii) take or bring in any Borrower’s name, or that of the Lenders, all steps, actions, suits, or proceedings deemed by Administrative Agent necessary or desirable to effect possession or collection of payments of the Collateral, (iii) complete any contract or agreement of any Borrower in any way related to payment of any of the Capital Commitments, (iv) make allowances or adjustments related to the Capital Commitments of the Investors, or, following acceleration of the Obligations by Administrative Agent, with respect to any Eligible Asset, including under any Investment Document, (v) compromise any claims related to the Capital Commitments of the Investors, or, following acceleration of the Obligations by Administrative Agent, Eligible Assets, (vi) following acceleration of the Obligations by Administrative Agent, notify Investment Obligors of any Borrower to make all payments with respect to their obligations under any Asset directly to Administrative Agent or to an account other than the Asset Account, (vii) exercise any other right, privilege, power, or remedy provided to any Borrower under its respective Constituent Documents and the Subscription Agreements with respect to the Investors, (viii) provide instruction and direction to the Account Bank as to the application of monies in the Collateral Accounts (including taking exclusive control thereof), and apply such monies to the payment of the Obligations, (ix) notify any or all Investors to make all payments due or to become due in connection with Capital Calls directly to Administrative Agent, (x) sell the Collateral or any part thereof, upon giving at least ten (10) days’ prior written notice to Borrowers of the time and place of sale (which notice each Borrower and Administrative Agent agree is commercially reasonable), for cash or upon credit or for future delivery, and the Borrowers hereby waive all rights, if any, of marshalling the Collateral and any other security for the Obligations, and at the option and in the complete discretion of Administrative Agent, either at public sale or at private sale, in which event such notice shall also contain the terms of the proposed sale, and the Borrowers shall have until the time of such proposed sale in which to redeem the Collateral or to procure a purchaser willing, ready and able to purchase the Collateral on terms more favorable to the Borrowers and the Lenders, and if such a purchaser is so procured, then Administrative Agent shall sell the Collateral to the purchaser so procured, (xi) bid for and to acquire, unless prohibited by Applicable Law, free from any redemption right, the Collateral, or any part thereof, and, in lieu of paying cash therefor, Administrative Agent may make settlement for the selling price by crediting the net selling price, if any, after deducting all costs and expenses of every kind, upon the outstanding principal amount of the Obligations, in such order and manner as Administrative Agent, in its discretion, may deem advisable, and (xii) exercise all rights, remedies and recourse granted in the Loan Documents and any other instruments executed to provide security for or in connection with the payment and performance of the Obligations or existing at common law or equity (including those granted by the UCC) and such rights and remedies in clauses (i) through (xii) above: (A) shall be cumulative and concurrent; (B) may be pursued separately, successively or concurrently against any or all Borrowers and any other party obligated under the Obligations, or against the Collateral, or any of such Collateral, or any other security for the Obligations, or any of them, at the sole discretion of Administrative Agent; (C) may be exercised as often as occasion therefor shall arise, it being agreed by the Borrowers that the exercise or failure to exercise any of the same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; and (D) are intended to be and shall be, non-exclusive. Regardless of any provision hereof, in the absence of bad faith, gross negligence or willful misconduct by Administrative Agent or the Lenders, neither Administrative Agent nor the Lenders shall be liable for failure to collect or for failure to exercise diligence in the collection, possession, or any transaction concerning, all or part of the Capital Calls or the Capital Commitment or sums due or paid thereon, nor shall it be under any obligation whatsoever to anyone by virtue of Liens relating to the Collateral, subject to the Internal Revenue Code. Administrative Agent shall give Borrowers notice of actions taken pursuant to this Section 10.2(b) promptly after the taking of such action, but its failure to give such notice shall not affect the validity of such action, nor shall such failure give rise to defenses to any Borrower’s obligations hereunder.

Notwithstanding anything contained in this Credit Agreement to the contrary, except with respect to an Event of Default occurring pursuant to Section 10.1(i), clauses (i), (iii), (iv), (v), (vi) and (viii) of the first sentence above in this Section 10.2(b) shall not be exercised by Administrative Agent until the date that is ten (10) Business Days after the date Administrative Agent has made a written request of the applicable Borrower to issue a Capital Call to the Investors in an amount sufficient to repay the Obligations or to cure the applicable Event of Default (provided that such ten (10) Business Day period shall only apply if the applicable Borrower shall have provided Administrative Agent with adequate evidence that such Borrower has issued such a Capital Call within two (2) Business Days after such request by Administrative Agent and shall not apply if an Event of Default has occurred under Section 10.1(i)) (such period, the “Standstill Period”); provided that, the Administrative Agent agrees not to initiate one or more Capital Calls during such Standstill Period but nothing in this proviso shall otherwise affect or limit the rights of the Administrative Agent hereunder.

(b)            Additional Action by Administrative Agent. Administrative Agent is hereby authorized and empowered, during the continuance of an Event of Default, on behalf of any Borrower (and shall upon the direction of the Required Lenders do each of the following), to endorse the name of any Borrower upon any check, draft, instrument, receipt, instruction, or other document or items, including, but not limited to, all items evidencing payment upon a Capital Contribution to any Borrower coming into Administrative Agent’s possession, and to receive and apply the proceeds therefrom in accordance with the terms hereof. During the continuance of an Event of Default, Administrative Agent, on behalf of the Lenders, is hereby granted an irrevocable power of attorney, which is coupled with an interest and granted as security for the obligations of the Borrowers herein and in the other Loan Documents, to (i) carry out all actions and exercise all rights referred to in Section 10.2(b) hereof (except, in the case of clauses (i), (iii), (iv), (v), (vi) and (viii) of the first sentence of Section 10.2(b), during the Standstill Period); and (ii) execute all checks, drafts, receipts, instruments, instructions, or other documents, agreements, or items on behalf of any Borrower, either before or after demand of payment of the Obligations, as shall be deemed by Administrative Agent to be necessary or advisable, in the sole discretion of Administrative Agent, to protect the first priority Liens in the Collateral or the repayment of the Obligations, and neither Administrative Agent nor the Lenders, in the absence of bad faith, gross negligence and willful misconduct, shall incur any liability in connection with or arising from its exercise of such power of attorney.

(c)            Actions with Respect to Eligible Assets. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent (i) may realize upon and foreclose on any Asset pledged by a Borrower as Collateral in accordance with the terms of this Credit Agreement and (ii) to the extent an Asset is able to be sold through commercially reasonable efforts, may direct the applicable Borrower to promptly (but in any event with a trade date within fifteen (15) Business Days) sell such Asset to a purchaser on commercially reasonable terms as determined by the Borrowers, and either direct the net cash proceeds relating thereto to be paid into such Borrower’s Asset Account or within two (2) Business Days distribute such proceeds to Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, the Borrowers shall, within one (1) Business Day, instruct any applicable custodian (or any other Person providing similar services to the Borrowers in respect of the Assets) to follow Administrative Agent’s direction for purposes of giving effect to the remedies contemplated in this Section 10.2(d). The Borrowers hereby agree that they shall not rescind or otherwise amend such direction notice without the prior written consent of Administrative Agent exercised in its good faith sole discretion until such time as any Event of Default is no longer continuing.

The Borrowers shall cooperate and do all things that Administrative Agent considers to be reasonably required to give full effect to this Section 10.2(d) and to enable Administrative Agent to obtain the intended benefits of the Loan Documents. Administrative Agent, in the absence of gross negligence or willful misconduct, shall not be liable for any loss, cost, expense or damage in connection with, or arising in connection with, or arising from, the exercise of this Section 10.2(d). For the avoidance of doubt, the rights and remedies set forth in this Section 10.2(d) are in addition to, and in no way limit, any and all rights and remedies that Administrative Agent has pursuant to the Loan Documents, under the UCC or otherwise in equity or at law. The Borrowers are not aware of any other material authorizations, approvals or consents that are, or would be, required as of the Closing Date or as of any date following the occurrence and during the continuation of an Event of Default, which if not obtained, would prohibit or otherwise materially limit the ability of Administrative Agent to exercise the rights and remedies set forth in this Section 10.2(d), other than customary loan agreement requirements for consents to assignment by the applicable obligor and administrative agent, which consents may not be unreasonably withheld (subject to customary and market restrictions on assignment to non-bank lenders).

10.3            Lender Offset. If an Event of Default shall have occurred and be continuing, Administrative Agent is hereby authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of a Borrower against any and all of the obligations of such Borrower now or hereafter existing under the Loan Documents; provided, that in the event that any Defaulting Lender or any of its Affiliates shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of this Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate thereof from its other funds and deemed held in trust for the benefit of Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender or Affiliate thereof as to which it exercised such right of setoff.

10.4            Good Faith Duty to Cooperate. In the event Administrative Agent or Lenders elect to commence the exercise of remedies pursuant to Section 10 as a result of the occurrence and continuance of any Event of Default, the Borrowers agree to cooperate in good faith with Administrative Agent to enable Administrative Agent to issue Capital Calls and enforce the payment thereof by the Investors, subject to the limitations of Section 10.2, including but not limited to providing the then current contact information for each Investor within three (3) Business Days of request.

Section 11.            MISCELLANEOUS

11.1            Modifications, Amendments or Waivers. With the written consent of the Required Lenders, Administrative Agent, acting on behalf of all the Lenders, and the Borrowers, may from time to time enter into written agreements amending or changing any provision of this Credit Agreement or any other Loan Document or the rights of the Lenders or the Borrowers hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Borrowers; provided, that no such agreement, waiver or consent may be made which will:

(a)            Increase of Commitment. Increase the amount of the Commitment of any Lender hereunder without the consent of such Lender;

(b)            Extension of Payment; Reduction of Principal, Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend the Stated Maturity Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Facility Fee or any other fee payable to any Lender, or reduce the principal amount of or the stated rate of interest borne by any Loan (other than as a result of waiving the applicability of any post-default increase in interest rates) or reduce the stated rate of the Facility Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby (provided that any amendment or modification of defined terms used in the financial covenants of this Credit Agreement shall not constitute a reduction in the stated rate of interest or fees for purposes of this clause (b));

(c)            Release of Collateral. Release of the Collateral without the consent of all Lenders (other than Defaulting Lenders); or

(d)            Miscellaneous. Amend Section 2.3(d), Section 3.3, Section 12.3, or this Section 11.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders;

provided that (i) no agreement, waiver or consent which would modify the interests, rights or obligations of Administrative Agent may be made without the written consent of Administrative Agent, and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding any provision herein to the contrary, this Credit Agreement may be amended to extend the Stated Maturity Date with respect to the Commitments of Lenders under the Credit Facility that agree to such extension with the written consent of each such approving Lender, Administrative Agent and the Borrowers (and no other Lender) and, in connection therewith, to provide for different rates of interest and fees under the Credit Facility with respect to the portion of the Commitments with a Stated Maturity Date so extended; provided that any such proposed extension of the Stated Maturity Date shall have been offered to each Lender, and if the consents of such Lenders exceed the portion of Commitments the Borrowers wish to extend, such consents shall be accepted on a pro rata basis among the applicable consenting Lenders.

In addition, notwithstanding the foregoing, (a) with the consent of the Borrowers, Administrative Agent may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole), and (b) without the consent of any Lender or the Borrowers, within a reasonable time after (i) the effective date of any increase or addition to, extension of or decrease from, the Maximum Commitment, or (ii) any assignment by any Lender of some or all of its Commitment, Administrative Agent shall, and is hereby authorized to, revise Schedule II to reflect such change, whereupon such revised Schedule II shall replace the old Schedule II and become part of this Credit Agreement.

11.2         Waiver. No failure to exercise, and no delay in exercising, on the part of Administrative Agent or the Lenders, any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other further exercise thereof or the exercise of any other right or power. The rights and remedies of Administrative Agent and the Lenders under the Loan Documents shall be in addition to all other rights provided by law. No modification or waiver of any provision of any of the other Loan Documents, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved.

11.3         Payment of Expenses; Indemnity.

(a)            Cost and Expenses. Borrowers shall pay (i) all reasonable and documented out of pocket expenses incurred by Administrative Agent (including but not limited to the reasonable and documented fees, charges and disbursements, and due diligence expenses of outside counsel for Administrative Agent), lien searches, and any other customary fees and expenses, in connection with the preparation, negotiation, execution, delivery and administration of the Loan Documents and any amendments, modifications, addition of Investors, amendments to any Constituent Document, joinder, or waivers of the provisions hereof or thereof (whether or not the transactions contemplated shall be consummated), and (ii) all reasonable and documented out of pocket expenses incurred by Administrative Agent or any Lender (including the reasonable and documented fees, charges and disbursements of any one counsel, plus local counsel, for Administrative Agent and one counsel for all other Lenders) in connection with the enforcement or protection of its rights (A) in connection with the Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or related negotiations.

(b)            Indemnification by Borrowers. Borrowers shall indemnify Administrative Agent and the Lenders and each Related Party of Administrative Agent or any Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims, damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee) (collectively, the “Indemnified Liabilities”), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including Borrowers), arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Credit Facility), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (iv) any claim, investigation, litigation or other proceeding and the prosecution and defense thereof, arising out of or in any way connected with the Loans, any Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including, reasonable and documented attorneys’ fees; provided that, Borrowers shall not be required to indemnify any Indemnitee pursuant to this Section 11.3(b) to the extent such Indemnified Liabilities result from any such Indemnitee’s gross negligence, bad faith, or willful misconduct or material breach by a Lender of its obligations hereunder, in each case as finally determined by a non-appealable judgment of a court of competent jurisdiction. This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)            Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, the Loan Documents or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with the Loan Documents or the transactions contemplated hereby or thereby.

(d)            Payments. All amounts due under this Section shall be payable by the Required Payment Time.

(e)            Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and the Commitments and payment of the Obligations hereunder.

11.4         Notice.

(a)            Notices Generally. Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing (except where telephonic instructions or notices are expressly authorized herein to be given).

If to a Borrower:

At the addressed specified with respect thereto on Schedule I hereto.

If to Administrative Agent:

PNC Bank, National Association
300 Fifth Avenue, 11th Floor
Pittsburgh, Pennsylvania 15222
Attention: Brian Stanley
Telephone: (412) 768-2001
Fax: (844) 679-0703
Email: brian.stanley@pnc.com; abfadmin@pnc.com

With copies to (which shall not constitute notice hereunder):

Cadwalader, Wickersham & Taft LLP
650 Tyron Street
Charlotte, North Carolina 28202
Attention: Trent Lindsay
Telephone: (704) 348-5142
Email: trent.lindsay@cwt.com

If to any Lender, at the address specified for it on Schedule II hereto.

Any party hereto may change its address for purposes of this Credit Agreement by giving notice of such change to the other parties pursuant to this Section 11.4.

(b)            Electronic Communication. Notices and other communications to Administrative Agent and Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent and Lenders. Any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications.

11.5         Governing Law. This Credit Agreement and any other Loan Document, and any claim, controversy or dispute arising under or related to or in connection therewith, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties will be governed by the laws of the State of New York without regard to any conflicts of law principles other than Section 5-1401 of the New York General Obligations Law.

11.6         Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. Any suit, action or proceeding against any Borrower with respect to the Loan Documents or any judgment entered by any court in respect thereof, may be brought in the courts of the State of New York, or in the United States Courts located in the Borough of Manhattan in New York City, pursuant to Section 5-1402 of the New York General Obligations Law, as Administrative Agent in its sole discretion may elect and each Borrower hereby submits to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. Each Borrower hereby irrevocably consents to the service of process in any suit, action or proceeding in said court by the mailing thereof by Administrative Agent by registered or certified mail, postage prepaid, to such Borrower’s address set forth in Section 11.4. Each Borrower hereby irrevocably waives any objections which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to the Loan Documents brought in the courts located in the State of New York, Borough of Manhattan in New York City, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THE LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.

11.7         Invalid Provisions. If any provision of this Credit Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Credit Agreement, such provision shall be fully severable and this Credit Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Credit Agreement, and the remaining provisions of this Credit Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Credit Agreement, unless such continued effectiveness of this Credit Agreement, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein. If any provision of this Credit Agreement shall conflict with or be inconsistent with any provision of any of the other Loan Documents, then the terms, conditions and provisions of this Credit Agreement shall prevail.

11.8         Entirety. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements relating to the subject matter hereof.

11.9         Successors and Assigns; Participations.

(a)            Successors and Assigns Generally. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender.

(b)            Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, in each case, any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts. The aggregate amount of the Commitment or, if the applicable Commitment is not then in effect, the outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the assignment) shall not be less than $5,000,000 (or the entire remaining amount of the assigning Lender’s Commitment and/or Loans).

(ii)           Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loan or the Commitment assigned.

(iii)          Required Consents. No consent shall be required for any assignment except:

(A)            the consent of Borrowers (such consent not to be unreasonably withheld or delayed) unless an Event of Default has occurred and is continuing at the time of such assignment; and

(B)            the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed) if such assignment is to a Person that is not a Lender or an Affiliate of such Lender.

(iv)          Assignment Agreement. The parties to each assignment shall execute and deliver to Administrative Agent an assignment agreement reasonably acceptable to Administrative Agent, together with a processing and recordation fee of $3,500 for each assignment; provided that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v)          No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower, the Investment Adviser or any Borrower’s Subsidiaries or Affiliates, (B) a Competitor (unless an Event of Default has occurred and is continuing and the Standstill Period has expired), or (C) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (C).

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrowers and Administrative Agent, the applicable Pro Rata Share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Credit Agreement until such compliance occurs.

(viii)         Notice to Borrowers. Each assigning Lender shall notify Borrowers at least three (3) Business Days prior to any assignment of such Lender’s rights and obligations under this Credit Agreement.

(c)            Consequences of Assignment. Subject to acceptance and recording thereof by Administrative Agent pursuant to Section 11.9(d), from and after the effective date specified in the assignment agreement, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned thereby, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned thereby, be released from its obligations under this Credit Agreement (and, in the case of an assignment covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Article IV and Section 11.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.9(e).

(d)            Register. Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices, a copy of each assignment agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest or demonstrable error, and Borrowers, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)            Participations. Any Lender may at any time sell participations to any Person (other than a natural Person or Borrowers or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) so long as no Event of Default has occurred and is continuing and the Standstill Period has expired, the consent of the Borrowers shall be required, (ii) such Lender’s obligations under this Credit Agreement shall remain unchanged, (iii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iv) Borrowers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement and (v) so long as no Event of Default has occurred and is continuing and the Standstill Period has expired, such Participant is not a Competitor. Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.1 and 4.2 (subject to the requirements and limitations therein, including the requirements under Section 4.1(g) (it being understood that the documentation required under Section 4.1(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.9(b); provided that such Participant shall not be entitled to receive any greater payment under Section 4.1 or 4.2, with respect to any participation, than its participating Lender would have been entitled to receive in the absence of such participation, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation and would have applied in a similar manner to the participating Lender. To the extent permitted by Applicable Law, each Participant also shall be entitled to the benefits of Section 10.3 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest or demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)            Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

11.10        Treatment of Certain Information; Confidentiality. Each of Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below) and exercise the same degree of care that it exercises to maintain the confidentiality of its own proprietary information, but in any event not less than reasonable care, except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); provided that, in no event will the disclosure of Information to such Affiliates or Related Parties facilitate any activity that competes directly with the business activities of any Borrower or the Investment Adviser as such business activities have been disclosed to Administrative Agent as of the Closing Date; (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case Administrative Agent or such Lender, as the case may be, agrees to inform the Initial Borrowers promptly thereof and provide an opportunity to contest such disclosure, in each case to the extent not prohibited by applicable law); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case Administrative Agent or such Lender, as the case may be, agrees to inform the Initial Borrowers promptly thereof and provide an opportunity to contest such disclosure, in each case to the extent not prohibited by applicable law); (d) to any other Lender; (e) on a confidential basis, in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Credit Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section and with the consent of the applicable Borrower, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in (but not including a Competitor unless an Event of Default has occurred and is continuing and the Standstill Period has expired), any of its rights and obligations under this Credit Agreement, or (ii) any actual or prospective party (or its Related Parties) (but not including a Competitor unless an Event of Default has occurred and is continuing and the Standstill Period has expired), to any swap, derivative or other transaction under which payments are to be made by reference to the Borrowers and their obligations, this Credit Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or the Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facility; (h) with the consent of the Borrowers; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section by Administrative Agent, any Lender or any of their respective Affiliates or Related Parties, or (y) becomes available to Administrative Agent, any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Borrowers if Administrative Agent, such Lender or such Affiliate (as applicable) does not know that such source is prohibited from disclosing such Information. In addition, Administrative Agent, the Lenders, and any of their respective Related Parties, may (A) disclose the existence of this Credit Agreement and information about this Credit Agreement to market data collectors, similar service providers to the lending industry and service providers to Administrative Agent or the Lenders in connection with the administration of this Credit Agreement, the other Loan Documents, and the Commitments; and (B) use any information (not constituting Information subject to the foregoing confidentiality restrictions) related to the syndication and arrangement of the credit facilities contemplated by this Credit Agreement in connection with marketing, press releases, or other transactional announcements or updates provided to investor or trade publications, including the placement of “tombstone” advertisements in publications of its choice at its own expense.

Notwithstanding anything herein to the contrary, any party to this Credit Agreement (and any employee, representative, or other agent of any party to this Credit Agreement) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Credit Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable federal or state securities laws, rules, and regulations.

For purposes of this Section, “Information” means all information received from the Borrowers relating to (a) the Borrowers, (b) any of the Borrowers’ respective businesses, Subsidiaries or Assets or (c) the Investors.

11.11        All Powers Coupled with Interest. All powers of attorney and other authorizations granted to Administrative Agent and/or Lenders pursuant to any provisions of any Loan Document shall be deemed coupled with an interest and granted by way of security for the obligations owed therein and shall be irrevocable so long as any Obligations remain unpaid, the Commitments remain in effect or the Credit Facility has not been terminated.

11.12           Headings. Section headings are for convenience of reference only and shall in no way affect the interpretation of this Credit Agreement.

11.13            Survival. All representations and warranties made by the Borrowers herein shall survive the making of the Loans.

11.14            Full Recourse. The payment and performance of the Obligations shall be fully recourse to the applicable Borrowers and their properties and assets. The Principal Obligations shall not be recourse to the applicable Investment Adviser or Administrator, and the Lenders shall not have the right to pursue any claim or action against such Investment Adviser or Administrator, except for any claim or action for actual damages of Administrative Agent or the Lenders or specific performance as a result of any breach of a contractual obligation under a Loan Document, fraud, willful misrepresentation or willful misappropriation of proceeds from the Credit Facility in which event there shall be full recourse against such Investment Adviser or Administrator.

11.15            USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Borrowers in accordance with the USA PATRIOT Act. The Borrowers shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

11.16            Multiple Counterparts. This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Credit Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

11.17            Term of Agreement. This Credit Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Commitments have been terminated. No termination of this Credit Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Credit Agreement which survives such termination.

11.18            Conflicts. Borrowers acknowledge that Lenders and their Affiliates may be providing financing or other services to other companies in respect of which Borrowers or their Affiliates may have conflicting interests. Borrowers acknowledge that the Lenders and their Affiliates have no obligation to use in connection with the transactions contemplated herein, or to furnish to Borrowers, confidential information obtained from such other companies.

11.19            Borrower Liability. Each Borrower may, acting singly, request Loans hereunder. Each Borrower hereby appoints each other Borrower as agent for the other for all purposes hereunder, including with respect to requesting Loans hereunder. Each Borrower hereunder shall be jointly and severally obligated to repay all Loans made hereunder, regardless of which Borrower actually receives said Loans, as if each Borrower hereunder directly received all Loans. Each Borrower waives (a) any suretyship defenses available to it under the UCC or any other applicable law, and (b) any right to require Administrative Agent or any Lender to: (i) proceed against any Borrower or any other Person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy. Administrative Agent and/or any Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Credit Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including any law subrogating such Borrower to the rights of Administrative Agent and/or any Lender under this Credit Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by such Borrower with respect to the Obligations in connection with this Credit Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by such Borrower with respect to the Obligations in connection with this Credit Agreement or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 11.19 shall be null and void. If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Administrative Agent and such payment shall be promptly delivered to Administrative Agent, for the benefit of the Secured Parties, for application to the Obligations, whether matured or unmatured.

Section 12.            AGENCY PROVISIONS

12.1          Appointment and Authorization of Administrative Agent.

(a)            Authority. Each Lender (including any Person that is an assignee, participant, secured party or other transferee with respect to the interest of such Lender in any Principal Obligation or otherwise under this Credit Agreement) (collectively with such Lender, a “Lender Party”) hereby irrevocably appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent by the terms hereof and of the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Loan Documents, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, nor shall Administrative Agent have or been deemed to have any fiduciary relationship with any Lender Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Credit Agreement or any of the other Loan Documents or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The provisions of this Section 12 are solely for the benefit of Administrative Agent and the Lenders and none of the Borrowers, any Investor, or any Affiliate of the foregoing (each, a “Borrower Party”) shall have any rights as a third-party beneficiary of the provisions hereof (except for the provisions that explicitly relate to the Borrowers in Section 12.11).

(b)            Release of Collateral. Upon (i) termination of this Credit Agreement and the other Loan Documents, termination of the Commitments and payment in full of all of the Obligations, including all fees and indemnified costs and expenses that are then due and payable pursuant to the terms of the Loan Documents or (ii) approval by each of the Lenders pursuant to the terms of Section 11.1, the Lenders irrevocably authorize Administrative Agent, at Administrative Agent’s option and in its sole discretion, to release any security interest in or Lien on any Collateral granted to or held by Administrative Agent. Upon the request of Administrative Agent, the Lenders will confirm in writing Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.1(b).

12.2          Delegation of Duties. Administrative Agent may execute any of its duties hereunder or under the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of legal counsel, accountants, and other professionals selected by Administrative Agent concerning all matters pertaining to such duties. Administrative Agent shall not be responsible to any Lender for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care, nor shall it be liable for any action taken or suffered in good faith by it in accordance with the advice of such Persons. The exculpatory provisions of this Section 12 shall apply to any such sub-agent of Administrative Agent.

12.3          Exculpatory Provisions. Neither Administrative Agent nor any of its Affiliates, nor any of their respective officers, directors, employees, agents or attorneys-in-fact (each such person, an “Agent-Related Person”), shall be liable for any action taken or omitted to be taken by it under or in connection herewith or in connection with any of the other Loan Documents (except for its own gross negligence or willful misconduct) or be responsible in any manner to any Lender Party for any recitals, statements, representations or warranties made by any of Borrower Parties contained herein or in any of the other Loan Documents or in any certificate, report, document, financial statement or other written or oral statement referred to or provided for in, or received by Administrative Agent under or in connection herewith or in connection with the other Loan Documents, or enforceability or sufficiency therefor of any of the other Loan Documents, or for any failure of any Borrower Party to perform its obligations hereunder or thereunder. No Agent-Related Person shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Credit Agreement, or any of the other Loan Documents or for any representations, warranties, recitals or statements made herein or therein or made by any Borrower Party in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Agent-Related Person to the Lenders or by or on behalf of the Borrower Parties to the Agent-Related Person or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Potential Default or Event of Default or to inspect the properties, books or records of the Borrower Parties. Administrative Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders. Each Lender Party recognizes and agrees that Administrative Agent shall not be required to determine independently whether the conditions described in Section 6.2 have been satisfied and, when Administrative Agent disburses funds to a Borrower, it may rely fully upon statements contained in the relevant requests by a Borrower Party.

12.4            Reliance on Communications. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, email, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. Administrative Agent may deem and treat each Lender as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been received by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement or under any of the other Loan Documents unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Loan Documents in accordance with a request of the Required Lenders (or to the extent specifically required, all of the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).

12.5            Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Potential Default or Event of Default hereunder unless Administrative Agent has received notice from a Lender or a Borrower Party referring to the Loan Document, describing such Potential Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will notify the Lenders of its receipt of any such notice and shall take such action with respect to such Potential Default or Event of Default as shall be reasonably directed by the Required Lenders and as is permitted by the Loan Documents.

12.6            Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that no Agent-Related Person has made any representations or warranties to it and that no act by any Agent-Related Person hereafter taken, including any review of the affairs of any Borrower Party, shall be deemed to constitute any representation or warranty by the Agent-Related Person to any Lender. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of Borrower Parties and made its own decision to make its Loans hereunder and enter into this Credit Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Credit Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of Borrower Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of Borrower Parties which may come into the possession of any Agent-Related Person.

12.7            No Reliance on Administrative Agent’s Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law or any Anti-Corruption Law, including any programs involving any of the following items relating to or in connection with any of the Borrowers, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.

12.8            Indemnification. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify, upon demand, each Agent-Related Person (to the extent not reimbursed by a Borrower Party and without limiting the obligation of Borrower Parties to do so), ratably in accordance with the applicable Lender’s respective Pro Rata Share of the Commitments, and hold harmless each Agent-Related Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following payment in full of the Obligations) be imposed on, incurred by or asserted against it in its capacity as such in any way relating to or arising out of this Credit Agreement or the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by it under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Person’s gross negligence or willful misconduct, or related to another Lender; provided, further, that no action taken in accordance with the directions of the Required Lenders or all Lenders, as applicable, shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 12.8. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Credit Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower Parties. The agreements in this Section 12.8 shall survive the termination of the Commitments, payment of all of the Obligations under the Loan Documents or any documents contemplated by or referred to therein, as well as the resignation or replacement of Administrative Agent.

12.9            Administrative Agent in Its Individual Capacity. Administrative Agent (and any successor acting as Administrative Agent) and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any Borrower Party (or any of their Subsidiaries or Affiliates) as though Administrative Agent were not Administrative Agent or a Lender hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, Administrative Agent or its Affiliates may receive information regarding Borrower Parties or their Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them except as otherwise provided in this Credit Agreement. With respect to the Loans made and all obligations owing to it, Administrative Agent acting in its individual capacity shall have the same rights and powers under this Credit Agreement as any Lender and may exercise the same as though it were not Administrative Agent, and the terms “Lender” and “Lenders” shall include Administrative Agent in its individual capacity.

12.10            Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor, which shall be (i) a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and (ii) a Lender, absent Borrower consent to the appointment of a non-Lender successor, such consent not to be unreasonably withheld. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

12.11            Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Borrower Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)            to file and prove a claim for the whole amount of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Administrative Agent and the Lenders (including any claim for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and the Lenders and their respective agents and counsel and all other amounts due Administrative Agent and the Lenders hereunder) allowed in such judicial proceeding; and

(b)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and

(c)            any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lender, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent hereunder.

12.12       Erroneous Payments.

(a)            If Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient, a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)            Without limiting immediately preceding clause (a), each Lender, or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Administrative Agent (or any of its Affiliates), or (z) that such Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)            (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)            such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 12.12(b).

(c)            Each Lender hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender from any source, against any amount due to Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Credit Agreement.

(d)            In the event that an Erroneous Payment (or portion thereof) is not recovered by Administrative Agent for any reason, after demand therefor by Administrative Agent in accordance with immediately preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an assignment agreement (in such form that is reasonably acceptable to Administrative Agent) with respect to such Erroneous Payment Deficiency Assignment, and such Lender shall deliver any Notes evidencing such Loans to the Borrowers or Administrative Agent, (ii) Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Credit Agreement and its applicable Commitments which shall survive as to such assigning Lender, and (iv) Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Credit Agreement. In addition, each party hereto agrees that, except to the extent that Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether Administrative Agent may be equitably subrogated, Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers, except to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from the Borrowers for the purpose of making such Erroneous Payment.

(f)            To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including waiver of any defense based on “discharge for value” or any similar doctrine.

(g)            Each party’s obligations, agreements and waivers under this Section 12.12 shall survive the resignation or replacement of Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

12.13       Acknowledgment and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-In Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)            a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGES FOLLOW.

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.

BORROWERS:

GOLUB CAPITAL BDC 4, INC.,
a Maryland corporation, as an Initial Borrower,

By:
Name:
Title:

GOLUB CAPITAL BDC 4 FUNDING LLC,
a Delaware limited liability company, as an Initial Borrower,

By:
Name:
Title:

PNC – Golub BDC 4
Revolving Credit and Security Agreement

Acknowledged and agreed to with respect to Section 5.4 only:

INVESTMENT ADVISER:

GC ADVISORS LLC,
a Delaware limited liability company, as Investment Adviser

By:
Name:
Title:

PNC – Golub BDC 4
Revolving Credit and Security Agreement

ADMINISTRATIVE AGENT, COLLATERAL AGENT AND LENDER:

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent and a Lender,

By:
Name:
Title:

PNC – Golub BDC 4
Revolving Credit and Security Agreement

STRUCTURING AGENT:

PNC CAPITAL MARKETS LLC,
as Structuring Agent,

By:
Name:
Title:

PNC – Golub BDC 4
Revolving Credit and Security Agreement

SCHEDULE II

Lender Commitments

Lender	Commitment
PNC Bank, National Association	$	~~195,000,000~~300,000,000
Total	$	~~195,000,000~~300,000,000

PNC Bank, National Association
1600 Market Street
Philadelphia, PA 19103
Attention: Lawrence Beller
Telephone: (917) 670-0761
Email: lawrence.beller@pnc.com; abfadmin@pnc.com

Sch. II-1

SCHEDULE III

Eligible Assets as of the Closing Date

None.

Sch. III-1